Exhibit 2.1

PURCHASE AND SALE AGREEMENT
by and among
AZURE SUMMIT TECHNOLOGY, INC.,
a Delaware corporation,
and
CACI, INC. – FEDERAL,
a Delaware corporation

Dated: September 10, 2024

TABLE OF CONTENTS

EXHIBITS
Exhibit A    Intentionally Omitted
Exhibit B    Form of Seller Joinder Agreement
Exhibit C    Intentionally Omitted
Exhibit D    Intentionally Omitted
Exhibit E    Rules of Engagement for the Firm
Exhibit F    Form of Restrictive Covenants Agreement
Exhibit G    Intentionally Omitted
Exhibit H Accounting Principles

DISCLOSURE SCHEDULES

Schedule 2.3    Title to Interests
Schedule 2.4 No Conflicts (Seller)
Schedule 3.1 Organization
Schedule 3.3(a)    Capitalization
Schedule 3.3(b)    Company Stock
Schedule 3.3(c) Company Stockholders
Schedule 3.3(d) Stockholder Rights Agreements
Schedule 3.3(e) Company Option Holders
Schedule 3.3(f) Company Subsidiaries
Schedule 3.5    No Breach
Schedule 3.7 Compliance with Laws
Schedule 3.8    Title to Assets
Schedule 3.9 Condition of Personal Property
Schedule 3.10(a) Accounts Receivable
Schedule 3.10(b)    Accounts Payable
Schedule 3.11(a)    Intellectual Property: Registered IP and IP Licenses
Schedule 3.11(b)    Intellectual Property:
                              Title
Schedule 3.11(c)    Intellectual Property:
                              Infringement
Schedule 3.12(a)    Material Contracts
Schedule 3.12(b) Material Contract Breaches
Schedule 3.13    Litigation
Schedule 3.14    Financial Statements
Schedule 3.15    Liabilities
Schedule 3.16    Tax Matters
Schedule 3.17(a)    Benefit Plans
Schedule 3.17(g) Acceleration of Benefit Plans
Schedule 3.18      Insurance
Schedule 3.20(a) Owned Real Property
Schedule 3.20(b) Leased Premises
Schedule 3.22 Transactions with Certain Persons
Schedule 3.23(a)    Employees

Schedule 3.23(b)    Independent Contractors
Schedule 3.24(a) Labor Matters
Schedule 3.24(b) Compliance with Labor Laws
Schedule 3.24(c) Employee Classification
Schedule 3.24(d) Compensation
Schedule 3.25     Brokers
Schedule 3.26 Privacy and Security
Schedule 3.27(a)    Government Contracts
Schedule 3.27(b) Government Contracts’ Protests
Schedule 3.27(d)    Government Contracts’ Performance
 Schedule 3.27(e)    Government Contracts: Regulatory Compliance
Schedule 3.27(f)    Government Contracts: No Default
Schedule 3.27(h) Government Contracts: Assignments
Schedule 3.27(i) Government Contracts: Facility Clearances
Schedule 3.27(j) Government Contracts: OCI
Schedule 3.27(k) Government Contracts: Company IP
Schedule 3.27(m) Government Contracts: Set-Asides
Schedule 3.27(n) Government Contracts: Cyber
Schedule 3.28(a) Customers and Suppliers
Schedule 3.28(b) Customers and Suppliers; Termination
Schedule 3.29 Bank Accounts
Schedule 3.30 Events Subsequent

AGREEMENT SCHEDULES

Schedule 4.4     Brokers
Schedule 4.7     Foreign Interest

Schedule 5.2 Negative Covenant Exceptions
Schedule 5.7 No Inconsistent Action
Schedule 5.9(e) Further Actions and Effects
Schedule 5.10     Indemnification Agreements
Schedule 7.1(d) Payoff Indebtedness
Schedule 7.1(l) Termination and Release Agreement Exceptions
Schedule 10.2(h) Purchase Price Allocation Methodology
Schedule 25.1     Third Party
Schedule A Key Employees
Schedule B     Sample Indebtedness Calculation
Schedule NWC Net Working Capital
Schedule KP     Knowledge Persons

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of September 10, 2024 (the “Execution Date”), by and among CACI, Inc. – Federal, a Delaware corporation (the “Purchaser”) and Azure Summit Technology, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, as of the date hereof, the Persons set forth on Schedule 3.3(c) own all of the issued and outstanding Company Common Stock (such Persons, the “Seller Owners”);
WHEREAS, following the date hereof and prior to the Closing, and in compliance with Section 5.18, the Company shall cause the following actions to occur (collectively, the “Reorganization”):
(a)the Company will form a Delaware corporation (the “Seller”) as a wholly-owned subsidiary of the Company with 10,000,000 shares of authorized capital stock, consisting of 7,000,000 shares of Class A Voting Common Stock, par value $.001 per share, and 3,000,000 shares of Class B Non-Voting Common Stock, par value $.001 per share (the “Seller Class B Stock”);
(b)Seller will form a Delaware corporation (“Merger Sub”) as a wholly-owned subsidiary of the Seller, with authorized capital stock consisting of One Hundred (100) shares of common stock, par value $.001 per share;
(c)Merger Sub will merge with and into the Company pursuant to (i) a Certificate of Merger and an Agreement and Plan of Merger, and (ii) Section 251(g) of the Delaware General Corporation Law, with the Company surviving the merger as a wholly-owned subsidiary of the Seller (the “Pre-Closing Merger”);
(d)(i) each issued and outstanding share of Company Common Stock immediately prior to the Pre-Closing Merger shall be cancelled and extinguished and converted into the right for each Seller Owner to receive capital stock of the Seller having the same preferences, rights and limitations as the share of Company Common Stock so converted, (ii) each share of common stock of Merger Sub shall be converted into and shall become one validly issued and outstanding share (each, a “Share”, and collectively, the “Shares”) of Company Common Stock, (iii) each issued and outstanding Company Option shall be converted into an option exercisable for the same number of shares of Seller Class B Stock as would have been received if the security had been exercised into Company Common Stock immediately prior to consummation of the Pre-Closing Merger (each, a “Seller Option”), and the Seller shall have reserved for purposes of the exercise of such Seller Options, a number of shares of Seller Class B Stock equal to the number of shares of Company Common Stock that the Company had reserved for the exercise of Company Options; (iv) the 2010 Azure Summit Technology, Inc. Equity Incentive Plan and the Amended and Restated 2020 Azure Summit Technology, Inc. Equity Incentive Plan (collectively, the “Option Plan”) shall become a plan of the Seller and not of the Company; (v) the Seller shall become the sole owner of all of the issued and outstanding Shares; and (vi) the Seller may cause all Seller

Options that are outstanding and unvested as of immediately prior to the Closing to become fully vested as of immediately prior to the Closing;
(e)immediately after the Pre-Closing Merger, but prior to the Conversion, the Seller will file an IRS Form 8869 effective as of the date of the Pre-Closing Merger (on which Box 14 shall be checked to treat the election as described in Rev. Rul. 2008-18, 2008-1 C.B. 674) to make an election to treat the Company as a qualified subchapter S subsidiary of the Seller within the meaning of Section 1361(b)(3)(B) of the Code (the “QSub Election”);
(f)at least one day after the filing of the QSub Election and at least one day before the Closing Date, the Seller will convert the Company into a limited liability company under Delaware law such that the Company shall become a Delaware limited liability company prior to the Closing (the “Conversion”) and, as such, the Company shall be treated as a disregarded entity for federal Tax purposes at all times after the Conversion, with the Seller owning 100% of the limited liability company interests of the Company from the time of the Conversion until the Closing (the “Interests”); and
(g)for federal income tax purposes, the actions contemplated in the foregoing (a) – (f) are intended to qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code, and the Company’s status as an S corporation pursuant to Section 1362(a) of the Code shall not terminate and shall carry over to the Seller;
WHEREAS, promptly following the formation of the Seller, the Company will cause the Seller to become a party to this Agreement by entering into and delivering to the other parties hereto a joinder to this Agreement in the form attached hereto as Exhibit B (the “Seller Joinder Agreement”); and
WHEREAS, as of the Execution Date, each of the Key Employees set forth under the heading “Key Employees at Signing” on Schedule A has entered into Employment Arrangements with the Purchaser, in each case, to be effective as of the Closing.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.PURCHASE PRICE; CLOSING.
1.1Purchase and Sale of Interests; Payment of Closing Purchase Price. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, the Seller will sell, transfer, assign and convey to the Purchaser, and the Purchaser will purchase and accept from the Seller, all of the Interests. At the Closing, in full payment for the Interests, the Purchaser will pay:
(a)the amount of the Payoff Indebtedness, if any, to the Persons and in the amounts set forth in the Payoff Letters;

(b)the amount of the Paid At Closing Transaction Expenses, if any, to the Persons and in the amounts set forth in the Flow of Funds Memorandum;
(c)the Option Termination Payments, together with the employer portion of any applicable federal, state or local payroll Taxes or similar Taxes payable by the Company associated with such payments, to the Company (such Option Termination Payments to be paid by the Company to the Option Termination Payment recipients in the aggregate amounts set forth in the Estimated Closing Statement, no later than the second regularly scheduled payroll date following the Closing);
(d)the Escrow Amount to an escrow account (the “Escrow Account”) established by the Purchaser and the Seller with U.S. Bank (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement reasonably acceptable to the Purchaser and the Seller to be entered into by and among the Purchaser, the Seller and the Escrow Agent (the “Escrow Agreement”);
(e)the amount of (x) the Closing Bonus Payments and (y) the accrued bonuses in clause (x)(B) of the definition of “Indebtedness” (the “Accrued Bonuses”) to the Company, which the Company agrees to pay to the recipients of such Closing Bonus Payments and such Accrued Bonuses (subject to applicable payroll deductions and Tax withholdings) in the aggregate amounts set forth in the Flow of Funds Memorandum as promptly as reasonably practicable after the Closing; but in any event no later than the second regularly scheduled payroll date following the Closing; and
(f)to SRS Acquiom (the “Paying Agent”) (for further distribution to the Seller Owners in accordance with their applicable Pro Rata Share, subject to any reserves determined to be withheld in the discretion of the Seller), pursuant to the terms of a paying agent agreement to be entered into by and between the Seller and the Paying Agent in a form reasonably acceptable to the Purchaser and the Seller (the “Paying Agent Agreement”), the Closing Purchase Price, minus the amounts paid or to be paid pursuant to Section 1.1(c) - (e) (such amount payable to the Paying Agent, the “Closing Proceeds”).
1.2Estimated Closing Statement.
(a)No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser (i) an estimated closing balance sheet of the Company as of the Effective Time (the “Estimated Closing Balance Sheet”); (ii) the Company’s good faith estimate of: (A) the Net Working Capital of the Company as of the Effective Time (the “Estimated Net Working Capital”); (B) the amount of Cash of the Company as of the Effective Time (the “Estimated Cash”); (C) the amount of Indebtedness of the Company as of the Effective Time, provided that Accrued Income Taxes included in Indebtedness shall be computed as of the end of the Closing Date (the “Estimated Indebtedness”); (D) the amount of any unpaid Company Transaction Expenses as of the Effective Time, assuming the Closing had occurred at the Effective Time (the “Estimated Company Transaction Expenses”, together with the Estimated Indebtedness, Estimated Cash, and Estimated Net Working Capital, the “Estimated Purchase Price Components”); and (E) the amount of the Option Termination Payments and the employer share of all employment Taxes thereon, showing for each Option Termination Payment recipient, such Person’s name, the outstanding vested awards under the Option Plan held by such Person, and the portion of the Option Termination Payments payable to each such Person at the Closing in respect of such Person’s outstanding vested awards under the Option Plan (the foregoing (i) - (ii), the “Estimated Closing Statement”); and (iii) a memorandum detailing (x) all payments from the Base Purchase Price to be made at the Closing and (y) all Closing Bonus Payments to be made no later than the second regularly scheduled payroll date following the Closing (the “Flow of Funds Memorandum”). The Estimated Closing Statement shall be prepared, and the Estimated Purchase Price Components shall be determined, in accordance with the Accounting Principles, and shall be accompanied by the Company’s reasonably detailed calculations of the Estimated Purchase Price Components. The Estimated Closing Statement shall set forth the Closing Purchase Price. The “Closing Purchase Price” means the amount equal to (A) the Base Purchase Price, plus (B) Estimated Cash, minus (C) Estimated Indebtedness, minus (D) Estimated Company Transaction Expenses, plus (E) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (F) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital. The Closing Purchase Price will thereafter be subject to further adjustment as provided in Section 1.3(c) (as adjusted, the “Purchase Price”).
(b)The Company shall use commercially reasonable efforts to (i) provide the Purchaser and its Representatives with reasonable access during normal business hours to the tax, accounting and financial books and records (including by providing work papers, schedules, memoranda and other documents) of the Company to the extent required for purposes of their review of the Estimated Closing Statement and Flow of Funds Memorandum, and (ii) reasonably cooperate with the Purchaser and its Representatives in connection with such review, in each case, to the extent such cooperation does not unreasonably interfere with the operations of the Company. The Company shall consider in good faith any revisions proposed by the Purchaser to the Flow of Funds Memorandum and the calculations set forth in the Estimated Closing Statement, and the Company and the Purchaser shall use commercially reasonable efforts to resolve any disputes with respect to such calculations. To the extent the Company agrees to any such revisions, the Company shall modify the Estimated Closing Statement and/or Flow of Funds Memorandum to reflect such revisions and redeliver the Estimated Closing Statement and/or Flow of Funds Memorandum to the Purchaser; provided, however, that the Company shall not be required to accept any comments or changes to the Estimated Closing Statement and/or Flow of Funds Memorandum if it in good faith does not agree with such comments or changes, and the Closing shall not be delayed as a result of any unresolved comments or changes to the Estimated Closing Statement and/or Flow of Funds Memorandum made or requested by the Purchaser. The parties acknowledge that a party’s acceptance of the figures set forth in the Estimated Closing Statement (including any adjustments made in accordance with this Section 1.2(b)), or any failure of a party to raise any objection or dispute with respect to any of the foregoing estimates or calculations, shall not in any way prejudice such party’s right to raise any matter in the Final Closing Statement.
(c)With respect to any Company Transaction Expenses identified as “Paid At Closing Transaction Expenses” on the Flow of Funds Memorandum (the “Paid At Closing Transaction Expenses”), at least three (3) Business Days prior to the Closing Date, the Seller shall submit to the Purchaser documentation reasonably satisfactory to the Purchaser setting forth an itemized list of all Paid At Closing Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information reasonably necessary to effect the final payment in full thereof (including, other than for amounts to be reported on a Form W-2, Form W-9s for each payee to the extent such payee is a service provider), and, other than for amounts to be reported on a Form W-2, copies of final invoices from each such payee, and including an acknowledgment or other provision reasonably acceptable to the Purchaser that the invoiced amounts represent full and final payment due from the Company for all services rendered to the Company through the Closing.
1.3Post-Closing Purchase Price Adjustment.
(a)Delivery of Closing Balance Sheet.
(i)Within ninety (90) days following the Closing Date, the Purchaser will, in good faith and in accordance with the terms of this Section 1.3(a), prepare and deliver to the Seller (i) its good faith calculation of the Net Working Capital of the Company as of the Effective Time (the “Closing Net Working Capital”), Indebtedness of the Company as of the Effective Time, provided that Accrued Income Taxes included in Indebtedness shall be computed as of the end of the Closing Date (the “Closing Indebtedness”), Cash of the Company as of the Effective Time (the “Closing Cash”), and the amount of any unpaid Company Transaction Expenses as of the Effective Time, assuming the Closing had occurred at the Effective Time (the “Closing Company Transaction Expenses”, together with the Closing Indebtedness, Closing Cash, and Closing Net Working Capital, the “Closing Purchase Price Components”), including the Purchaser’s reasonably detailed calculations of the Closing Purchase Price Components, showing in reasonable detail any differences between the Purchaser’s calculation of the Closing Purchase Price Components (and components thereof) and the Estimated Purchase Price Components (and components thereof), together with supporting documentation that is reasonably necessary to confirm the differences between the Estimated Purchase Price Components and the Purchaser’s calculation of the Closing Purchase Price Components, and (ii) a balance sheet of the Company as of the Effective Time (the “Final Closing Balance Sheet” and together with (i), the “Final Closing Statement”). Calculation of the Final Closing Statement shall be in a manner consistent with the Accounting Principles. If the Purchaser fails to deliver the Final Closing Statement to the Seller within the ninety (90) day period specified in this Section 1.3(a)(i), at the Seller’s sole election and discretion, either (I) the Purchaser will be deemed to have accepted the Estimated Closing Statement as final and, if the Seller so requests, the parties will execute all instruments necessary to instruct the Escrow Agent to release the entire Escrow Amount (together with any interest accrued thereon) to the Paying Agent (for further distribution to the Seller Owners in accordance with their applicable Pro Rata Share), or (II) the Seller will have the option to otherwise enforce its rights and remedies under this Agreement with respect to the Purchaser’s failure to timely deliver the Final Closing Statement to the Seller, including retaining (at the expense of the Purchaser, notwithstanding anything herein to the contrary) an independent accounting firm of national reputation to provide an audit or other review of the Company’s books, review the calculation of the Estimated Purchase Price Components and make any adjustments necessary thereto consistent with the provisions of this Section 1.3, the determination of such accounting firm being conclusive and binding on the parties; provided, however, that the Seller reserves any and all other rights granted to it in this Agreement.

(ii)The Final Closing Statement shall be prepared, and the Closing Purchase Price Components shall be determined, in accordance with the Accounting Principles. For the avoidance of doubt, the Final Closing Statement (including the Final Closing Balance Sheet and the Closing Purchase Price Components) shall (i) exclude the impact of any decisions made or actions taken or omitted by the Purchaser or the Company, in each case, following the Closing and (ii) not reflect changes in assets or liabilities as a result of purchase accounting adjustments or reflect other changes arising from or resulting as a consequence of the consummation of the transactions contemplated hereby.
(b)Review of Final Closing Balance Sheet; Objection.
(i)The Seller shall have sixty (60) days from the date of receipt of the Final Closing Statement (“Review Period”) to review the computations of the Closing Purchase Price Components reflected on the Final Closing Statement. In connection with such review, the Purchaser will make available to the Seller and its advisors all records and work papers relating to the Company and the Purchaser’s calculation of the Closing Purchase Price Components that the Seller and its advisors reasonably request in reviewing the Final Closing Balance Sheet and Final Closing Statement, and the Purchaser will make available to the Seller and its advisors the personnel and other advisors of the Purchaser involved in the preparation of the Final Closing Statement.
(ii)If the Seller disagrees with the Purchaser’s Final Closing Statement (including any components thereof), then the Seller shall deliver written notice (an “Objection Notice”) of such disagreement to the Purchaser on or before the sixtieth (60th) day following the Seller’s receipt of the Final Closing Statement. If, following the Seller’s receipt of the Final Closing Statement, the Seller has been denied access to information to which the Seller is entitled under Section 1.3(b)(i), which information was expressly requested in writing no less than two (2) Business Days prior to the end of the original Review Period, and the Seller sends a written notice to the Purchaser identifying such failure and requesting an extension of the Review Period, then the Review Period shall be automatically extended and shall expire five (5) Business Days following the Seller’s receipt of the information requested in the foregoing notice to which the Seller is entitled under Section 1.3(b)(i), provided, however, that under no circumstance shall the Review Period exceed ninety (90) days from receipt of the Final Closing Statement. For the avoidance of doubt, the Seller shall be deemed to have agreed with all items and amounts set forth in the Final Closing Statement and not disputed in an Objection Notice delivered prior to the expiration of such sixty (60) day review period (as extended, if applicable). Any Objection Notice shall describe in reasonable detail the nature of such disagreement and may only include disagreements based on (A) the failure of the Closing Indebtedness, Closing Cash, Closing Net Working Capital, or Closing Company Transaction Expenses, as applicable, as reflected on the Final Closing Statement, to be calculated in accordance with the Accounting Principles or in a manner consistent with the applicable definitions contained in this Agreement, (B) mathematical errors in the computation of Closing Indebtedness, Closing Cash, Closing Net Working Capital, Closing Company Transaction Expenses or the Purchase Price, or (C) the failure to confirm the Final Closing Statement as a result of the Purchaser’s failure to provide reasonably requested information or access to advisors and personnel as expressly contemplated by Section 1.3(b)(i). If the Seller delivered an Objection Notice to the Purchaser, then the Purchaser and the Seller will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final written resolution within thirty (30) days after the Purchaser has received the Objection Notice, then either the Purchaser or the Seller may thereafter commence the process to jointly retain the Firm and each party must proceed with the Dispute Resolution Procedure in accordance with the terms of this Agreement. If, following the Purchaser’s timely delivery of the Final Closing Statement, the Seller does not timely deliver an Objection Notice pursuant to this Section 1.3(b)(ii) the Seller shall be deemed to have accepted the Purchaser’s Final Closing Statement and calculation of the Closing Purchase Price Components.
(c)Final and Binding Determination.
(i)The Final Closing Statement, Final Closing Balance Sheet, Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Company Transaction Expenses as agreed to by the Purchaser and the Seller (including by way of default pursuant to the last sentence of Section 1.3(a)(i) or the third or last sentence of Section 1.3(b)(ii)) or as determined by the Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Actual Closing Statement”, “Actual Closing Balance Sheet” and the “Final Net Working Capital”, “Final Cash”, “Final Indebtedness”, and “Final Company Transaction Expenses” (the Final Net Working Capital, Final Cash, Final Indebtedness, and Final Company Transaction Expenses, collectively, the “Final Purchase Price Components”) for all purposes herein. Upon completion of the calculation of the Actual Closing Balance Sheet and the Actual Closing Statement (and the components thereof) in accordance with this Section 1.3(c)(i) the Closing Purchase Price will be adjusted, either upward or downward, as applicable, in accordance with the procedures set forth in Section 1.3(c)(ii).
(ii)Payment. The “Purchase Price Adjustment” means the amount equal to (A) the Final Net Working Capital minus the Estimated Net Working Capital, plus (B) the Final Cash minus the Estimated Cash, minus (C) the Final Indebtedness minus Estimated Indebtedness, minus (D) the Final Company Transaction Expenses minus Estimated Company Transaction Expenses, which each such amount may result in zero or a positive or a negative number.
(A)If the Purchase Price Adjustment is a negative number, then promptly (but in any event within five (5) Business Days after the Actual Closing Statement is agreed to pursuant to Section 1.3(c)(i)), the Purchaser and the Seller shall jointly instruct the Escrow Agent to pay to the Purchaser the lesser of: (1) the amount of such Purchase Price Adjustment from the Escrow Account and (2) the amount in the Escrow Account. If the amount of such Purchase Price Adjustment does not exceed the amount in the Escrow Account, the Purchaser and the Seller shall jointly instruct the Escrow Agent to release the balance of the Escrow Account to the Paying

Agent (for further distribution to the Seller Owners in accordance with each such Seller Owner’s Pro Rata Share).
(B)If the Purchase Price Adjustment is a positive number, then (1) the Purchaser shall promptly (but in any event within five (5) Business Days after the Actual Closing Statement is agreed to pursuant to Section 1.3(c)(i)) make payment by wire transfer to the Paying Agent (for distribution to the Seller Owners in accordance with each such Seller Owner’s applicable Pro Rata Share), the amount of such Purchase Price Adjustment and (2) the Purchaser and the Seller shall jointly instruct the Escrow Agent to release the balance of the Escrow Account to the Paying Agent (for further distribution to the Seller Owners in accordance with each such Seller Owner’s applicable Pro Rata Share).
(C)Any payments made pursuant to this Section 1.3(c)(ii) shall constitute an adjustment to the Purchase Price for Tax purposes (other than a portion of the Purchase Price Adjustment that is appropriately treated as imputed interest pursuant to applicable Laws) and shall be treated as such by the parties on their Tax Returns and in any communications with any Governmental Authorities, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code (or any corresponding state or local Tax Laws).
1.4Form of Payments. Except as expressly provided herein, all payments under this Agreement will be made by delivery to the recipient by depositing, by wire transfer, the required amount (in immediately available funds in United States currency) in an account of the recipient, which account will be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.
1.5Closing.
(a)Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by the customary electronic exchange of documents and signatures on the second (2nd) Business Day, or sooner by mutual agreement of the parties, following the satisfaction of or waiver of all conditions to, the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) or such other date, time and place as the Purchaser and the Seller may mutually agree in writing (the “Closing Date”). For purposes of determining Net Working Capital and, to the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).
(b)At the Closing, (i) the Seller or the Company will deliver, or cause to be delivered, to the Purchaser the certificates, instruments, and documents referred to in Section 7.1 and (ii) the Purchaser will deliver, or cause to be delivered, to the Company and the Seller the certificates, instruments, and documents referred to in Section 7.2.

1.6Withholding Taxes. Notwithstanding any other provision in this Agreement, the Purchaser, the Paying Agent, the Escrow Agent, the Company and the Seller and each of their Affiliates shall have the right to deduct and withhold Taxes from any payments to be made hereunder and to collect any necessary Tax forms, including Form W-9, or any similar information. To the extent that amounts are deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction or withholding was made. The Purchaser, the Paying Agent, the Escrow Agent, the Company and the Seller and each of their Affiliates, as the case may be, shall timely pay all such deducted or withheld amounts to the appropriate Governmental Authority to the extent required by applicable Law. If withholding is required, the withholding party agrees to use commercially reasonable efforts to provide the Purchaser or the Seller, as applicable, with at least two (2) Business Days’ prior written notice regarding any proposed withholding or deduction, other than any withholding or deduction with respect to the Option Termination Payments, the Closing Bonus Payments or required as a result of the failure of the Seller to perform its obligations pursuant to Section 7.1(g), and the parties hereto will use commercially reasonable efforts to eliminate or reduce any such withholding or deduction.
2.REPRESENTATIONS AND WARRANTIES OF THE SELLER
Pursuant to the Seller Joinder Agreement, except as set forth in the Disclosure Schedules, the Seller shall represent and warrant to the Purchaser the following matters in this Section 2. These representations and warranties are made as of the date of the Seller Joinder Agreement and as of the Closing Date, except to the extent that a representation or warranty of this Section 2 expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date.
2.1Organization.
(a)The Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to materially and adversely affect the ability of the Seller to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party.
(b)From its incorporation until the completion of the Pre-Closing Merger, Merger Sub will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and will be qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to materially and adversely affect the ability of the Merger Sub to carry out its obligations under, or to consummate the transactions contemplated by, this Agreement and the other Transaction Documents to which Merger Sub is a party.
2.2Necessary Authority. The Seller has full power and authority to execute and deliver the Seller Joinder Agreement and the other Transaction Documents to which it is (or will be at Closing) a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Seller Joinder Agreement and the Seller’s consummation of the transactions contemplated hereby has been, and with respect to Transaction Documents to be delivered at the Closing by the Seller and the Seller’s consummation of the transactions contemplated thereby will be, duly authorized, executed and delivered by the Seller, and constitutes, and with respect to Transaction Documents to be delivered at the Closing by the Seller will constitute, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms and conditions (assuming, in each case, the due authorization, execution and delivery by each other party thereto), subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Each individual executing the Seller Joinder Agreement and any Transaction Document to which the Seller is, or is specified to be, a party, has the full right, power and authority to execute and deliver the Seller Joinder Agreement and any Transaction Document to which the Seller is, or is specified to be, a party, and upon execution, no further action will be needed to make the Seller Joinder Agreement and any Transaction Document to which the Seller is, or is specified to be, a party valid and binding upon, and enforceable against, the Seller.
2.3Title to the Interests. Immediately following the Reorganization, the Seller will be the sole record and beneficial owner of, and will own good, valid and marketable title to, the Interests, free and clear of any and all Liens (other than Liens under securities Laws), and upon delivery of the Seller’s Interests to the Purchaser on the Closing Date in accordance with this Agreement and upon the Purchaser’s payment of the closing payments in accordance with Section 1.1, the entire legal and beneficial interest in the Seller’s Interests and good, valid and marketable title to such Interests, free and clear of all Liens (other than Liens under securities Laws or otherwise imposed by the Purchaser or its creditors), will pass to the Purchaser. Except as otherwise set forth on Schedule 2.3, following the Reorganization, the Seller will have sole voting power, sole power of disposition, and sole power to agree to all matters set forth in this Agreement, in each case, with respect to the Shares or Interests, with no limitations, qualifications or restrictions on such rights and powers, and other than this Agreement and the Charter and Governing Documents of the Company, there are no other outstanding contracts, commitments, understandings, arrangements or restrictions (other than applicable federal and state securities Laws) to which the Seller is a party or by which the Seller is bound relating to any of the Shares or Interests.
2.4No Conflicts. Except as set forth on Schedule 2.4, the execution, delivery and performance by the Seller of the Seller Joinder Agreement and the other Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated herein or therein do not and will not, with or without the passage of time, assuming the receipt of the Required Statutory Approvals: (a) violate the Charter or Governing Documents of the Seller, (b) require the Seller to obtain the consent or approval of, provide notice to, or make any filing with, any Person, except for consents and approval already obtained and notices or filings already made, (c) violate any Law, (d) with or without giving notice or the lapse of time, or both, constitute or result in the breach of any provision of, or constitute a default under, or give rise to any right of termination of, or cancellation of, or acceleration of any right or obligation under any of the terms, conditions or provisions of any Contract to which the Seller is a party or by which its assets are bound, (e) result in the imposition of a Lien on the Company, the Shares or Interests, or Assets, except for Permitted Liens, or (f) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority by the Seller.

2.5Brokers. Except as set forth on Schedule 3.25, no broker, finder or investment banker or other similar person is entitled to any brokerage, finder’s or other similar fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Affiliates or Representatives.
2.6Litigation; Compliance with Law. There is no Claim or Order of any nature, pending, rendered or, to the Seller’s Knowledge, threatened in writing, against the Seller that, individually or in the aggregate with any other such Claims or Orders, reasonably would be expected to adversely affect the Seller’s ability to consummate the transactions contemplated by the Seller Joinder Agreement.
2.7No Other Representations and Warranties. Except for the representations and warranties contained in this Section 2 (including the Disclosure Schedules hereto), and any certificate delivered by the Seller pursuant to Section 7 of this Agreement, the Seller makes no express or implied representation or warranty.
3.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
Except as set forth in the Disclosure Schedules, the Company represents and warrants to the Purchaser the matters set forth in this Section 3. These representations and warranties are made as of the Execution Date and as of the Closing Date, except to the extent that a representation, warranty or section of this Section 3 expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date.
3.1Organization. The Company (a) is, (i) prior to the Conversion, a corporation, and (ii) immediately upon and following the Conversion, a limited liability company, in each case, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has the requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (c) is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations as currently conducted would require such qualification or registration, except where the failure to be registered or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 lists (i) each jurisdiction where the Company is qualified or registered to do business and (ii) the Company’s current directors and officers.
3.2Authorization; Corporate Documentation.
(a)The Company has the requisite corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will be at Closing) a party, to perform its obligations hereunder and thereunder, and, subject to the receipt of the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Documents to which the Company is (or will be at Closing) a party, and the Company’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s board of directors.

(b)The copies of the Company’s Charter and the Governing Documents (copies of which have been delivered to the Purchaser) are true, complete and correct copies of such Charter and Governing Documents, as amended through and in effect on the Execution Date, and the Company is not in violation in any material respect of any of the provisions of its Charter or Governing Documents.
3.3Title; Capitalization.
(a)The authorized capital stock of the Company prior to the Reorganization consists of 10,000,000 shares of capital stock, consisting of 7,000,000 shares of Class A Stock and 3,000,000 shares of Class B Stock. As of the date hereof: (i) 7,000,000 shares of Class A Stock are issued and outstanding, all of which are validly issued, fully paid, and nonassessable, have been issued in compliance with applicable securities Laws or exemptions therefrom in all material respects, and have not been issued in violation of, and except as set forth on Schedule 3.3(a) are not subject to, any preemptive or subscription rights or rights of first refusal, in each case, which have been granted by the Company; (ii) 2,127,822 shares of Class B Stock are issued and outstanding, all of which are validly issued, fully paid, and nonassessable, have been issued in compliance with applicable securities Laws or exemptions therefrom in all material respects, and have not been issued in violation of, and except as set forth on Schedule 3.3(a) are not subject to, any preemptive or subscription rights or rights of first refusal, in each case, which have been granted by the Company; and (iii) no shares of Company Common Stock are held by the Company in its treasury. Other than the Class A Stock and the Class B Stock, there are no other classes or series of capital stock of the Company authorized or issued and outstanding.
(b)Except as set forth on Schedule 3.3(b), all of the outstanding capital stock of the Company is, and the outstanding Interests of the Company immediately following the Conversion shall be, duly authorized, and owned free and clear of all Liens (other than Liens under securities Laws), agreements, limitations in voting rights (to the extent such equity has voting rights), transfer restrictions, preemptive rights, or other encumbrances of any nature whatsoever. Schedule 3.3(b) sets forth (or references a list made available to the Purchaser in the VDR) a list of options relating to the issued or unissued shares (or other equity interests) of the Company issued by the Company or obligating the Company to issue, sell or transfer any capital stock of, or other equity or ownership interests in, the Company and, except as set forth on such schedule or Schedule 3.3(e), there are no such outstanding options. Except for the Purchaser’s rights hereunder, the Reorganization, and as set forth in Schedule 3.3(b) (other than with respect to options, which are the subject of the preceding sentence and Section 3.3(e)), there are no outstanding options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued shares (or other equity interests) of the Company to which the Company is a party or obligating the Company to issue, sell or transfer any capital stock of, or other equity or ownership interests in, the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any shares (or other equity interests) of the Company. As of the Closing, all options, warrants or other Convertible Securities will be cancelled.
(c)Schedule 3.3(c) contains an accurate and complete list of all stockholders of the Company as of the Execution Date and until the completion of the Pre-Closing Merger, and the number and class of shares so held. Immediately following the Pre-Closing Merger and until the Closing, the Seller will own beneficially and of record, free and clear of any Lien (other than Liens under securities Laws), all of the Shares or Interests, as applicable and, upon delivery of payment for the Interests as herein provided, the Purchaser will acquire good and valid title thereto, free and clear of any Lien (other than Liens under securities Laws or otherwise imposed by the Purchaser or its creditors).
(d)Except as set forth in Schedule 3.3(d), there are no shareholder agreements, including, without limitation, relating to transferability, registration rights, investor rights, co-sale rights, rights of first refusal, preemptive rights, voting agreements or other similar agreements or understandings with respect to the equity of the Company (collectively, the “Stockholder Rights Agreements”), which are currently in effect as of the Execution Date or pursuant to which the Company has outstanding obligations and, no Seller Owner is bound by any such Stockholder Rights Agreements which are currently in effect or which impose any obligations on the Company or its equityholders after the Closing. As of immediately following the Reorganization, all of the Stockholder Rights Agreements set forth in Schedule 3.3(d) shall have been or shall be terminated or assigned to the Seller (such that the Company shall have no further obligations or liabilities thereunder) and shall thereafter be void and of no effect or shall relate solely to the Seller and not the Company.
(e)Schedule 3.3(e) sets forth a list, as of the Execution Date, of all holders of Company Options and the number of shares of Class B Stock, exercise price, vesting schedule and expiration date applicable to each Company Option. There are no outstanding equity appreciation, phantom equity or similar rights with respect to the Company.
(f)Except as set forth on Schedule 3.3(f), the Company does not (i) have any Subsidiaries, (ii) own any equity interest in or securities of any other Person, or any interest convertible or exchangeable into or exercisable for the purchase of any equity interest in or securities of any other Person, or (iii) have any obligation to make any investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional investments) in any other Person.
3.4Binding Agreement. This Agreement has been duly executed by the Company and delivered to the Purchaser, and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by the Company, each other Transaction Document to which the Company is, or is specified to be, a party, will be duly and validly executed by the Company, and delivered to the Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.
3.5No Breach. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not (a) violate or conflict with the Charter or Governing Documents of the Company; (b) assuming receipt of the Required Statutory Approvals, violate or conflict with, in any material respect, any Law to which the Company or the Shares or Interests or any Assets are subject; (c) with or without giving notice or the lapse of time or both, breach or conflict with in any material respect, constitute or create a default in any material respect under, or give rise to any right of termination of, or cancellation of, modification or acceleration of any right or obligation under, or result in a loss of a material benefit under or the creation or effectiveness of a new material obligation under, any of the terms, conditions or provisions of any Material Contract, Lease, Benefit Plan, IP License required to be listed on Schedule 3.11(a), Insurance Policy required to be listed on Schedule 3.18, Government Contract listed or required to be listed on Schedule 3.27(a), Teaming Agreement, or Material Permit, in each case to which the Company is a party or by which the Company is bound as of the Execution Date; (d) result in the imposition of a Lien on the Company, the Shares or Interests, or the Assets of the Company, except for Permitted Liens; or, (e) except for the Required Statutory Approvals and assuming the accuracy of the Purchaser’s representations in Section 4.7, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority by the Company (other than any notices under a Government Contract entered into during the Interim Period requiring notice to a customer that is a Governmental Authority). No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law of Delaware is applicable to the transactions contemplated by this Agreement or the other Transaction Documents.
3.6Permits. The Company possesses all material Permits required to own the Assets and conduct the business of the Company as now being conducted (the “Material Permits”). The Company is not in default or violation of, and no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default or violation of any term, condition or provision of any Material Permit to which it is a party or by which it is bound. All Material Permits are in full force and effect. No loss, revocation, cancellation, suspension, termination or expiration of any Material Permit is pending or, to the Company’s Knowledge, threatened or reasonably foreseeable, other than expiration or termination in accordance with the terms thereof.
3.7Compliance With Laws.
(a)Except as set forth on Schedule 3.7, the Company is, and since January 1, 2021 has been, in compliance, in all material respects, with all Laws (other than Laws relating to Tax, Environmental Laws, Privacy and Data Security Requirements, and Government Contracts, which are referenced in Sections 3.16, 3.19, 3.26, and 3.27, respectively) applicable to its business or Assets. Since January 1, 2021, the Company has not received written notice, or, to the Knowledge of the Company, oral notice, that it is in material violation of any Laws applicable to its business or Assets.
(b)Since January 1, 2019, neither the Company, nor its officers or directors, and to the Company’s Knowledge, none of the agents or employees of the Company or any other person or entity acting for or on behalf of the Company, has, either directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including any expenses related to political activity, (ii) unlawfully offered, promised, authorized, or conferred an improper benefit on any person in order to influence their action(s) on behalf of the Company, including an offer, promise, authorization, or the provision of anything of value to foreign government officials or a foreign political party, employees of a foreign political party or candidates for foreign political office, (iii) violated any applicable money laundering or anti-terrorism law or regulation, or (iv) to the Company’s Knowledge, taken any action which would cause the Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., or any applicable Law of similar effect (collectively, “Anti-Corruption Laws”). Since January 1, 2019, (i) no audit, inquiry, review, inspection, survey, examination, charge, proceeding or investigation by any Governmental Authority with respect to a possible or actual violation of the Anti-Corruption Laws, nor any criminal or civil claims, nor factual allegations of non-compliance, with respect to the Anti-Corruption Laws, has been asserted or, to the Knowledge of the Company, threatened against the Company, and (ii) the Company has not made any voluntary, mandatory, or other disclosure with respect to a possible violation of the Anti-Corruption Laws.
(c)Neither the Company, nor any of its officers, directors, nor to the Company’s Knowledge, any agent or employee of the Company has since January 1, 2019: (i) been a Sanctioned Person or organized, resident or located in a Sanctioned Country, or (ii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country.
(d)Since January 1, 2019, the Company has been in compliance, in all material respects, with all applicable statutory and regulatory requirements under the Export Control Laws. Since January 1, 2019, the Company has not made any voluntary or involuntary disclosure, conducted any internal investigation or audit, or, to the Company’s Knowledge, received any communication alleging that the Company is not or has not been in compliance with Export Control Laws or Anti-Corruption Laws.
3.8Title to Assets. Except as set forth on Schedule 3.8, the Company has good and marketable title to all of the Assets owned by it (excluding Intellectual Property which is addressed in Section 3.11 hereof), free and clear of all Liens except for Permitted Liens. Immediately following the Closing, all of the Assets will be owned, leased or available for use by the Company on terms and conditions substantially similar in all material respects to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such Assets. The Assets are sufficient in all material respects for the conduct of the business of the Company as currently conducted.
3.9Condition of Personal Property. The Company has good, valid and marketable title to, or a validly subsisting leasehold interest in or valid rights under a Contract to use, all Personal Property used in the operation of the business of the Company and the Seller will not own or have any right, title or interest in any of the Personal Property. Except as set forth on Schedule 3.9, all items of Personal Property with a fair market value greater than $100,000 individually used in the operation of the business of the Company (a) are, in all material respects, in satisfactory operating condition and repair (reasonable wear and tear excepted), (b) are suitable for the purposes for which they are currently being used, and (c) constitute all of the Personal Property necessary to conduct the business of the Company as presently conducted.
3.10Accounts Receivable.

(a)Except as set forth on Schedule 3.10(a), all billed and unbilled receivables of the Company arose from sales actually made or services actually performed in the Ordinary Course of Business of the Company and have been recorded on the Financial Statements in accordance with GAAP. To the Knowledge of the Company, there are no material pending or threatened Claims with any customers of the Company regarding any accounts receivable. Except as set forth on Schedule 3.10(a), there are no Liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company. All billed and unbilled receivables of the Company are fully billable and collectible and an allowance for doubtful accounts is not required under GAAP.
(b)All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and have been recorded on the Financial Statements in accordance with GAAP. Except as set forth on Schedule 3.10(b), the Company does not have accounts payable to any Person which it is affiliated with or to any of its directors, officers, equityholders or Affiliates.
3.11Intellectual Property.
(a)Schedule 3.11(a) sets forth a correct and complete list of (i) all registered Copyrights, registered Trademarks, Domain Names, Patents, and all pending applications to register any of the foregoing, in each case, owned by, applied for, assigned to, registered to, or filed in the name of the Company (“Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title of the item; (B) the owner of the item; and (C) the issuance, registration or application numbers, dates and the applicable filing jurisdictions, and (ii) all Contracts (other than (A) non-exclusive licenses for commercial off-the-shelf, shrink wrap, click through or other commercially available, unmodified software, and technology, in each case, licensed to the Company solely for its own use, with an annual license fee or replacement cost of $100,000 or less, (B) resales of commercial off-the-shelf software by the Company to end user customers made in the Ordinary Course of Business, (C)  any non-exclusive licenses implied by law to end-user customers for use of products, (D) any non-exclusive license to use confidential information of a third party for limited evaluation purposes under a non-disclosure agreement, and (E) any non-exclusive license to use Company IP granted to customers in connection with the receipt and use of services of the Company and made in the Ordinary Course of Business) under which the Company grants a license to any Person with respect to any Company IP or is a licensee of Intellectual Property owned by a third party (such licenses and sublicenses collectively “IP Licenses”). All of the Registered IP is subsisting and in effect, and all renewal fees and other maintenance fees due and payable as of the date hereof have been paid by the Company, and to the Company’s Knowledge, all such Registered IP is valid and enforceable. The Registered IP is not subject to any outstanding Order or proceeding with a Governmental Authority adversely affecting, or that would reasonably be expected to adversely affect the Company’s ownership or use thereof, the validity, enforceability, or registrability thereof, or any other rights thereto.
(b)Except as set forth on Schedule 3.11(b), the Company exclusively owns all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens and non-exclusive license rights granted in the Ordinary Course of Business of the Company) or has valid and enforceable rights to use all Intellectual Property used by the Company in the conduct of its business as currently conducted. All of the IP Licenses are in full force and effect, and are valid, binding, and enforceable against the Company, and to the Company’s Knowledge, against each other party thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. To the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would permit the acceleration of obligations under any IP License or constitutes a material breach, default or violation on the part of the Company or, to the Company’s Knowledge, on the part of any other party to any such IP License, nor has the Company received written notice of any such breach, default or violation.
(c)Except as set forth on Schedule 3.11(c), the Company has not infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any other Person, and, to the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated the Company’s rights in the Company IP. Except as set forth on Schedule 3.11(c), the Company (i) has not received any written complaint or written notice (including any demands or unsolicited “offers” to license Intellectual Property from another Person) of any Claim and (ii) is not party to any pending legal proceeding involving matters of the types contemplated by the immediately preceding sentence including Claims alleging infringement, misappropriation or violation of, or concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of any Company IP at any time in the six (6) years prior to the date hereof or which Claim otherwise remains unresolved as of the Execution Date.
(d)The Company has taken commercially reasonable precautions to enforce, protect, and maintain its Intellectual Property and the secrecy, confidentiality and value of its Trade Secrets. To the extent that any Company IP has been or is conceived, developed, created, reduced to practice for or on behalf of the Company by any other Person, either (i) the Company has executed valid and enforceable written Contracts with such Person with respect thereto transferring to the Company the entire and unencumbered right, title and interest of such Person therein and thereto by operation of law or by way of a written present grant of assignment, and providing for the confidentiality and non-disclosure by such Person of all Trade Secrets of the Company or (ii) such Intellectual Property has otherwise been transferred to the Company. No director, officer, equity holder, employee, consultant, contractor, agent or other representative of the Company or any Person owns or, to the Company’s Knowledge, claims any rights in (nor has any of them made application for) or is in breach of any such Contract with respect to any Company IP or any other Intellectual Property developed in connection with such Person’s employment by, or engagement with, the Company.
(e)Except pursuant to a Government Contract, no funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of any material Company IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any material Company IP. No employee of the Company who was involved in and contributed to the creation or development of material Company IP has performed services for a Governmental Authority, university, college, other educational institution or non-profit organization during a time period when such employee also was involved in or contributed to the creation or development of material Company IP.
(f)With respect to any software licensed on an “open source” or “freeware” basis that is bundled with, embedded in, linked to, or otherwise integrated with any software owned by the Company, (i) the Company is and has been in material compliance with all applicable licenses with respect thereto, and (ii) none of the software owned by the Company embeds, incorporates, links to, or otherwise uses or interacts with any such open source software or freeware in a manner or relation that requires or would require (or conditions the grant of any rights upon) any distribution (or re-distribution), disclosure, or licensing of, or any licensee being permitted to modify, make derivative works of, or reverse engineer, any proprietary software owned by the Company (including any source code thereto), create obligations for the Company to grant, or purport to grant, to any third party any rights or immunities under any Company IP (including any patent non-asserts or patent licenses), or impose any material economic limitations on the Company’s commercial exploitation thereof.  No Person other than the Company (or its contractors engaged to provide software development services and that are subject to written agreements with reasonable confidentiality obligations and use restrictions with respect to software code) has been granted any current or contingent license or other right with respect to, any source code owned by the Company.
3.12Contracts.
(a)Schedule 3.12(a) (which lists Contracts by each applicable subsection referenced below in this Section 3.12(a)) contains a complete, current and correct list of all of the following Contracts to which the Company or any of its Assets is currently bound as of the Execution Date (all Contracts disclosed or required to be disclosed on Schedule 3.12(a) collectively, the “Material Contracts”), provided, that for purposes of this Section 3.12(a), the term Contracts shall not include (1) Benefit Plans (other than with respect to Section 3.12(a)(ii) below), (2) Leases, Government Contracts, Government Vendor Subcontracts, Teaming Agreements, Insurance Policies or IP Licenses, in each case of this clause (2), which are disclosed in another Schedule to this Agreement to the extent required to be disclosed therein, (3) Contracts which are confidentiality, non-competition, non-solicitation, non-disclosure, or intellectual property assignment agreements or offer letters in the Company’s standard form that do not provide severance protections and can be terminated by the Company on no more than thirty (30) days’ notice, in each case, with employees of the Company entered into in the Ordinary Course of Business in favor of the Company, (4) Contracts which are non-disclosure agreements with third parties which are entered into in the Ordinary Course of Business that do not otherwise restrict the Company in any material respect, or (5) Contracts which are non-disclosure agreements with third parties entered into in connection with any sale process involving the Company that do not otherwise restrict the Company, directly or indirectly, in any material respect:
(i)any Contract or group of related Contracts which involve annual expenditures by the Company in excess of $500,000, or revenues by the Company in excess of $500,000, in each case, for the twelve (12) month period ended June 30, 2024;

(ii)any Contract providing for annualized compensation of at least $200,000 with any of the current officers, directors or employees of the Company not otherwise listed on another Schedule hereto, including all non-competition and indemnification agreements, other than any at-will employment agreement that can be terminated on no more than 30 days’ notice and without severance or other termination payments (other than with respect to any earned but unpaid compensation or benefits included in customary termination payments) or offer letter, and in the case of a form agreement, it shall be sufficient to reference the form;
(iii)any partnership, joint venture, mentor-protégé arrangement, profit-sharing agreement or similar Contract entered into with any Person;
(iv)any Contract that is a material settlement agreement involving Claims by or against the Company under which the Company has outstanding obligations (other than customary confidentiality obligations);
(v)any Contract granting most-favored-nation status or best available or similar pricing terms to any Person other than the Company, including with respect to sales, purchases, distribution or marketing rights, products, services, markets, territories, clients or customers;
(vi)(w) any loan agreement, agreement of indebtedness for borrowed money, credit, note, guarantee, mortgage, indenture or other similar document relating to the borrowing or advance of money or extension of credit, in each case, with more than $100,000 outstanding by or to the Company, (x) any performance bond, letters of credit or similar instruments, (y) any other Contract governing Indebtedness of the types described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (xi), (xii), (xiii), (xiv) or (xv) (solely in respect of the foregoing clauses) of the definition thereof, in each case, of the Company and (z) any Contract for the making of loans to or investments in any Person other than the Company;
(vii)any Contract entered into since January 1, 2021, relating to (A) the disposition (or granting a right of first refusal or negotiation with respect thereto), by the Company, directly or indirectly, of the assets or other business operations of, or any interest in, the Company, other than disposition of inventory in the Ordinary Course of Business, or (B) the acquisition by the Company of the assets or other business operations of, or any material interest in, any business of another Person other than purchase of inventory in the Ordinary Course of Business, in each case, to the extent representations, covenants, indemnities or other obligations are still in effect;
(viii)any Contract entered into outside the Ordinary Course of Business of the Company involving outstanding payment or obligations in excess of $500,000 that is not otherwise described in this Section 3.12(a) and that is not a Company Transaction Expense or otherwise related to the transactions contemplated by this Agreement;
(ix)any Contract that restricts the Company from engaging, or competing with any Person, in any line of business in any geographic area, or that restricts the right of the Company to sell to or purchase from any Person, including any exclusivity arrangement or non-competition agreements;
(x)any lease of personal property involving payments by the Company of greater than $500,000 during the twelve (12)-month period ending June 30, 2024;
(xi)any broker, reseller, distributor, manufacturer’s representative or manufacturer’s Contract involving (A) payments in excess of $500,000 during the twelve-month period ending June 30, 2024, or (B) any volume rebates or discounts or other incentives provided by such counterparties;
(xii)any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization (each, a “CBA”);
(xiii)any contract, agreement or instrument that results in any Person holding a power of attorney from the Company that relates to the Company or any of its businesses; and
(xiv)any Contract the primary purpose of which is to indemnify any Person.
(b)All of the Material Contracts and material IP Licenses are in full force and effect, and are valid, binding, and enforceable against the Company, and to the Company’s Knowledge, against each other party thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. Except as set forth on Schedule 3.12(b), no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would permit the termination, modification or acceleration of obligations under any Material Contract or material IP License or constitutes a material breach, default or violation on the part of the Company or, to the Company’s Knowledge, on the part of any other party to any such Material Contract or material IP License, nor has the Company received written notice of any such breach, default or violation. The Company has made available to the Purchaser a true, correct and complete copy of each Material Contract and material IP License, including all amendments, modifications, extensions, guarantees and supplements thereto.
3.13Litigation. Except as set forth on Schedule 3.13, and except for audits in the Ordinary Course of Business of the Company which have not and are not reasonably expected to result in any material adverse findings, and for worker’s compensation claims and any other claims where an applicable insurance carrier has agreed to pay the losses in connection with such claims (in each case, subject to the applicable policy limits under such insurance policies), (a) there is no, and since January 1, 2021 there has not been any, Claim, judgment, decree, rule or Order or, to the Company’s Knowledge, investigation of any nature, pending or, to the Company’s Knowledge, threatened in writing against the Company or, to the Company’s Knowledge, against any officer, director, equity owner, or employee of the Company, in connection with such officer’s, director’s, employee’s or equity owner’s relationship with, or actions taken on behalf of, the Company, and (b) there are no and since January 1, 2021 there have not been any, outstanding writs, injunctions, decrees, settlements, arbitration unsatisfied decisions, unsatisfied judgments or other Orders outstanding against the Company, its Assets, or its officers, directors, equity owners (in their capacity as such) or employees (in their capacity as such), in each case, in this clause (b), with outstanding obligations (other than customary confidentiality obligations). There is no Claim by the Company pending, or which the Company has substantially commenced preparations to initiate, against any other Person.
3.14Financial Statements. Attached to Schedule 3.14 are true, correct and complete copies of the audited balance sheet, audited statement of income and audited statement of retained earnings and cash flows of the Company and Azure Ridge Top, LLC (“Ridge Top”) on a consolidated basis as of and for the years ended December 31, 2022 and December 31, 2023 (including any related notes and schedules), as audited by the Company’s independent accounting firm (collectively, the “Audited Financial Statements”), and the unaudited balance sheet as of June 30, 2024 (the “Most Recent Balance Sheet Date”) and the statements of income, retained earnings and cash flows of the Company and Ridge Top for the six (6) month period then ended (such unaudited financial statements, the “Interim Statements”) (in each case, together with all related notes and schedules thereto, and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are consolidated with Ridge Top (except in the case of the Interim Statements), were prepared in accordance with the books and records of the Company and Ridge Top, and present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations and cash flows of the Company and Ridge Top as of the respective dates and for the respective periods thereof. Except as set forth on Schedule 3.14, the Financial Statements have been prepared in accordance with GAAP as applied by the Company on a consistent basis throughout the periods indicated (provided, that the Interim Statements are subject to normal recurring year-end adjustments which are not material (individually or in the aggregate) and do not contain footnotes and presentation items required by GAAP). The books of account and other financial records of the Company have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein, in each case, in all material respects. The Company maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance (consistent with that of similarly situated businesses) that: (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with GAAP (subject in the case of interim Financial Statements to year-end adjustments and the absence of footnotes and other presentation items required by GAAP) and to maintain asset accountability, and (c) access to assets is permitted only in accordance with management’s general or specific authorization.
3.15Liabilities. The Company has no Liabilities of a nature required by GAAP to be included on the balance sheet of the Company except Liabilities (a) that are accrued and reflected on the Financial Statements; (b) that are Company Transaction Expenses or that are listed on Schedule 3.15; (c) that have arisen in the Ordinary Course of Business of the Company since the Most Recent Balance Sheet Date (none of which is a liability for breach of contract, tort, misappropriation, or noncompliance with applicable Laws or infringement); (d) to perform under the Contracts of the Company after the Closing (none of which is a liability for breach of contract, tort, misappropriation, or noncompliance with appliable Laws or infringement); and (e) Liabilities that reduce the Closing Proceeds.

3.16Taxes. Except as disclosed on Schedule 3.16 hereto:
(a)all income and other material Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed, taking into account valid extensions;
(b)all such Tax Returns are true, accurate and complete in all material respects;
(c)all Taxes which are due and payable by, or on behalf of, or with respect to, the Company have been duly and timely paid (whether or not shown on any Tax Return)
(d)the Company is not currently the beneficiary of (and has not requested) any extension of time with any Governmental Authority within which to file any Tax Return (other than pursuant to an extension of time to file Tax Returns automatically granted and requested in the Ordinary Course of Business and consistent with past practice);
(e)no audit, examination, investigation, or other administrative or judicial proceeding or Claim is currently ongoing with regard to any Taxes or Tax Returns of the Company; no such audit, examination, investigation, or administrative or judicial proceeding or Claim is pending, proposed, threatened in writing or, to the Company’s Knowledge, contemplated, with respect to the Company; and the Company has not received from any Governmental Authority, or been threatened with, any written notice of deficiency or proposed adjustment, and, to the Company’s Knowledge, no such notice or adjustment is contemplated, for any material amount of Tax that has not been fully paid or settled or otherwise resolved with legally binding effect without further payment obligation;
(f)no written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns of a type that the Company is or may be subject to taxation of such type by that jurisdiction;
(g)there are no Liens (other than Liens described in clause (ii) of the definition of Permitted Liens) on any of the Assets;
(h)the Company has collected or withheld all Taxes required to be collected or withheld by it in connection with any amounts paid or owing to employees, creditors, shareholders, independent contractors or other third parties, and all such Taxes have been paid to the appropriate Governmental Authorities to the extent due and payable, and the Company has complied, in all material respects, with information reporting, collection and retention provisions of applicable Laws with respect thereto;
(i)the Company has not granted nor is it subject to, any waiver or extension of the period of limitations for the assessment or collection of Tax, which extension is in effect as of the Closing Date;
(j)the Company is not a party to any Tax allocation or sharing agreement, excluding, however, any customary provision in a commercial agreement or arrangement entered into in the Ordinary Course of Business, a primary focus of which is not Taxes;
(k)the Company (i) has never been a member of a combined, unitary or aggregate (or similar or analogous) group or an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a result of joint, several, transferee or successor liability, or by Contract (other than pursuant to a customary provision in a commercial agreement or arrangement entered into in the Ordinary Course of Business, a primary focus of which is not Taxes), by operation of Law or otherwise;
(l)the Company was validly and properly treated (i) for U.S. federal income tax purposes as an “S corporation” within the meaning of Section 1361(a) and 1362 of the Code, and (ii) in a substantially similar manner for purposes of the Laws of all states or local jurisdictions in which it has been subject to taxation where such treatment is legally available (such status referred to in clauses (i) and (ii), an “S Corporation”), at all times from January 1, 2010 until the day before the Pre-Closing Merger, and no Governmental Authority challenged the effectiveness of any of the elections described in this Section 3.16(l) or has ever challenged or otherwise questioned or inquired into the Company’s status as an S Corporation, and no actions were taken by the Company to, and the Company is not aware of any facts that would cause the Company to cease to so qualify;
(m)following the QSub Election and the Conversion, the Seller will be treated as a successor to the Company for U.S. federal (and applicable state and local) income Tax purposes under Section 368(a)(1)(F) of the Code in accordance with Revenue Ruling 2008-18, and until the Closing, the Company will be classified as an entity disregarded as separate from the Seller for U.S. federal (and applicable state and local) Tax purposes, no actions were taken by the Company before the Closing to, and the Company is not aware of any facts that would (as a result of any actions taken by the Company or the Seller before the Closing), cause the Company to cease to so qualify after the Closing, and no Governmental Authority has challenged the effectiveness of any of the elections and transactions described in this Section 3.16(m);
(n)the Company is not liable for any Taxes under Section 1374 or 1375 of the Code or any corresponding, similar or analogous provision of state, local or non-U.S. Laws (and will not become liable for any such Taxes in connection with the transactions contemplated by this Agreement), and the Company has not (i) acquired assets from another Person (or been treated or required to have been treated for tax purposes as acquiring assets of a Person treated as a corporation for federal income tax purposes by reason of change in Tax status of such Person) in a transaction in which the Tax basis for the acquired assets is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person or (ii) acquired the stock of any corporation that was a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code;
(o)the Company (nor the Purchaser or its Affiliates as a result of ownership of the Company) will not be required to include any item of income in, or exclude any item of deduction from taxable income, or pay any Tax, for any taxable period (or portion thereof, as applicable) ending after the Closing Date as a result of any action, event, election, or transaction entered into or occurring (or deemed for Tax purposes to have been entered into or to have occurred) before the Closing, including any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding, similar, or analogous provision of state, local or non-U.S. Laws) executed prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) advance payment, deferred revenue or prepaid amount accrued or received prior to the Closing; (vi) item of income or gain arising by reason of the application of Sections 702 (other than with respect to Ridge Top), 951, 951A or 1293 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Laws) with respect to a taxable period or portion thereof ending on or prior to the Closing Date; (vii) “gain recognition agreement” pursuant to Section 367 of the Code executed prior to the Closing; or (viii) election under Section 965 of the Code made on or prior to the Closing;
(p)the Company is not a party to closing agreements as described in Section 7121 of the Code (or any corresponding, similar, or analogous provision of state, local or non-

U.S. Laws) and has not received any private letter ruling or technical advice memorandum from the IRS (or any comparable agreement, ruling or memorandum from any other Governmental Authority) which will have continuing effect following the Closing Date;
(q)the Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 or 361 of the Code (or so much of Section 356 as relates to Section 355);
(r)the Company has not been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) (or any comparable provision of state, local or non-U.S. Laws);
(s)other than Ridge Top, the Company is not a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for U.S. federal income Tax purposes;
(t)the Company has not sought or received any “employee retention credit” pursuant to Section 2301 of the CARES Act;
(u)the Company has not sought, entered into or otherwise received the benefit of any Tax exemption, Tax holiday or other Tax reduction contract, agreement, arrangement or order (or any similar or analogous arrangement); and
(v)the Company has not purchased or sold (or entered into any agreement or arrangement to purchase or sell), or sought payment in respect of, any Tax credit pursuant to Section 6417 or 6418 of the Code.
3.17Employee Benefit Plans; ERISA.
(a)Schedule 3.17(a) sets forth each material Benefit Plan (including any Benefit Plan that provides for severance, retirement, change of control, or equity or equity-based compensation). For purposes of this Agreement, “Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, but whether or not subject to ERISA) and any other medical, dental, vision, life insurance, change in control, welfare, retention, retirement, pension, severance, paid time off, consulting, equity, equity-based, phantom equity, deferred compensation or fringe benefit plan, program, agreement or arrangement, in each case, that is maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, officer, director or consultant of the Company, or with respect to which the Company has any direct or contingent liability (but in all cases, excluding any of the foregoing required by Law or that is maintained by a Governmental Authority).
(b)With respect to each material Benefit Plan, the following materials have been made available to the Purchaser (to the extent applicable): (i) the plan document and all material amendments thereto (or, if any such material Benefit Plan is not written, a written description of the material terms thereof); (ii) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements; (iii) the most recent determination, opinion or advisory letter received from the IRS; (iv) the most recent financial statements and summary annual report; (v) the annual reports filed with any Governmental Authority (including Form 5500 Annual Returns/Reports and all schedules thereto) for the three most recent plan years for which reports were filed; (vi) the current summary plan description and each summary of material modifications thereto that are required by ERISA; (vii) all records, notices, filings and other written communications, in each case of this clause (vii), during the last three years with any Governmental Authority; and (viii) all testing results for the three (3) most recently completed plan years for which testing was performed.
(c)Each Benefit Plan has been established, administered, funded, maintained, and operated, in each case, in all material respects in accordance with its terms and any related documents and in compliance in all material respects with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it may currently rely to the effect that such Benefit Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (or such Benefit Plan is on a prototype or volume submitter form and the sponsor of such form has been issued an opinion or advisory letter from the IRS), and no circumstance exists that is reasonably likely to adversely affect such qualified or Tax-exempt status.
(d)The Company does not sponsor, maintain, contribute to, have any obligation to contribute to, or have any Liability with respect to (including liability as a result of being treated as a single employer with another Person under Code Section 414), (i) a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code).
(e)No Benefit Plan provides health, medical, prescription drug, dental, vision or life insurance coverage beyond termination of service or retirement, except for the continuation coverage required to be provided under applicable Law or for continued coverage through the last day of the month in which termination of employment occurs to the extent required by the terms of the applicable Benefit Plan. There are no audits, enforcement actions, claims or other actions pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan (other than routine individual claims for benefits payable in the ordinary course).
(f)Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in all material respects in compliance with Section 409A of the Code, as applicable.
(g)Except for the Option Termination Payments and as set forth on Schedule 3.17(g), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, whether alone or when combined with the occurrence of any other event (provided that the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement is a required event), will (i) accelerate the timing of payment, funding or vesting of any payment or benefit, or increase the amount of or otherwise enhance any payment or benefit due, under any Benefit Plan, (ii) result in any payment, benefit or vesting becoming due under any Benefit Plan, or (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this

Agreement, whether alone or when combined with the occurrence of any other event (provided that the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement is a required event), will result in any payment, benefit or vesting that could, alone or combined with any other payment, benefit or vesting, be characterized as a “parachute payment” within the meaning of Section 280G of the Code.
(h)The Company has no commitment, liability, or obligation to indemnify, gross-up, or reimburse any current or former employee for Taxes under Section 409A of the Code or Section 4999 of the Code.
3.18Insurance. Schedule 3.18 lists all insurance policies held by the Company relating to its business (the “Insurance Policies”), copies of which have been made available to the Purchaser. Each Insurance Policy is legal, valid, binding, enforceable and in full force and effect as of the Execution Date, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally, or by court applied equitable principles, and all premiums due and payable for such Insurance Policies have been duly paid. The Company has not received a written notice of cancellation of any of the Insurance Policies nor, to the Company’s Knowledge, has any cancellation, termination, reduction of coverage or material premium increase been threatened with respect to any such policy. To the Company’s Knowledge, there are no outstanding claims under such policies which are reasonably likely to exhaust the applicable limitation of liability. The Insurance Policies are consistent in all material respects with that which is customarily maintained by companies in the industry in which the Company operates and otherwise comply in all material respects with all contractual and statutory obligations of the Company and provide all insurance coverage required to be maintained by the Company under the terms of any Contracts to which the Company is a party or otherwise bound. This Section 3.18 does not apply to insurance relating to any Benefit Plan.
3.19Environmental Matters
(a)There are no Claims pending or, to the Company’s Knowledge, threatened in writing against the Company under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Leased Premises. To the Company’s Knowledge, there are no Hazardous Materials that have been released or are being stored or are otherwise present on, under any real property constituting the Leased Premises. To the Company’s Knowledge, each of the Leased Premises of the Company, during the period it has been leased by the Company, has been maintained in, and the Company is and has at all prior times otherwise been in, compliance in all material respects with all applicable Environmental Laws.
(b)The Company has not disposed of, or has arranged to dispose of, Hazardous Materials in a manner or to a location that would reasonably be expected to result in material liability to it under Environmental Laws.
3.20Real Estate.
(a)Owned Real Property. Except as set forth on Schedule 3.20(a), the Company does not own, and has never owned, any real property.
(b)Leased Real Property. Schedule 3.20(b) contains a complete and accurate list of all premises leased, subleased or licensed by the Company (the “Leased Premises”), as tenant, for the operation of the Company’s business, excluding the use of facilities of customers of the Company in accordance with the Current Government Contracts and use of home offices by employees of the Company in the Ordinary Course of Business of the Company (each an “Excluded Facility”) and of all leases, lease guaranties, subleases, licenses, concessions and other Contracts (written or oral) pursuant to which the Company holds any Leased Premises (including amendments, extensions and renewals) (collectively, the “Leases”). The Company made available to the Purchaser a true, correct and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leased Premises and the Excluded Facilities constitute all interests in real property currently owned, leased, used, occupied or currently held for use by the Company. The Leases (i) are valid, binding and enforceable obligations of the Company and, to the Company’s Knowledge, of the other parties thereto, in accordance with their terms and are in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles; and (ii) other than as set forth on Schedule 3.5, (A) the Company’s possession or quiet enjoyment of the Leased Premises under such Lease has not been disturbed in any material respect; (B) neither the Company nor, to the Company’s Knowledge, any other party to the Lease is in material breach or default under such Lease, and no event has occurred or circumstances exist which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by the Company or, to the Company’s Knowledge, any other party to such Lease, or permit the termination, modification or acceleration of rent under such Lease; (C) the Company has not subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Premises or any portion thereof; and (D) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein.
(c)To the Company’s Knowledge, the Leased Premises are (i) not subject to any Orders or contractual or legal restrictions that preclude or restrict the Company’s ability to use any Leased Premises for its current use; and (ii) in substantially good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such items).
(d)The Leased Premises comprise all of the real property used or presently intended to be used in, or otherwise related to, the business of the Company.
3.21No Other Agreement To Sell. Other than the sale of inventory or immaterial Assets in the Ordinary Course of Business of the Company and the transactions contemplated by this Agreement (including the Reorganization), the Company does not have any legal obligation, absolute or contingent, to any other Person (other than the Purchaser under this Agreement) to issue, sell, encumber or otherwise transfer the Company, the Shares or Interests, the Assets (or any portion thereof), or the business of the Company (in whole or in part), or to effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.
3.22Transactions with Certain Persons. Except as set forth on Schedule 3.22, no Seller Owner or current officer, manager or director of the Company, nor any member of any such individual’s immediate family (each, a “Related Party”), is presently, or within the past twelve (12) months has been, a party to any transaction or Contract with the Company, including any

Contract or other arrangement (a) providing for the furnishing of services by or to the Company; (b) providing for the rental of real or personal property from or to the Company; or (c) otherwise requiring payments from or to any Related Party or any Person in which any Related Party has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest (in each case, other than (i) arm’s-length transactions involving services, compensation, benefits or expenses as directors, officers or employees of the Company in the Ordinary Course of Business of the Company and (ii) Benefit Plans). Except as set forth on Schedule 3.22, the Company owes no amount to, and has not committed to make any loan or extend or guarantee credit or other obligations to, or for the benefit of, any Related Party (other than for compensation, benefits and expenses as directors, officers or employees of the Company in the Ordinary Course of Business of the Company or under the Benefit Plans) and no Related Party owns any Assets or other property or Permits (other than Personnel Security Clearances) that the Company uses.
3.23Employees.
(a)Schedule 3.23(a) includes a complete and accurate list of all employees of the Company as of thirty (30) days prior to the Execution Date, listing for each as of that date, the employee’s (a) name, (b) job title or description, (c) Fair Labor Standards Act classification, (d) annual salary or hourly rate, and (e) any nondiscretionary bonuses and commissions paid during the fiscal year ending December 31, 2023, and listing any existing employment agreement with such employee (it being understood that all parties do not consider any “at-will” arrangements with employees to be employment agreements).
(b)With respect to all Persons classified by the Company as independent contractors during the last three (3) years, the Company has reported each such Person’s compensation on IRS Form 1099 during such period when required to do so. Schedule 3.23(b)(i) includes a complete and accurate list of all independent contractors that have provided services to the Company in the three (3) years prior to the Execution Date showing for each: name; description of services; engagement start date; term of services (if applicable); rate of remuneration; and location where services are provided (state). Schedule 3.23(b)(ii) sets forth a true and complete list of all IRS Forms 1099 issued by the Company to an independent contractor during the last three (3) years, including the Person to whom it was issued and the amount of compensation reported on such Form 1099.
(c)As of the Execution Date, each of the Key Employees set forth under the heading “Key Employees at Signing” on Schedule A has delivered Employment Arrangements with the Purchaser which will become effective only upon the Closing. All of the Key Employees are employees of the Company as of the Execution Date and, to the Knowledge of the Company as of the Execution Date, no change, event or occurrence has occurred that has, or would reasonably be expected to have, the effect of preventing any Employment Arrangements with Key Employees (to the extent entered into as of the applicable date) from becoming effective as of the Closing, including by any Key Employee providing written, or, to the Knowledge of the Company, oral, notice to the Seller or the Company that he or she intends to modify, amend, waive or revoke all or any portion of such person’s Employment Arrangements. To the Company’s Knowledge, as of the Execution Date, no Key Employee of the Company has provided notice to the Seller or the

Company that he or she intends to terminate his or her employment relationship with the Company following the consummation of the transactions contemplated hereby.
3.24Labor Relations.
(a)Except as set forth on Schedule 3.24(a), (i) the Company is not party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other Representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees; and (ii) since January 1, 2021, (1) there has not occurred or, to the Company’s Knowledge, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees, and (2) the Company has not discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees relating to accounting, in each case, in retaliation of such submission.
(b)Except as set forth on Schedule 3.24(b), there is not presently existing any Claim pending, or to the Company’s Knowledge presently threatened, against the Company, related to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law. Since January 1, 2021, except as set forth on Schedule 3.24(b), the Company has complied in all material respects with all Laws relating to labor and employment.
(c)Except as set forth in Schedule 3.24(c) and except as would not result in a material liability for the Company, since January 1, 2021, the Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Company, and the Company has no material liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Benefit Plan.
(d)Except as set forth in Schedule 3.24(d) and except as would not result in a material liability for the Company, since January 1, 2021, (i) the Company has fully and timely paid all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy, (ii) each individual who is providing, or has provided, services to the Company and is or was treated as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so treated for all purposes and (iii) the Company has fully and timely paid all social security contributions, wage Tax and other payments due and payable to a Governmental Authority in connection with the employment relationships with the Company’s current and former employees pursuant to applicable Law, Contract or policy.

(e)To the Company’s Knowledge, no allegation of sexual or other unlawful harassment has been made to the Company or a Governmental Authority in the past three (3) years against any current officer or supervisory employee of the Company.
3.25Brokers. Except as set forth on Schedule 3.25, no broker, finder or investment banker or other similar Person is entitled to any brokerage, finder’s or other similar fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
3.26Privacy and Security.  Except as set forth on Schedule 3.26:
(a)The Company, and to the Company’s Knowledge, any processors acting on its behalf, since January 1, 2021, has been, in compliance with all applicable Privacy and Data Security Requirements in all material respects. The Company’s past and present collection, use, retention, processing, storage, protection, disclosure, sharing, and dissemination of Personal Information complies with, in all material respects, and has not in any material respect violated any Privacy and Data Security Requirements. Since January 1, 2021, the Company has not received written notice, or, to the Knowledge of the Company, oral notice, alleging that it is in violation of any Privacy and Data Security Requirements.
(b)The Company has not received any written notice (or to the Company’s Knowledge, oral notice) from any Governmental Authority that it is under audit or investigation by any Governmental Authority for a violation of any Privacy and Data Security Requirements, which matter remains unresolved.
(c)The Company has implemented appropriate technical, physical, and organizational measures and security systems and technologies in compliance with all material data security requirements under Privacy and Data Security Requirements to reasonably protect and maintain the integrity and security of the Company Systems and all information stored or contained therein (including Personal Information and the Company’s Confidential Information) and to prevent any unauthorized use, access, interruption, destruction, loss, disclosure or modification thereto. The Company Systems are sufficient in all material respects for the conduct of the business of the Company as currently conducted. Since January 1, 2021, there have been no failures, or other adverse events affecting the Company Systems that resulted in the material disruption or interruption in or to the use of any Company Systems or the Company’s ability to operate in the Ordinary Course of Business.
(d)To the Knowledge of the Company, since January 1, 2021, there has not been, and there are no facts suggesting there has been, any material data security breach of any computer systems or networks, or unauthorized use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of the Company, including any unauthorized acquisition, access, use or disclosure of Personal Information that would constitute a breach (or similar term, as defined under any applicable Privacy and Data Security Requirements) for which notification to individuals and/or regulatory authorities is required to be given by the Company under any applicable Privacy and Data Security Requirements.

3.27Government Contracts.
(a)Except to the extent disclosure thereof is prohibited by applicable Law or the terms of the Restricted Contracts, Schedule 3.27(a) sets forth a true and correct list of the following:
(i)Each Current Government Contract to which the Company is a party with revenue for the twelve (12) months ended June 30, 2024 in excess of $1,500,000; provided, that any such Current Government Contracts that remain subject to audit are not required to be disclosed on Schedule 3.27(a)(i);
(ii)Each Current Government Bid; and
(iii)Each Teaming Agreement to which the Company is a party which has not expired and for which an award has not been made prior to the Closing Date.
The Company has made available to the Purchaser complete and correct copies of each of the Contracts (including all modifications) required to be listed on Schedule 3.27(a).
(b) Each Current Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect and, except as noted on Schedule 3.27(b), is not the subject of an active or, to the Company’s Knowledge, threatened protest, litigation or administrative proceeding, nor any other outstanding material claim, dispute or request for equitable adjustment by any party thereto.
(c)The terms of each Teaming Agreement, joint venture agreement, and mentor-protégé agreement to which the Company is a party comply with any Laws specifically applicable to the programs under which they were designed (for example, the mentor-protégé program under the regulations of the U.S. Small Business Administration at 13 C.F.R. 125.9), and the parties thereto are in compliance with all provisions of each such agreement in all material respects.
(d)With respect to any Current Government Contract, there is no pending, and since January 1, 2019, there has not been any: (i) written notice or, or to the Company’s Knowledge, any oral notice of, investigation or allegation by any Governmental Authority of potential civil fraud, false claim, significant overpayment or criminal activity involving the Company; (ii) written notice of Claim or proposed Claim; (iii) written notice, or to the Company’s Knowledge, any oral notice regarding possible suspension, debarment or exclusion under authority of 48 C.F.R. Part 9.4 or 2 C.F.R. Part 180 proceeding initiated or threatened against the Company or any officer, director, shareholder, or employee of the Company; (iv) events listed in 48 C.F.R. 52.209-7(c)(1) against the Company or any officer, director, shareholder, or employee of the Company; (v) except as set forth on Schedule 3.27(d), less than ‘Satisfactory’ performance rating issued by a Governmental Authority or prime contractor (as applicable) in connection with a Government Contract; (vi) request to the Company by a Governmental Authority for a contract price reduction in excess of $250,000; (vii) written notice of a finding of fraud or any claim of any material liability as a result of defective pricing; (viii) dispute between the Company and a Governmental Authority which, since January 1, 2019, has resulted in a government contracting officer’s final decision or claim by a higher-tier contractor customer where the amount in controversy exceeds or is expected to exceed $250,000; or (ix) certified claim or request for equitable adjustment by the Company against a Governmental Authority or higher-tier contractor customer in excess of $500,000.
(e)Except as set forth on Schedule 3.27(e), since January 1, 2019, (i) the Company has complied in all material respects with all statutory and regulatory requirements, including the FAR, the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, and all clauses, provisions, and other requirements incorporated by reference or by operation of Law, when and as applicable to each of the Government Contracts and Government Bids, (ii) the representations and certifications made, acknowledged, or set forth in or pertaining to a Government Contract or Government Bid by the Company with respect to the Government Contracts or Government Bids were current, accurate, and complete in all material respects as of their effective date and the Company has complied in all material respects with all such certifications, (iii) the records submitted to a customer or its auditor in connection with Government Contracts have been accurate in all material respects, (iv) and all invoices submitted for payment, reimbursement or adjustment by the Company pursuant to a Government Contract were accurate in all material respects as of their respective submission dates, or were subsequently revised or corrected.
(f)Except as set forth on Schedule 3.27(f), since January 1, 2019, (i) the Company has not received any written, nor, to the Company’s Knowledge, oral, notice of termination for default or convenience, breach, cure notice, or show cause notice arising under or related to a Government Contract or a Government Bid from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to a Government Contract, and (ii) the Company has maintained in all material respects any material certifications, approvals, policies, systems and controls required by the terms and conditions of the Government Contracts.
(g)The Company has not, and none of the directors, officers, or Principals (as defined at FAR 2.101) of the Company has, (i) been, debarred or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); (ii) since January 1, 2019, been required to make or made any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR 52.203-13 (including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract), and the Company is not and has not been in possession of any credible evidence that would require mandatory disclosure under the FAR; (iii) since January 1, 2019, made any voluntary disclosures to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; or (iv) since January 1, 2019, been in violation of any applicable restriction on conflict of interest, lobbying, political activity, political contributions, or the offering, giving, soliciting or receiving of anything of value with respect to a representative of a Governmental Authority, or in connection with a Government Contract or Government Bid.
(h)The Company does not have any Current Government Bid that, if accepted or resulted in award of a Government Contract to the Company, is reasonably expected to result in a loss in excess of $250,000. Except for those Liens listed on Schedule 3.27(h), the Company has not made any assignment of payments under any Government Contract.
(i)Except to the extent disclosure thereof is prohibited by applicable Law, Schedule 3.27(i), sets forth a current, complete, and accurate list of all Facility Clearances held by the Company. The Company and its officers, directors, and employees hold all Facility Clearances and Personnel Security Clearances reasonably necessary to perform the Current Government Contracts. There is no existing information, fact, condition or circumstance that would reasonably be expected to cause the Company to lose any facility security clearance. All requisite Facility Clearances are valid and in full force and effect. The Company is in compliance with all material requirements under each Government Contract that requires the safeguarding of, and access to, classified information, including those requirements in the NISPOM, to the extent applicable. For each facility security clearance and national industrial security authorization and accreditation held by the Company, the Company currently (i) holds at least a “satisfactory” rating from the Defense Counterintelligence and Security Agency (“DCSA”) or other cognizant security authority with respect to the NISPOM and any other U.S. national industrial security requirements that may apply to each Facility Clearance or national industrial security authorization or accreditation, or (ii) has achieved a “satisfactory” rating on a security self-assessment conducted in lieu of a DCSA evaluation. Since January 1, 2019, the Company has reported to the appropriate Governmental Authority or contracting party any violation of the policies or applicable Laws or regulations governing the safeguarding of, and access to, classified information, to the extent required.
(j)Schedule 3.27(j) sets forth a complete list of all organizational conflict of interest (“OCI”) (as defined in FAR subpart 9.5) mitigation or avoidance plans entered into in connection with any Government Contract or Government Bid, to the extent the Company has any continuing obligations under such OCI mitigation or avoidance plans. The Company has furnished to Purchaser complete copies of all such OCI mitigation or avoidance plans. Since January 1, 2019, the Company has complied in all material respects with all of its OCI mitigation plans and has not received any notice of any failure to comply with such plans or the existence of any prohibited OCI in connection with any Government Contract or Government Bid.
(k)The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Authority or prime contractor, subcontractor, vendor or other authorized Person. The Company has taken all steps required under any Current Government Contracts or applicable Laws to protect its rights in and to any material Company IP and has included, as necessary, the proper restrictive legends on all copies of any Company IP delivered in connection with a Current Government Contract and, other than as required under any Government Contract, the Company is not obligated to provide a license to any Governmental Authority to use or disclose any of the Company IP used in connection with such Government Contract. All disclosures, elections, and notices required by applicable Laws and Government Contract terms to satisfy these requirements, or to protect ownership of any inventions of the Company developed, conceived or first actually reduced to practice in the performance of work under a Government Contract, have been made and have been delivered to Purchaser. Except as disclosed in Schedule 3.27(k), no Governmental Authority or prime contractor or subcontractor to a Governmental Authority has obtained, by contract, applicable Laws or otherwise, rights in any Company IP that would reasonably be expected to affect the commercial value thereof.
(l)Since January 1, 2019, (i) the Company has maintained cost accounting systems that comply in all material respects with applicable laws and regulations (including the FAR cost principles and Cost Accounting Standards, as defined in FAR Parts 31 and 30 respectively), and no Governmental Authority has deemed such systems deficient or non-compliant with the requirements of the FAR cost principles or Cost Accounting Standards, as applicable; and (ii) all direct and indirect costs charged by the Company under a Government Contract were in compliance in all material respects with the FAR cost principles and the Cost Accounting Standards, as applicable.
(m)Except as set forth on Schedule 3.27(m), no Current Government Contract listed or required to be listed on Schedule 3.27(a)(i), and no Current Government Bid, was awarded on the basis of the Company being a joint venture, a small business, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status or having other preferential bidding status in U.S. federal government procurements as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121 et. seq. or similar rules applicable to procurements conducted by other Governmental Authorities.
(n)Except as set forth on Schedule 3.27(n), the Company is in compliance in all material respects with all applicable information safeguarding and cybersecurity requirements under the Company’s Government Contracts, including the requirements of DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting, DFARS 252.204-7020, NIST SP 800-171 DoD Assessment Requirements, DFARS 252.204-7021, Cybersecurity Maturity Model Certification Requirements, and implementation of the National Institute of Standards and Technology Special Publication 800-171, as and to the extent required by the Company’s Government Contracts.
3.28Customers and Suppliers. Schedule 3.28(a) lists, to the extent authorized by applicable Law and the terms of the Restricted Contracts, for the twelve (12) months ended June 30, 2024, (i) the ten (10) largest suppliers of goods or services (including suppliers of leased real property) of the Company measured by dollar volume paid (the “Key Suppliers”), and (ii) the ten (10) largest end-customers of the Company measured by revenue earned (the “Key Customers”). Except as set forth on Schedule 3.28(b), no Person listed or required to be listed on Schedule 3.28(a), within the last twelve (12) months, has (x) canceled or otherwise terminated or has threatened in writing (or to the Company’s Knowledge, orally) to cancel or otherwise terminate any relationships of such Person with the Company (other than pursuant to a Contract’s expiration pursuant to the terms of such Contract) or (y) provided notice of non-renewal or informed the Company in writing of its intent to materially adjust the terms (including with respect to price or volume) of any applicable Contract (except for adjustments to the terms of any applicable Contract in the Ordinary Course of Business). Since January 1, 2021, the Company has not paid or been required to pay to any Key Customer or Key Supplier any material amounts in connection with any indemnification claim made by any such Persons.
3.29Bank Accounts. Schedule 3.29 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (each, a “Bank Account”), or at which a Bank Account is maintained to which the Company has access as to which deposits are made on behalf of the Company, in each case, listing the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.
3.30Events Subsequent. Except as set forth on Schedule 3.30 and matters related to the transactions contemplated by this Agreement (including the marketing of the Company for sale), since December 31, 2023 and as of the Execution Date, (a) the Company has conducted its business only in the Ordinary Course of Business of the Company, and (b) there has not been a Material Adverse Effect, and (c) the Company has not taken any of the following actions:
(i)(A) redeemed, repurchased or otherwise reacquired any of its equity securities, liquidated, dissolved or effected any reorganization or recapitalization; or (B) split, combined or reclassified any of its equity or issued or authorized or proposed the issuance of any of its equity securities;
(ii)Other than issuances of Shares pursuant to the exercise of options granted under the Option Plan, issued, pledged, delivered, awarded, granted or sold, or authorized or proposed the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Shares or Interests, any securities convertible into or exercisable or exchangeable for any such interests, or any rights, warrants or options to acquire, any such interests;
(iii)(A) acquired or agreed to acquire, or merged or consolidated with, by purchasing an equity interest in or a material portion of the assets of, whether in a single transaction or a series of related transactions or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets of any other Person (other than purchases of inventory in the Ordinary Course of Business of the Company); (B) entered into any joint venture or partnership; or (C) made or committed to make any financial investments in any other Person;
(iv)proposed or adopted any amendments to the Charter or Governing Documents of the Company;
(v)made any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law or any mandatory change in GAAP;
(vi)made any capital expenditures, capital additions or capital improvements in excess of $500,000 in the aggregate other than (A) expenditures for emergency maintenance and repair, or (B) expenditures in the Ordinary Course of Business of the Company;

(vii)paid, discharged or satisfied any material claims, liabilities or obligations except the payment, discharge or satisfaction of (A) liabilities or obligations in the Ordinary Course of Business of the Company or in accordance with the terms of a Contract or (B) terminated (except at the anticipated expiration thereof), waived, released, granted or transferred any rights of material value or modified or changed in any materially adverse respect any Material Contract, in each case, other than in the Ordinary Course of Business of the Company;
(viii)declared, paid or otherwise set aside for payment any cash or non-cash dividend or other cash or non-cash distribution of property with respect to any equity securities of the Company;
(ix)settled or compromised any Claim, other than Claims in an individual amount to be paid by the Company that did not exceed $250,000;
(x)sold, leased, licensed, abandoned, permitted to expire or lapse or otherwise disposed of any of the assets shown or reflected on the Interim Statements, except in the Ordinary Course of Business of the Company and involving assets (other than Intellectual Property) having an aggregate value of less than $100,000, and with respect to licenses of Intellectual Property, limited to non-exclusive licenses in the Ordinary Course of Business;
(xi)made any material Tax election inconsistent with past practice, changed or revoked any material Tax election, changed any annual Tax accounting period, changed any method of Tax accounting, amended any Tax Return, filed any income or other material Tax Returns that had been prepared in a manner that is inconsistent with past practice in any material respect unless otherwise required by applicable Law, entered into any closing agreement with respect to any material Tax, surrendered any right to claim a material Tax refund, entered into any Tax allocation, Tax sharing, or Tax indemnity agreement (in each case, other than customary commercial agreements entered into in the Ordinary Course of Business the primary focus of which is not Taxes) or Tax receivable agreement, failed to pay material Taxes when due, agreed to an extension or waiver of a statute of limitations period applicable to any material Tax claim or assessment or settled or compromised any material Tax claim or assessment;
(xii)adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
(xiii)except as required by applicable Law, recognized or certified any labor union, works council, or other labor organization as the bargaining representative for any employees of the Company;
(xiv)with respect to employees, implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions, in each case, that would reasonably be expected to implicate the WARN Act;

(xv)(A) granted or increased or decreased, or taken any action to accelerate the payment, vesting or funding of, any compensation payable to or to become payable to any of its directors, officers, or employees or under any Benefit Plan (other than increases or decreases to annual base compensation, (1) pursuant to an existing agreement or arrangement or (2) in the Company’s Ordinary Course of Business consistent with the Company’s past practice, in each case, for an employee of the Company with annual base compensation below $250,000); (B) granted any severance, termination or change in control pay (other than pursuant to an existing Benefit Plan) to, or entered into or modified any employment, change-in-control, termination or severance agreement with, any of its directors, officers or employees; or (C) adopted, materially amended, entered into, or terminated any material Benefit Plan (or any plan, policy, program, Contract or arrangement that would constitute a material Benefit Plan if it were in existence on the date hereof), in each case, except as may be required by applicable Law or in connection with an annual renewal;
(xvi)waived or materially amended or modified any Material Contract, or waived or materially amended or modified the Company’s rights thereunder;
(xvii)modified in any respect its cash management practices, including any delay or postponement of the payment of any accounts payable or any other liability or obligation, any agreement with any party to extend the payment date of any accounts payable or expenses, salaries, bonuses, or any other liability or obligation, or otherwise engaging in any activity the purpose or intent of which is to accelerate to earlier periods the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods;
(xviii)sold, assigned, leased, licensed or otherwise transferred any of its material tangible assets, except in the Ordinary Course of Business of the Company for fair value; or
(xix) offered or proposed to take, or agree to take in writing or otherwise, any of the actions described in this Section 3.30.
3.31Artificial Intelligence.
(a)The Company has not used and is not currently using Artificial Intelligence as a material component of or in the development, deployment, or provision of any of the Company’s products or services, including, to the Company’s Knowledge, through the Company’s use of the products or services of a third-party vendor.
(b)The Company, since January 1, 2021, has been, in compliance with all applicable Laws regulating the use by the Company of Artificial Intelligence and Automated Decision-Making Technology.
(c)To the Company’s Knowledge, since January 1, 2021, the Company has not been, and is not currently: (i) under audit or investigation by any Governmental Authority regarding the Company’s use of Artificial Intelligence or Automated Decision-Making Technology, or (ii) subject to any notification, claim, demand, audit or action in relation to the

Company’s development or use of Artificial Intelligence or Automated Decision-Making Technology, including a written notification, claim, demand, or action alleging that the Company has violated any Law relating to Artificial Intelligence or Automated Decision-Making Technology.
3.32Inventory. Except as would not, individually or in the aggregate, reasonably be expected to be material, and except for obsolete materials, defective materials, slow-moving items, and materials of below standard quality, which have been written off or down in the Financial Statements to realizable market value or for which adequate reserves have been provided therein in accordance with GAAP, (a) the Inventory reflected in the Financial Statements is of a quality and quantity useable and, in the case of finished goods, saleable in the Ordinary Course of Business and (b) no Inventory is being held on consignment by third parties. Except for obligations pursuant to the Company’s Contracts with its customers entered into in the Ordinary Course of Business or as would not, individually or in the aggregate, reasonably be expected to be material, the Company does not have any obligation, contingent or otherwise, to repurchase or accept returns of any products, or otherwise compensate or reimburse any distributor in connection with any unsold goods, whether at the expiration of the applicable shelf-life or otherwise.
3.33No Other Representations and Warranties. Except for the representations and warranties set forth in Section 2 and Section 3 of this Agreement (each as modified by the Disclosure Schedules), any certificate delivered pursuant to Sections 7.1(b) or 7.1(c) of this Agreement or any Restrictive Covenants Agreement (solely with respect to the Restricted Seller Owners and each of the Key Employees set forth below the heading “Additional Key Employees” on Schedule A), none of the Company, the Seller, the Seller Owners or any other Person: (a) makes any representation or warranty, express or implied, as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets, (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business of the Company (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company), or (c) makes any representation or warranty as to any other matter, and the Company and the Seller disclaim any other representations or warranties, whether made by the Company or any other Person. Any and all statements or information communicated by the Company, the Seller or any other Person outside of this Agreement, including by way of the documents provided in response to the Purchaser’s due diligence requests and any management presentations provided, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, none of the Company or the Seller makes any representations or warranties to the Purchaser regarding any projections or the future or probable profitability, success, business, opportunities, relationships or operations of the Company.
4.REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company and the Seller the following matters, as of the Execution Date and as of the Closing Date, except to the extent that a representation or warranty in this Section 4 expressly states that such representation or warranty is made only as of an earlier date:
4.1Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a Purchaser Material Adverse Effect.
4.2Necessary Authority. The Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will be at Closing) a party, to perform its obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement and the Purchaser’s consummation of the transactions contemplated hereby have been, or with respect to Transaction Documents to be delivered at the Closing by the Purchaser and the Purchaser’s consummation of the transactions contemplated thereby, will be, duly authorized, executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms and conditions (assuming, in each case, the due authorization, execution and delivery by each other party thereto), subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual(s) executing this Agreement and any Transaction Document to which the Purchaser is, or is specified to be, a party, has the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which the Purchaser is, or is specified to be, a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which the Purchaser is, or is specified to be, a party, valid and binding upon, and enforceable against, the Purchaser.
4.3No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, and the consummation of the transactions contemplated herein or therein do not and will not, with or without the passage of time, assuming the receipt of the Required Statutory Approvals: (a) violate the Charter or Governing Documents of the Purchaser, (b) require the Purchaser to obtain the consent or approval of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law, (d) constitute or result in the breach of any provision of, or constitute a default under, any contract to which the Purchaser is a party or by which its assets are bound or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority by the Purchaser.
4.4Brokers. Except as set forth on Schedule 4.4, no broker, finder or investment banker or other similar person is directly or indirectly entitled to any brokerage, finder’s or other similar fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates or Representatives.

4.5Litigation; Compliance with Law. There is no Claim or Order of any nature, pending, rendered or, to the Purchaser’s Knowledge, threatened in writing, against the Purchaser that, individually or in the aggregate with any other such Claims or Orders, reasonably would be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
4.6Solvency; Ability to Perform Agreement. The Purchaser will have available on the Closing Date, all funds necessary to pay the Purchase Price and to pay all related transaction expenses payable by the Purchaser. The Purchaser will not become insolvent as a result of consummating the transactions contemplated by this Agreement, and immediately after giving effect to the transactions contemplated hereby, the Purchaser and each of its Subsidiaries (including the Company), on a consolidated basis, will be solvent.
4.7No Foreign Ownership. No foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (each, a “Foreign Interest”) (a) individually or in the aggregate with other Foreign Interests, owns or has a beneficial ownership of five percent (5%) or more of the Purchaser or if the Purchaser does not issue stock, indirectly or directly, subscribed for five percent (5%) or more of the Purchaser’s total capital commitment, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of the Purchaser, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of the Purchaser. Except as set forth on Schedule 4.7, the Purchaser, directly or indirectly through Subsidiaries and/or Affiliates, does not own five percent (5%) or more of any Foreign Interest. The Purchaser acknowledges the restrictions that affiliation with or significant influence by a Foreign Interest may put on the prospects of the Company, and shall fully comply with the Law with respect to mitigation of any such affiliation or influence of such Foreign Interest. The Purchaser further acknowledges that the Company shall not have liability for any breach of any representation or warranty to the extent such breach results from the Purchaser or any of its Affiliates having any direct or indirect foreign ownership.
4.8Access. The Purchaser and its Representatives have (a) been given full access to the assets, books, records, Contracts and employees of the Company, and have been given the opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs and (b) made their own inquiry and investigation into, and based thereon the Purchaser has formed an independent judgment concerning the Company. Neither the Purchaser nor any of its Representatives has had unauthorized access to, or has used, any confidential information of the Company regarding the process undertaken by the Company in connection with the Company’s solicitation of potential offers or the terms of any such other offers.
4.9Investment Intent. The Purchaser is acquiring all of the Interests for its own account with the present intention of holding the Interests for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Interests, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Interests. The Purchaser acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, or any state securities Law and understands and agrees that it may not sell or dispose of any of the Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act of 1933, as amended, and any other applicable federal, state or foreign securities Laws.
4.10No Other Representations and Warranties. Neither the Purchaser nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchaser or any other matter, in each case, except as expressly set forth in Section 4 of this Agreement or in any certificate delivered pursuant to Section 7.2.
5.COVENANTS OF THE PARTIES
5.1Affirmative Covenants of the Company. The Company hereby covenants and agrees that, from and including the Execution Date through and including the Closing or earlier termination of this Agreement pursuant to Section 8.1 (the “Interim Period”), unless otherwise expressly contemplated under or required by this Agreement or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company will (a) use commercially reasonable efforts to operate the business of the Company in the Ordinary Course of Business, and (b) use commercially reasonable efforts to, in all material respects, (i) preserve the present commercial relationships with key Persons with whom the Company does material business, (ii) keep available the services of its current officers and key employees (including the Key Employees), and (iii) keep and maintain the Assets in good repair and normal operating condition (subject to ordinary wear and tear and other than dispositions in the Ordinary Course of Business); provided, however, that (x) the Company may take any actions necessary to ensure that the Company complies with applicable Laws and Contracts (provided that the Company shall use its commercially reasonable efforts to consult in good faith with the Purchaser prior to taking (or omitting to take) such action to ensure compliance, other than actions taken in the Ordinary Course of Business) and (y) the Company may distribute its Cash to the Seller and to the Seller Owners, provided, that the Company will have sufficient Cash as of the Closing Date to satisfy any pending debits (and any Company or Seller-initiated debits expected to occur on the Closing Date) out of the Company’s operating account as of the Closing Date (other than obligations to be funded by the Purchaser in accordance with Sections 1.1(a) through (e)) (such amount, the “Minimum Cash Balance”), provided, that the Minimum Cash Balance shall be included in Estimated Cash.
5.2Negative Covenants of the Company. Notwithstanding Section 5.1, during the Interim Period, except (i) as expressly contemplated under or required by this Agreement, including with respect to the Reorganization, (ii) as set forth in Schedule 5.2, (iii) as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), or (iv) as necessary to ensure the Company’s compliance with applicable Laws (provided that the Company shall use its commercially reasonable efforts to consult in good faith with the Purchaser prior to taking (or omitting to take) such action to ensure compliance, other than actions taken in the Ordinary Course of Business), the Company will not (and the Seller shall not, with respect to Sections 5.2(c), 5.2(d) and 5.2(f)) do any of the following:
(a)other than with respect to any amounts treated as Company Transaction Expenses or as required by any Benefit Plan as in effect on the date of this Agreement that was made available to the Purchaser: (i) materially increase the compensation payable to or to become payable to any of its directors, officers or employees (other than pursuant to an existing agreement or arrangement that was made available to the Purchaser or in the Ordinary Course of Business for employees with base salaries that do not exceed $250,000); (ii) grant any severance or termination pay (other than ordinary severance or termination pay consistent with the Ordinary Course of Business for employees with base salaries that do not exceed $250,000) to, or enter into or modify any employment, change-in-control or severance agreement with, any of its directors, officers or employees (in each case, other than (1) employment agreements and offer letters entered into with newly-hired employees on the Company’s standard form that do not include severance protections unless permitted by clause (ii) of this Section 5.2(a), and (2) the termination of employment agreements and offer letters with employees whose employment may be terminated pursuant to Section 5.2(b) below); or (iii) adopt, terminate, or amend any Benefit Plan (in each case, other than (1) employment agreements and offer letters entered into with newly-hired employees on the Company’s standard form that do not include severance protections unless permitted by clause (ii) of this Section 5.2(a) and (2) the termination of employment agreements and offer letters with employees whose employment may be terminated pursuant to Section 5.2(b) below, and (3) severance agreements and arrangements providing severance or termination pay permitted by clause (ii) of this Section 5.2(a)), in each case, except as may be required by applicable Law, as may be required to maintain the Tax-qualified status of such Benefit Plan or in connection with an annual renewal;
(b)other than in the Ordinary Course of Business, (i) hire or terminate (other than for cause) any employees with base salaries of $250,000 or more, or (ii) terminate any group of employees;
(c)(i) redeem, repurchase or otherwise reacquire any of its equity securities (in each case, other than repurchases of equity securities from employees in connection with a termination of service on terms that do not impose any obligation on the Company or the Purchaser as of the Closing or thereafter), liquidate, dissolve or effect any reorganization or recapitalization; (ii) split, combine or reclassify any of its equity or issue or authorize or propose the issuance of any of its equity securities (in each case, excluding Shares or Interests issued in respect of the exercise of options that are outstanding as of the Execution Date, including Seller Options that converted from Company Options in the Pre-Closing Merger); (iii) declare, set aside or make any payment or distribution of property to the Company’s equity holders with respect to such equity holders’ equity securities, except as permitted in Section 5.1(y) and except for Tax distributions; or (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(d)issue, pledge, deliver, award, grant, transfer, dispose of or sell, or authorize or propose the issuance, pledge, delivery, award, grant, transfer, disposal of or sale (including the grant of any encumbrances) of, or otherwise subject to any Lien (other than Permitted Liens), any Shares or Interests, any other equity interests or capital stock of the Company, any securities convertible into or exercisable or exchangeable for any such Shares or Interests or other equity interests or capital stock, or any rights, warrants or options to acquire, any such Shares or Interests (in each case, excluding Shares or Interests issued in respect of the exercise of options that are outstanding as of the Execution Date, including Seller Options that converted from Company Options in the Pre-Closing Merger);
(e)(i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person; (ii) enter into any joint venture or partnership; or (iii) make or commit to make any investments in any other Person;
(f)propose or adopt any amendments to the Charter or Governing Documents of the Company;
(g)change any annual accounting period or adopt or make any material change in any of its methods of accounting or in any accounting policy, except as may be required by Law, the FAR or GAAP;
(h)make any acquisitions, capital expenditures, capital additions or capital improvements in excess of $500,000 in the aggregate, other than (i) expenditures for emergency maintenance and repair, or (ii) expenditures in the Ordinary Course of Business of the Company;
(i)recognize any labor union or enter into any CBA;
(j)make (other than consistent with past practice), change or revoke any material Tax election, change any annual Tax accounting period, change any method of Tax accounting, amend any Tax Return, file any income or other material Tax Returns that have been prepared in a manner that is inconsistent with past practice in any material respect unless otherwise required by applicable Law, agree to an extension or waiver of a statute of limitations period applicable to the assessment or determination of any material amount of Taxes or any Tax Return related thereto or enter into any closing agreement with respect to any material Tax, settle or compromise any material Tax claim or assessment, surrender any right to claim a material Tax refund, enter into any Tax allocation, Tax sharing, or Tax indemnity agreement (in each case, other than customary commercial agreements entered into in the Ordinary Course of Business the primary focus of which is not Taxes) or Tax receivable agreements, or fail to pay material Taxes when due;
(k)pay, discharge, forgive, waive, settle or satisfy any material Claims, liabilities or obligations (except the payment, discharge or satisfaction of (i) liabilities or obligations in the Ordinary Course of Business of the Company or in accordance with the terms of a Contract as in effect on the Execution Date or entered into in the Ordinary Course of

Business (and not in violation of this Section 5.2) during the Interim Period or (ii) Claims settled or compromised to the extent permitted by Section 5.2(m)), or waive, release, grant or transfer any rights of material value or modify or change in any materially adverse respect any material Permit, Material Contract, IP License required to be listed on Schedule 3.11(a), Insurance Policy required to be listed on Schedule 3.18, Lease, Government Vendor Subcontract, Teaming Agreement or Current Government Contract, in each case, other than in the Ordinary Course of Business of the Company;
(l)sell, lease, license, abandon, permit to expire or lapse or otherwise dispose of any Company IP, Intellectual Property licensed to the Company or any other intangible asset used in the business of the Company, other than non-exclusive licenses entered into in the Ordinary Course of Business;
(m)settle or compromise any Claim, other than Claims in an individual amount to be paid by the Company that do not exceed $500,000; provided, that such settlement documents related to any such settlement permitted hereby shall not include an admission of violation of Law or any admission of wrongdoing on the part of the Company or the Purchaser, involve any material non-monetary obligations on the part of the Company or the Purchaser, or include any injunctive relief against the Company or the Purchaser;
(n)subject any material properties or assets to any Lien, except for Permitted Liens or Liens that will be terminated at the Closing with no liability to the Company (except if the Closing Proceeds will be reduced by the full amount of such liability);
(o)other than in the Ordinary Course of Business, enter into any new agreement or Contract or other binding obligation of the Company (other than any Benefit Plan permitted to be entered into pursuant to Section 5.2(a) above) that would, if entered into prior to the Execution Date, be a Material Contract;
(p)sell, assign, lease, license or otherwise transfer any material tangible assets of the Company, other than in the Ordinary Course of Business;
(q)modify the cash management practices (including any delay or postponement of the payment of any accounts payable or any other liability or obligation, any agreement with any party to extend the payment date of any accounts payable or expenses, salaries, bonuses, or any other liability or obligation) or accounting practices of the Company with the purpose or intent to accelerate to earlier periods the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods;
(r)make any charitable contributions in excess of $10,000 in the aggregate or make any political contributions;
(s)enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case;
(t)permit the lapse of any material existing policy of insurance relating to the business or assets of the Company;

(u)incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the Indebtedness of any other Person, or make any loans or advances, in each case, except in the Ordinary Course of Business; provided, that in no event shall the Company (i) incur, assume or guarantee, or (ii) make any voluntary repayment or prepayment of, any long-term Indebtedness for borrowed money, other than, in each of sub-clauses (i) and (ii), further borrowings and voluntary repayments or prepayments under its existing credit facilities that will be repaid and terminated at Closing; or
(v)take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in this Section 5.2 without the prior written consent of the Purchaser.
Notwithstanding the foregoing or anything herein to the contrary, if (i) during the Interim Period, the Company or the Purchaser have commenced any litigation against the other party seeking to terminate this Agreement that has not been withdrawn in writing; or (ii) the Company is permitted to terminate this Agreement because the Purchaser has violated its obligations to close under Section 8.1(b)(ii), then the Company and the Seller shall not be required to comply with their obligations under this Section 5.2 or under Section 5.1. The Purchaser acknowledges and agrees that: (i) nothing contained herein shall give the Purchaser or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.3Copy of Virtual Data Room and Electronic Files. Within five (5) Business Days following the Closing Date, the Seller will deliver to the Purchaser, and shall retain a copy, on one or more USB electronic storage devices, a complete and accurate (as of the Closing Date) electronic copy of the virtual data room (“VDR”) hosted by Intralinks with respect to the transactions contemplated by this Agreement. Neither the Company nor the Seller makes any representation or warranty of any kind, express or implied, regarding the validity, accuracy or completeness of any information in such VDR or the electronic copy of such VDR except as expressly set forth in Section 2 and Section 3 of this Agreement; provided, however, to the extent this Agreement or the Disclosure Schedules makes reference to an item that is provided in the VDR, the Purchaser shall be entitled to rely on the copy therein as a valid, true, accurate and complete copy thereof. The Purchaser agrees and acknowledges that, subject to Section 25.2(g), all documents or other items delivered to the Purchaser or its Representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the VDR shall be deemed to have been delivered, provided or made available to the Purchaser or its Representatives for all purposes hereunder.

5.4Access. Subject to applicable Law and the last sentence of Section 5.12(c), during the Interim Period, the Company will provide the Purchaser and its Representatives, at the Purchaser’s sole cost and expense, with access to the books and records of the Company (including working papers and data in the possession of the Seller Owners, the Seller, the Company or its accountants), and, subject to the receipt of reasonable prior written notice from the Purchaser, and with the prior written consent of the Company’s Chief Executive Officer or his authorized designee(s) (which consent will not be unreasonably withheld or delayed), to the Assets, properties, and the officers, employees (including IT staff in order to assess the transition of IT services to the Purchaser), agents and accountants of the Company, in each case, in a manner that does not unreasonably interfere with the business of the Company. Any information or knowledge obtained in any investigation pursuant to this Section 5.4 that is Confidential Information is subject to Section 5.6 and shall not be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, the Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any officer, director, employee, customer, supplier, distributor, vendor or other business relation of the Company regarding the transactions contemplated by this Agreement prior to the Closing without the prior written consent and coordination of a Designated Contact (as defined below) (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, the Company shall not be required to provide such access or disclose any information to the Purchaser and its Representatives if the Company reasonably determines that such access or disclosure would (A) jeopardize or result in a waiver of attorney-client privilege, (B) violate any Contract to which the Company is a party, or (C) violate any Law which the Company is subject to; provided, that the parties will cooperate to implement appropriate and mutually agreeable measures to permit the disclosure of such information or to provide access in a manner to remedy the basis for the objection. All requests for such access shall be directed to the Chief Executive Officer or to such persons as such the Chief Executive Officer may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts, prior to the Closing, without the prior written consent of a Designated Contact (which shall not be unreasonably withheld, conditioned or delayed), neither the Purchaser, its Affiliates nor their respective Representatives shall contact any employee, contractor, supplier, customer, landlord or other material business relationship of the Company. For the avoidance of doubt, the Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.4. Notwithstanding anything to the contrary contained in this Agreement, in the event of any litigation that has not been withdrawn in writing between the Seller or any Seller Owner, on the one hand, and the Purchaser or its Affiliates, on the other hand, relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.4 shall not apply thereto (including for discovery purposes) to the extent the access or information requested relates to the litigation, and compliance with this Section 5.4 shall not be considered a waiver by any party of any right to assert the attorney client privilege or any similar privilege. Nothing in this Section 5.4 shall be deemed to limit any communications made in the ordinary course of business (unrelated to this Agreement or the transactions contemplated hereby and in compliance with the terms of the Confidentiality Agreement) of the Purchaser, its Affiliates or their respective Representatives.
5.5No Negotiations. During the Interim Period, the Company and the Seller will refrain, and will cause their Representatives to refrain, from taking any action (i) to solicit, facilitate, intentionally encourage or initiate the submission of any proposal or indication of interest from any Person (other than the Purchaser) with respect to an acquisition of Shares or Interests or other Assets (other than with respect to dispositions of Assets by the Company in the Ordinary Course of Business (and for the avoidance of doubt, not Shares or Interests) that are not material, individually or in the aggregate), or any merger, consolidation, combination, equity exchange, recapitalization, liquidation or dissolution involving the Company (an “Alternative Proposal”), (ii) to intentionally participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an

Alternative Proposal (or any proposal or indication of interest relating thereto) with any Person (other than the Purchaser) or (iii) to authorize, engage in, or enter into any agreement (including a confidentiality agreement) or understanding (other than with the Purchaser) with respect to an Alternative Proposal with any Person. The Company shall notify the Purchaser promptly, but in any event with 24 hours, if any Person makes any bona-fide proposal or offer with respect to, or that the Company reasonably expects may lead to, an Alternative Proposal, which notification shall include (to the extent not prohibited by a confidentiality agreement with the Person making the proposal) the material terms of such proposal, including structure and price; provided, that if the disclosure of such information by the Company to the Purchaser is prohibited by such a confidentiality agreement, the parties will cooperate to implement appropriate and mutually agreeable measures to permit the disclosure of such information. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Alternative Proposal and shall terminate the access of such Persons to any physical or virtual data room, including the VDR.
5.6Mutual Covenants Regarding Confidentiality.
(a)Prior to the Closing, the Confidentiality Agreement, dated as of May 28, 2024, by and between Macquarie Capital (USA) Inc., for the benefit of the Company, and CACI International Inc (as may be amended from time to time, the “Confidentiality Agreement”), shall apply with respect to information furnished by or on behalf of the Company, the Seller or their Representatives thereunder or hereunder. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.6 shall nonetheless continue in full force and effect. The Confidentiality Agreement shall terminate upon the Closing.
(b)From and after the Closing, the Seller will (and will cause its Affiliates and Representatives to) keep confidential and not directly or indirectly use, reveal, report, publish, disclose or transfer any Confidential Information, including information regarding the negotiations of this Agreement and the amount of the Base Purchase Price, the Closing Purchase Price, or the Purchase Price, other than to its Representatives or Affiliates who have a need to know such information, and each will use such Confidential Information solely in connection with the transactions contemplated by this Agreement.
(c)Notwithstanding the foregoing limitations, a party to this Agreement will not be required to keep confidential information that (a) is or becomes publicly known or generally known in the industry through no fault of such party or its Representatives, (b) is developed by such party or its Representatives independently of the disclosure by the other party or its Representatives without reliance on the Confidential Information, (c) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided, that such party, to the extent legally permissible, shall follow the procedures referenced in section 6 of the Confidentiality Agreement (as if it were still in effect) required to be taken under the Confidentiality Agreement before making any disclosure, (d) relates solely to the income Tax aspects and consequences of the transactions contemplated by this Agreement and is disclosed solely in connection with the preparation or filing of Tax Returns in accordance with Section 10.2, (e) is disclosed in connection with such party’s performance, enforcement and/or defense of any rights or obligations under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby, or (f) is known or available through other lawful sources not bound by a confidentiality obligation, directly or indirectly, or otherwise prohibited from disclosing such information.
(d)Prior to the Closing, the Company shall send a written notice to each Person who the Seller, the Company or their respective Affiliates or Representatives entered into a confidentiality agreement with for purposes of providing Confidential Information in connection with a potential business combination involving the Company or its Affiliates (other than the Purchaser and its Affiliates and Representatives) requesting that such Person return or to the Company or destroy, as provided under the applicable confidentiality agreement, any documents, files, data or other materials constituting Confidential Information that were provided to such Person in connection with the consideration of any such business combination.
(e)For the sake of clarity, nothing herein shall preclude legal counsel to the Seller from maintaining a copy of the VDR as contemplated in Section 5.3, provided that any Confidential Information included in the VDR shall be treated as Confidential Information.
5.7Mutual Covenants Regarding No Inconsistent Action. Except as set forth on Schedule 5.7, subject to Section 5.9, during the Interim Period, none of the parties hereto will take, and each will cause its Affiliates and Representatives not to take, any action or make any omission intended to (i) be materially inconsistent with its obligations under this Agreement, (ii) make it impossible or impracticable for a condition to Closing set forth herein to be satisfied, or (iii) materially hinder or delay the consummation of the transactions contemplated by this Agreement.
5.8Post-Closing Employee Benefits and Business.
(a)The Purchaser will cause the Company to provide its employees as of the Closing Date (the “Continuing Employees”), for a period of one (1) year following the Closing Date (but not beyond the date of the applicable Continuing Employee’s termination of employment), with (i) the regular wages or salary, and target annual cash bonus opportunity, in each case, that are at least the same as provided by the Company immediately prior to the Closing and (ii) employee benefits (other than defined benefit pensions, post-employment welfare benefits, change in control and retention bonuses, and equity and other long-term incentive arrangements) that are at least substantially similar, in the aggregate, to those provided by the Company immediately prior to the Closing. No later than the second regularly scheduled payroll date following the Closing, the Purchaser or its applicable Affiliate(s) will cash out all accrued vacation and accrued holiday (as such categories are defined in Schedule NWC) as of the Closing Date.
(b)The Purchaser may satisfy its obligations under Section 5.8(a)(ii) with respect to any Continuing Employee after the Closing Date by providing (to the extent a comparable Benefit Plan is not continued after the Closing Date) that such Continuing Employee shall be eligible to participate in the Purchaser’s or any of its Affiliates’ retirement and welfare benefit plans (“Purchaser Employee Plans”) on terms that are substantially comparable in the aggregate to those offered to similarly situated employees of the Purchaser or any of its Affiliates.

(c)The Purchaser shall give each Continuing Employee full credit, for purposes of eligibility to participate, vesting and benefit accrual (except for benefit accruals under a defined benefit pension plan and post-employment welfare benefits) under each Purchaser Employee Plan, for his or her full and partial years of service with the Company, any Affiliate thereof and the predecessors of the Company and its Affiliates to the same extent provided under the comparable Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date, except to the extent such crediting would result in duplication of benefits. If the Purchaser or the Company terminates a Benefit Plan that is a group health plan in the year in which the Closing occurs or in any subsequent year, the Purchaser shall use commercially reasonable efforts to give effect (to Continuing Employees and their eligible dependents), in determining any deductible and maximum out-of-pocket limitations under any Purchaser Employee Plan for the plan year in which such termination occurs, to amounts paid or incurred by such Continuing Employee (and his or her eligible dependents) during such year under a comparable Benefit Plan. The Purchaser shall use commercially reasonable efforts to cause any pre-existing conditions limitations and eligibility waiting periods under any Purchaser Employee Plan to be waived with respect to each Continuing Employee and his or her eligible dependents to the extent waived or satisfied under any comparable Benefit Plan in which such Continuing Employee participated; provided, that the foregoing shall not operate to result in a duplication of benefits.
(d)Nothing contained in this Section 5.8, whether express or implied, will (i) obligate the Purchaser, the Company or any of their respective Affiliates to retain any Continuing Employees for any specific period, (ii) be treated as an amendment or other modification of any Benefit Plan or any other employee benefit plan, program or arrangement of any entity, or (iii) limit the right of the Purchaser, the Company or any Affiliate of either to amend, terminate or otherwise modify any Benefit Plan following the Closing. The Purchaser and the Company acknowledge and agree that all provisions contained in this Section 5.8 with respect to the Continuing Employees are included for the sole benefit of the Purchaser and the Company, and that nothing in this Section 5.8, whether express or implied, shall create any third party beneficiary or other rights (x) in any Person not party to this Agreement, including any employees or former employees of the Company, any participant in any Benefit Plan or Purchaser Employee Plan, or any dependent or beneficiary thereof, or (y) to continued employment with the Purchaser, the Company or any of its or their respective Affiliates.
(e)During the Interim Period, the Company shall provide prompt notice to the Purchaser if any Key Employee provides written, or, to the Knowledge of the Company, oral notice to the Seller or the Company that he or she intends to (i) modify, amend, waive or revoke all or any portion of such person’s Employment Arrangements (and in the case of the Key Employees set forth below the heading “Additional Key Employees” on Schedule A, refuse to enter into his or her Employment Arrangements) or (ii) terminate his or her employment relationship with the Company.
5.9Mutual Covenants Regarding Further Action; Efforts.
(a)During the Interim Period, each of the parties will use its Reasonable Best Efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including (i) preparing and filing all forms, registrations and notices required to be filed, performing all necessary actions or nonactions, and obtaining all necessary waivers, consents and approvals from Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from third parties, in each case, to the extent material or otherwise necessary for the consummation of the transactions contemplated hereby, (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and (iv) causing the other parties’ conditions to Closing and the conditions set forth in Section 6 to be satisfied and for the Closing to occur as promptly as practicable; provided, however, that neither the Company nor any of its Affiliates shall commit to the payment of any material fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the Purchaser. The Company shall use commercially reasonable efforts to assist the Purchaser, as reasonably requested, with planning for the post-Closing integration of the Purchaser and the Company (including by making available the information technology systems of the Company and personnel (as coordinated by the Designated Contacts in accordance with Section 5.4) to assist with the transition and implementation of IT-related matters on the Closing Date), at the Purchaser’s sole cost and expense, subject to limitations under applicable Law.
(b)Without limitation of the foregoing, the Purchaser and the Company shall each file a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) with respect to the transactions contemplated hereby as soon as practicable but in no event later than five Business Days from the Execution Date. The Purchaser shall pay all filing fees related to compliance with the HSR Act in connection with transactions contemplated hereby. Each party will be responsible for its respective preparation costs and other expenses (including attorneys’ fees) in connection therewith. Subject to applicable Laws and the preservation of any applicable attorney-client privilege, the Purchaser and the Company each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, (ii) supply any additional information which reasonably may be required by the FTC or the DOJ, and (iii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. If a party receives a request for information or documentary material from any Governmental Authority relating to the HSR Act or other Regulatory Law with respect to this Agreement or the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request. In the event of a Second Request for Information under the HSR Act (a “Second Request”), the Purchaser shall retain an economic consulting firm to assist both the Purchaser and the Company with preparation of a response to the Second Request and the Purchaser shall bear all fees and costs incurred by the economic consulting firm in assisting both the Purchaser and the Company. The Purchaser will use commercially reasonable efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby.

(c)Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Purchaser or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of the Purchaser, the Company or any of their respective Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Interests), (iii) enter into any agreement that in any way limits the ownership or operation of any business of the Purchaser, the Company, or any of their respective Affiliates, or (iv) agree to obtain prior approval or other approval from a Governmental Authority, or submit a notification or otherwise notify the Governmental Authority, prior to consummating any future transaction (other than the transactions contemplated by this Agreement); in each case, other than any such measures with respect to the Company that would not, individually and in the aggregate, reasonably be expected to be material to the business, assets, liabilities, condition (financial or otherwise) and results of operations of the Company, taken as a whole, and that are conditioned upon (and effective after) the Closing. Promptly upon the request of the Purchaser, the Seller shall, and shall cause the Company to, commit to any of the remedies described above, in each case, that is conditioned on the Closing, but shall not proffer, undertake or take any such action, or offer or agree to do so, without the Purchaser’s prior written consent.
(d)During the Interim Period, each of the Purchaser and the Company shall, in connection with the efforts referenced in Section 5.9(a) and Section 5.9(b), to the extent not already completed, obtain all requisite approvals and authorizations and the other transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, and shall use its Reasonable Best Efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC, DOJ or any other Governmental Authority for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated by this Agreement, (iii) permit the other party to review any communication given by it to, or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; provided, however, that the parties may comply with this Section 5.9(d) by designating that certain sensitive information shall only be shared with the respective parties’ outside legal counsel, and (iv) promptly respond to inquiries from the FTC, the DOJ or any other Governmental Authority regarding the legality under any antitrust Law of the transactions contemplated by this Agreement; provided, however, that all obligations in this Section 5.9(d) shall be subject to applicable Laws relating to exchange of information and attorney-client communication and privileges. If there is a disagreement between the parties about antitrust or competition strategy, Purchaser’s decision will control. Purchaser shall consult in good faith with the Company and consider in good faith the Company’s views concerning strategy for obtaining any consents, approvals, waivers or similar confirmations from any Governmental Authority relating to the HSR Act or other Regulatory Law in connection with the transactions contemplated hereby, the overall positions to be taken and the regulatory or other actions to be requested in any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the transactions contemplated hereby and all other regulatory matters incidental thereto. Notwithstanding the foregoing, the Purchaser will take the lead in all meetings, discussions and communications with any Governmental Authority relating to obtaining such consents, approvals, waivers or similar confirmations with respect to the consents, approvals, waivers or similar confirmations.
(e)Except as set forth on Schedule 5.9(e), the Purchaser and the Company shall not, and shall cause their respective Affiliates not to, acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any Person or a portion thereof or otherwise acquire or agree to acquire any assets, if such acquisition or the entering into such agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any Governmental Authority approval, permit or Order necessary to consummate the transactions contemplated hereby or the expiration or termination of any waiting period under applicable Law; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby or increase the risk of not being able to remove any such Order on appeal or otherwise; or (iii) otherwise materially delay or prevent the consummation of the transactions contemplated hereby.
(f)As soon as practicable after the Execution Date, and as required under applicable Law, during the Interim Period, the Company (the extent applicable) will prepare and submit to the DCSA and, to the extent applicable, any other cognizant security agency (“CSA”), a notification of changed conditions, including change of ownership, under the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117 (“NISPOM”) and any applicable CSA security regulations.
(g)The parties will promptly prepare and file, within five (5) days of the Closing Date, with the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) notifications of change of ownership of the Company under 22 U.S.C. §§2778-2780 of the Arms Export Control Act and ITAR (22 C.F.R. Parts 120-130).
(h)During the Interim Period, each of the parties will promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened in writing, action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby.
(i)The Company shall use its reasonable best efforts to make all filings or notifications or take such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and its employees from being revoked, suspended or downgraded, including in connection with the consummation of the transactions contemplated by this Agreement.

(j)Nothing in Section 5.7 or this Section 5.9 shall preclude the Purchaser from engaging in discussions or negotiations with any applicable Governmental Authority regarding the requirement, scope, or terms of actions that may be required by the Purchaser to obtain any consent or otherwise consummate the transactions contemplated by this Agreement, in each case, for purposes of consummating the transactions contemplated by this Agreement and subject to the Purchaser’s and its Representatives’ obligations in the Confidentiality Agreement, nor shall the obligations in Section 5.7 or this Section 5.9 require any of the parties to initiate litigation against any Governmental Authority, provided, that if the Purchaser determines to initiate such litigation, the parties shall reasonably cooperate with respect thereto as provided in this Section 5.9.
5.10Director & Officer Indemnification.
(a)For six (6) years from the Closing Date, the Company shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the Closing Date, an officer, director or employee of the Company or the Seller (collectively, the “Company Indemnified Agents”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Company (which approval shall not be unreasonably delayed, conditioned, or withheld if such settlement does not require material non-monetary obligations) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such individual is or was a director, officer or employee of the Company or the Seller and arising out of actions or omissions, occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, but only to the extent the Company would be required to do so as of the date of this Agreement pursuant to its Charter or Governing Documents or pursuant to a Contract between the Company and such Company Indemnified Agents, as set forth on Schedule 5.10; provided, that the Company shall only be required to indemnify a Company Indemnified Agent pursuant to this Section 5.10 to the extent permitted under the Law of the state of its incorporation to indemnify directors, officers and employees, as the case may be, or those of a direct or indirect subsidiary (and the Company will pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Agent to the fullest extent permitted by Law, subject to Section 5.10(b) with regard to expenses for counsel, to the extent that the Company would be required to do so as of the date of this Agreement). In addition, the Charter and Governing Documents of the Company and their successors and assigns shall, for six (6) years following the Closing Date, contain provisions with respect to indemnification no less favorable to the individuals who were officers, directors and employees at or prior to the Closing Date than those in effect in the Governing Documents of the Company with respect to current officers, directors and employees as in effect on the date of this Agreement.
(b)Each Company Indemnified Agent under this Section 5.10 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Company Indemnified Agent in respect of which indemnity may be sought from the Company under this Section 5.10 notify the Company in writing of the commencement thereof. The failure of any Company Indemnified Agent to notify the Company of any such action shall not relieve such Company from any liability which it may have to such Company Indemnified Agent, unless, and only to the extent that, such failure actually prejudices the Company. In case any such action or other proceeding shall be brought against any Company Indemnified Agent and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Company Indemnified Agent; provided, however, that any Company Indemnified Agent may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and a Company Indemnified Agent are, or are reasonably likely to become, a party, such Company Indemnified Agent shall have the right to employ one separate counsel at the Company’s expense and to control its own defense of such action or proceeding if, in the reasonable written opinion of counsel to such Company Indemnified Agent, any unwaivable conflict or potential unwaivable conflict exists between the Company and such Company Indemnified Agent that would make such separate representation advisable. The Company shall not, without the consent of the Company Indemnified Agent (such consent not to be unreasonably delayed, conditioned, or withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnified Agent of a release from all liability in respect to such claim or litigation or which requires action by the Company Indemnified Agent. The rights accorded to Company Indemnified Agents hereunder shall be in addition to any rights that any Company Indemnified Agent may have at common law, by separate agreement or otherwise.
(c)For six (6) years from the Closing Date, the Purchaser shall cause the Company to maintain “tail” officers’ and directors’ liability insurance covering the Persons who are presently covered by the Company’s officers’ and directors’ liability insurance policy (copies of which have been made available to the Purchaser in the VDR) with respect to actions and omissions occurring prior to the Closing Date (the “Run-Off Policy”), providing coverage from insurance carriers with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and not materially less favorable (in coverage limits or otherwise) than provided by such insurance in effect on the date hereof; provided, that the total cost with respect to such policy shall not exceed 200% of the last annual premium paid therefor by the Company prior to the Execution Date and the Company will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section would cost in excess of that amount. The Purchaser shall cause the Company to pay any applicable premiums for such insurance.
(d)The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent, his or her heirs and his or her Representatives.
(e)For the avoidance of doubt, nothing in this Section 5.10 shall require the Company to indemnify the Seller, any Seller Owner, or their respective Affiliates for any claim for indemnification made pursuant to Section 9.1(d) of this Agreement, and the Seller waives any rights it has to be indemnified by the Company for any payments made by the Seller or its Affiliates pursuant to Section 9.1(d) of this Agreement, in each case, other than with respect to losses covered by the Run-Off Policy.
5.11Closing Date Actions. Prior to the Closing but following the Effective Time, the Company covenants that it will not, and the Seller covenants that it will not cause or permit the Company to, (a) incur or repay any Indebtedness except (i) Indebtedness of the types described in clause (x) of the definition of “Indebtedness” incurred or paid in the Ordinary Course of Business or (ii) Indebtedness that will be included in Final Indebtedness without any liability or obligation to the Company following the Closing other than the amounts included in Final Indebtedness, or (b) incur any Company Transaction Expenses except Company Transaction Expenses that will be included in Final Company Transaction Expenses without any liability or obligation to the Company following the Closing other than the amounts included in Final Company Transaction Expenses.
5.12Acknowledgments.
(a)The Purchaser acknowledges and agrees that none of the Seller, the Company, or any of their respective Non-Recourse Parties has made any representations or warranties regarding the Seller, the Company, the Company’s assets or business operations, the Shares or Interests or otherwise in connection with the transactions contemplated by this Agreement, other than the representations and warranties expressly made by the Seller or the Company in this Agreement (the representations and warranties in Section 2 and Section 3, respectively), in any certificate delivered by the Company or the Seller pursuant to Section 7 (the “Closing Certificates”). Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that no projections, forecasts, predictions, or other estimates regarding future financial information in any reports, oral statements, abstracts, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company’s business operations, the assets or operations of the business of the Company or the Shares or Interests are or shall be deemed to be a representation or warranty by the Company or the Seller to the Purchaser, under this Agreement, or otherwise, and that the Purchaser has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby. The Purchaser further acknowledges and agrees that materials it and its Representatives have received from the Company, the Seller or any of their respective Non-Recourse Parties include projections, estimates, forecasts and predictions relating to the Company or its business; that there are uncertainties inherent in attempting to make such projections, estimates, forecasts and predictions; that the Purchaser is familiar with such uncertainties; that the Purchaser shall not have any claims against the Seller, any of the Seller Owners, or any of their respective Non-Recourse Parties with respect thereto; and that the Purchaser has not relied thereon. The Purchaser acknowledges that, except for the representations and warranties expressly made by the Seller and the Company in this Agreement (the representations and warranties in Section 2 and Section 3, respectively) or in any Closing Certificate, no Person has been authorized by the Seller or the Company to make any representation or warranty regarding the Seller, the Seller Owners, or the Company, the assets or business operations of the Company, the Shares or Interests or the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller or the Company. Under no circumstances shall any of the representations and warranties of the Seller in Section 2 or the Company in Section 3 be imputed to, or deemed to have been made by, any other Person.
(b)The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Section 2 and Section 3 and in any Closing Certificates, has formed an independent judgment concerning, the Company, the business of the Company, and the Shares and Interests, (ii) has conducted such investigations of the Company, the businesses of the Company, and the Shares and Interests as the Purchaser deems necessary to satisfy itself as to the operations and conditions thereof, (iii) has relied, and will rely, solely on such investigations and inquiries, and the express representations and warranties made by the Seller and the Company in this Agreement (including the representations and warranties in Section 2 and Section 3) and in any Closing Certificates and (iv) has not and will not rely on the accuracy or completeness of any other information provided to, or otherwise made available to, the Purchaser or its Representatives. The Purchaser further acknowledges and agrees that it will not at any time assert any claim against the Seller, or any of its Non-Recourse Parties, or attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning the Seller, the Company, the business of the foregoing parties, or the Shares or Interests, other than any inaccuracies or misstatements in the express representations and warranties made by the Seller and the Company in this Agreement (the representations and warranties in Section 2 and Section 3) and in any Closing Certificates (in each case, subject to the terms, conditions, limitations and expiration set forth in this Agreement).
(c)The representations and warranties made by the Seller and the Company in this Agreement (the representations and warranties in Section 2 and Section 3) and in any Closing Certificate constitute the sole and exclusive representations and warranties of any kind of the Company and the Seller or their respective Non-Recourse Parties in connection with the transactions contemplated hereby, and the Company, the Seller, and their respective Non-Recourse Parties hereby disclaim, and the Purchaser and its Affiliates hereby waive, all other representations and warranties of any kind or nature expressed or implied in connection with the transactions contemplated hereby. The Purchaser acknowledges that the Purchase Price has been negotiated based upon the Purchaser’s express agreement that the Purchaser will acquire the Company and its business, properties, assets and liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties made by the Seller and the Company in this Agreement (the representations and warranties in Section 2 and Section 3) and in any Closing Certificate. Further, without limiting any such representation, warranty or covenant of the Seller or the Company, the Purchaser acknowledges that it has waived and hereby waives any further due diligence reviews, inspections or examinations with respect to the Company, the business of the Company and the Shares and Interests.
(d)The representations and warranties made by the Purchaser in this Agreement (the representations and warranties in Section 4) and in any Purchaser Closing Certificate or Restrictive Covenants Agreement constitute the sole and exclusive representations and warranties of any kind of the Purchaser or its Non-Recourse Parties in connection with the transactions contemplated hereby, and the Purchaser and its Non-Recourse Parties hereby disclaim, and the Seller, the Company, and their respective Affiliates hereby waive, all other representations and warranties of any kind or nature expressed or implied in connection with the transactions contemplated hereby. The Seller acknowledges that, except for the representations and warranties expressly made by the Purchaser in this Agreement (the representations and warranties in Section 4), or in any certificate delivered by the Purchaser pursuant to Section 7 (the “Purchaser Closing Certificates”), no Person has been authorized by the Purchaser to make any representation or warranty regarding the Purchaser or the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the

Purchaser. Under no circumstances shall any of the representations and warranties of the Purchaser in Section 4 be imputed to, or deemed to have been made by, any other Person.
(e)The Purchaser acknowledges and agrees that the representations and warranties in each of the Restrictive Covenants Agreements are made only by the Persons delivering such agreement. Nothing in this Section 5.12 shall limit the provisions of any Restrictive Covenants Agreement (including, for the avoidance of doubt, any representations or warranties made therein).
5.13Seller Releases. For and in consideration of the Purchase Price to be received by the Seller under this Agreement, from and after the Closing, the Seller hereby, for itself and each of its Non-Recourse Parties (excluding the Company), whether in any individual, corporate or any other capacity, successors, and assigns (each, a “Releasor Party”), irrevocably releases, acquits and forever discharges the Company and its present Affiliates (i.e. pre-Closing) and their respective present, former and future officers, directors/managers, attorneys, agents, Representatives, trustees, and employees and each of their respective heirs, executors, administrators, successors and assigns (each, a “Released Party”), of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and Claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity (each, a “Released Claim”), which such Releasor Party ever had, now has, or hereafter may have or shall have against any Released Party, in each case, arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing, prior to the time the Closing becomes effective. In executing this release, each Releasor Party acknowledges and intends that it shall be effective as a bar to each and every one of the Released Claims. Notwithstanding the foregoing, the following are expressly excluded from “Released Claims” and no Releasor Party is obligated to release such Releasor Party’s rights: (i) under the Transaction Documents or any other agreement entered into with the Purchaser or an Affiliate of the Purchaser, (ii) with respect to any Releasor Party that is an employee, officer or director of the Company, (1) for any compensation or benefit for services rendered to the Company that remain unpaid or unawarded (including rights to payment for salary, bonuses, commissions and vacation pay, earned and unpaid as of the date hereof and any claim for accrued, vested benefits under any tax qualified retirement plan or employee welfare benefit plan of the Company in accordance with plan terms and applicable law), (2) under any agreement entered into with the Company in connection with such Releasor Party’s employment with the Company, (3) for any rights to indemnification or advancement of expenses that such Releasor Party has under (A) the terms of the Company’s Charter or Governing Documents or (B) an indemnification agreement with the Company listed on Schedule 5.10, and (4) claims for reimbursement of reasonable out of pocket business expenses incurred in compliance with the Company’s policies, and (iii) under any insurance policies of the Company.
5.14Access to Records.
(a)On the Closing Date, subject to Section 22, the Seller shall deliver or cause to be delivered to the Purchaser all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage media on which any such agreements, documents, books and records, files and other information are stored, in any such case, relating to the business and operations of the Company (collectively, “Information”) (in whatever medium) that is in the possession of or under the control of the Seller or any Seller Owner, including any Information that is stored on any server or other storage media maintained by a third party on behalf of the Company (including any “cloud” storage platform). For the sake of clarity, the foregoing shall not apply to any copies of any Information that is located at the offices of the Company or any copies of any Information that is otherwise in the possession or control of employees of the Company, in each case, as of immediately following the Closing. If, notwithstanding the foregoing, the Seller or any Seller Owner discovers following the Closing Date that it is in possession of or has under its control any such Information, such Seller or Seller Owner (or the Seller, on behalf of such Seller Owner) shall (x) deliver to the Purchaser any such Information and (y) thereafter permanently delete and erase all such Information (including copies thereof) in its possession or under its control as soon as reasonably practicable; provided, further, that notwithstanding anything to the contrary herein, (i) nothing herein shall preclude the Seller and each Seller Owner from (A) having their respective legal counsels maintain a copy of the VDR as contemplated in Section 5.3 and 5.6(e), (B) retaining copies of financial statements, corporate records relating to actions of the board of directors of the Company or the Seller in its capacity as the shareholder of the Company, records relating to Taxes, any records of the transactions contemplated hereby, and other information received by certain Seller Owners for purposes of monitoring their investment, (C) retaining copies of Information located on backup servers and similar devices, provided that no Seller or Seller Owner shall access such Information other than for bona fide legal or IT purposes, or (D) retaining copies of Information required to be retained by any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof, provided that any Information retained pursuant to clauses (A)-(D) shall be treated as Confidential Information and subject to the provisions of Section 5.6, and (ii) nothing in this Section 5.14(a) shall apply to Protected Communications, provided that for a period of seven (7) years following the Closing Date, or, if shorter, the applicable period specified in the applicable Seller’s or Seller Owner’s bona fide document retention policy, each Seller and Seller Owner shall use commercially reasonable efforts to maintain any Information in its possession on the Closing Date that constitutes Protected Communications.
(b)For a period of seven (7) years following the Closing Date, or, if shorter, the applicable period specified in the Purchaser’s bona fide document retention policy, the Purchaser shall use commercially reasonable efforts to cause the Company to maintain all books and records of the Company relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for maintenance of such books and records, available to the Seller upon reasonable notice during normal business hours. If at any time after the Closing, the Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof from the Purchaser or the Company, at the Seller’s sole cost and expense. Any books and records obtained by the Seller in accordance with this Section 5.14(b) shall be treated as Confidential Information and subject to the provisions of Section 5.6.
(c)Notwithstanding anything to the contrary contained in this Agreement, in the event (i) of any litigation that has not been withdrawn in writing between the Seller or any Seller Owner, on the one hand, and the Purchaser or its Affiliates, on the other hand, relating to this Agreement or the transactions contemplated hereby or (ii) that providing access to the foregoing materials would violate applicable Law, the covenants contained in this Section 5.14 shall not apply thereto (including for discovery purposes) and shall not be considered a waiver by any party of any right to assert the attorney client privilege or any similar privilege.
(d)Notwithstanding the provisions of Section 5.14(a), the Seller shall not be required to deliver to the Purchaser any unitary Tax Return filed by the Seller or any of its Affiliates other than the Company.
5.15Government Contract Covenant. The Company shall inform the Purchaser of any Government Contract awarded during the Interim Period that requires any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority by the Company as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
5.16Termination of 401(k) Plan. The Company shall take all actions as are necessary to terminate the Company’s 401(k) Plan (the “Company 401(k) Plan”), effective as of the day before the Closing Date. The Company shall provide to the Purchaser copies of the corporate actions to effect the termination of such plan at least three (3) Business Days before their adoption for the Purchaser’s reasonable review and comment.
5.17Ridge Top. As of immediately prior to the Closing, all intercompany balances and accounts between the Company and Ridge Top, other than rent and other amounts payable by the Company to Ridge Top pursuant to the Ridge Top Lease, shall be settled or otherwise eliminated without further liability to the Company. Prior to the Closing, the Company shall, in its sole discretion, either (i) dissolve Ridge Top, wind up its activities and cancel its certificate of formation in a manner reasonably acceptable to Purchaser, (ii) distribute to the Seller its interest in Ridge Top, or (iii) sell its interest in Ridge Top for fair market value, as determined by a third party appraiser, in each case, such that upon the Closing the Company will no longer hold any equity interests in Ridge Top (the “Ridge Top Divestiture”). The Ridge Top Divestiture shall include termination of all liability of the Company under the Ridge Top Guaranty (the “Ridge Top Guaranty Release”). The documentation evidencing the Ridge Top Divestiture and the Ridge Top Guaranty Release shall be reasonably acceptable to the Purchaser.
5.18Reorganization. Following the date hereof and prior to the Closing, the Company shall cause the Reorganization to occur, including by executing, delivering and/or filing, as applicable, all Reorganization Documents required to effect the actions contemplated thereby.  The Company shall provide the Purchaser with drafts of each Reorganization Document at least three (3) Business Days prior to executing, delivering and/or filing such Reorganization Document, as applicable, in accordance with the terms of the Reorganization, and consider in good faith any comments provided by the Purchaser within two (2) Business Days following receipt thereof.  The Reorganization shall be in form and substance reasonably satisfactory to the Purchaser and the Company and otherwise in accordance with the description of such transactions set forth in the Recitals. For purposes of clarification, the Reorganization and the transactions contemplated thereby shall be deemed to be part of the transactions contemplated by this Agreement.
5.19Financing Cooperation.

(a)Prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, use commercially reasonable efforts to provide, and to cause their respective Representatives to use commercially reasonable efforts to provide, to the Purchaser, in each case at the Purchaser’s sole expense, such reasonable cooperation as is customary for acquisition financings for similarly situated businesses and reasonably requested by the Purchaser in connection with the arrangement of the Financing (or any permitted replacement, amended, modified or alternative financing (including, for the avoidance of doubt, any loans, offerings, or private placements of notes or equity-linked securities in lieu of, or to takeout any bridge facility)).
(b)Notwithstanding anything to the contrary contained herein, nothing in this Section 5.19 shall require any such cooperation or assistance to the extent that it could result in the Seller or any of its Affiliates being required to (i) agree to pay any commitment fee or other amount or give any indemnities or guarantees to any third party or otherwise commit to take any similar action in connection with the Financing prior to the Closing, (ii) take any actions to the extent such actions would, in the Seller’s reasonable judgment, (A) unreasonably interfere with the business of the Company, (B) subject any director, manager, officer, employee or other Representative of the Seller to any actual or potential personal Liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Contracts or organizational documents of the Company or any of its Affiliates or any applicable material Laws, or (D) reasonably be expected to cause (x) any representation or warranty set forth in Section 2 or Section 3 to be inaccurate or breached, (y) the failure of any closing condition set forth in Section 6 of this Agreement to be satisfied or any delay in the satisfaction of any such condition or (z) any other breach of this Agreement, (iii) waive or amend any terms of this Agreement or any other Transaction Document, (iv) commit to take any action under any Contract, certificate, document or instrument that is not contingent upon the Closing (other than customary authorization letters and “comfort” letters), (v) provide access to or disclose information that the Seller reasonably determines would jeopardize any attorney work product protection or attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Seller or any of its Affiliates, (vi) cause any director, manager or equivalent of the Seller or any of its Affiliates to pass resolutions to approve the Financing or (vii) deliver or cause to be delivered any legal opinion.
(c)The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for all reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses of counsel for the Seller and its Affiliates) incurred by the Seller and its Affiliates in connection with the Financing, including the cooperation of the Seller and its Affiliates contemplated by this Section 5.19, and shall indemnify, defend and hold harmless the Seller and its Affiliates from and against any and all Losses suffered or incurred, whether before, at or after the Closing, by any of them arising out of or relating to the arrangement of the Financing and any information used in connection therewith, except any Liability as a result of the bad faith, gross negligence or willful misconduct, by the Seller or its Affiliates, in each case, as determined by a court of competent jurisdiction in a final non-appealable order.
(d)The Seller hereby consents to the use of the logos of the Company solely in connection with the Financing; provided that the Purchaser shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Seller’s and the Company’s reputation or goodwill.
(e)The Purchaser acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing.
6.CLOSING CONDITIONS
6.1Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the waiver by the Purchaser, or satisfaction, of each of the following conditions on or prior to the Closing Date:
(a)Representations and Warranties. Except where any such failures to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the representations and warranties of the Seller and the Company (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.30(b)) contained in Section 2 and Section 3 of this Agreement (disregarding all materiality, Material Adverse Effect and like qualifications contained therein) shall be true and correct in all respects (after giving effect to the Disclosure Schedules) as of the date hereof or the date of the Seller Joinder Agreement, as applicable, and as of the Closing Date as though made on and as of the Closing Date; provided, that those representations and warranties that are specifically made as of a particular date shall be so true and correct only as of such date. Each of the Company Fundamental Representations and the representations and warranties set forth in Section 3.30(b) (after giving effect to the Disclosure Schedules) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, other than with respect to de minimis inaccuracies (provided that Section 3.3(b) (excluding the second sentence thereof), the second sentence of Section 3.3(c), and Section 3.3(e) (excluding the first sentence thereof) shall be true and correct in all respects); provided, that those representations and warranties that are specifically made as of a particular date shall be so true and correct only as of such date.
(b)Compliance with Covenants. Each of the covenants to be complied with or performed by the Company or the Seller on or before the Closing will have been duly complied with or performed in all material respects.
(c)Closing Deliverables. At or prior to the Closing, the Company or the Seller will have delivered or caused to be delivered to the Purchaser the duly executed Closing deliverables, as specified in Section 7.1 hereof, provided, however, that, in each case, the Purchaser may not allege non-compliance with this condition to the extent the non-compliance was caused by a breach of the Purchaser of the cooperation covenants in Section 5.9.
(d)Government Consents, Approvals, and Waivers. (i) The applicable waiting period under the HSR Act shall have expired or been terminated, and (ii) the parties will have received any consents or Permits of any Governmental Authority required in order for the parties to consummate the transactions contemplated hereby.

(e)Absence of Litigation. As of the Closing, no (i) Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, which, if successful, would permanently enjoin, restrain, prevent, make illegal or prohibit the consummation of the transactions contemplated by this Agreement or (ii) Order will have been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
(f)No Material Adverse Effect. There will have been no Material Adverse Effect with respect to the Company during the Interim Period.
6.2Conditions to the Company’s and the Seller’s Obligations. The obligations of the Company and the Seller to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the waiver by the Seller (on behalf of itself and the Company), or satisfaction, of each of the following conditions on or prior to the Closing Date:
(a)Representations and Warranties. Except where any such failures to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, each of the representations and warranties of the Purchaser (other than the Purchaser Fundamental Representations) contained in Section 4 of this Agreement (disregarding all materiality, Purchaser Material Adverse Effect and like qualifications contained therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; provided, that those representations and warranties that are specifically made as of a particular date shall be so true and correct only as of such date. Each of the Purchaser Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, other than with respect to de minimis inaccuracies; provided, that those representations and warranties that are specifically made as of a particular date shall be so true and correct only as of such date.
(b)Compliance with Covenants. Each of the covenants to be complied with or performed by the Purchaser on or before the Closing will have been duly complied with or performed in all material respects.
(c)Closing Deliverables. At or prior to the Closing, the Purchaser will have delivered or caused to be delivered to the Company, the Seller, or other applicable third parties, the duly executed Closing deliverables, as specified in Section 7.2 hereof, provided, however, that neither the Company nor the Seller may allege non-compliance with this condition to the extent the non-compliance was caused by a breach of the Company or the Seller of the cooperation covenants in Section 5.9.
(d)Government Consents, Approvals, and Waivers. (i) The applicable waiting period (including any extensions thereof and any timing agreements with any Governmental Authority) under the HSR Act shall have expired or been terminated, and (ii) the parties will have received any consents, Permits, approvals and waivers of any Governmental Authority required in order for the parties to consummate the transactions contemplated hereby.

(e)Absence of Litigation. As of the Closing, no (i) Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, which, if successful, would permanently enjoin, restrain, prevent, make illegal or prohibit the consummation of the transactions contemplated by this Agreement or (ii) Order will have been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
6.3Frustration of Closing Conditions. None of the Company, the Seller, or the Purchaser may rely, either as a basis for not consummating the transactions contemplated by this Agreement or for terminating this Agreement pursuant to Section 8, on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied, if such failure was primarily caused by any breach of a covenant, agreement, representation, or warranty of this Agreement by such party or its Affiliates.
7.CLOSING DELIVERABLES
7.1Closing Documents to be Delivered by the Company and the Seller. At the Closing, the Company or the Seller, as appropriate, will deliver or cause to be delivered to the Purchaser:
(a)Membership interest powers with respect to the Interests, in the form agreed by the Seller and the Purchaser, duly endorsed and otherwise in form acceptable for transfer on the books of the Company;
(b)(i) a certificate dated as of the Closing Date and signed by the Company’s Chief Executive Officer, President or Secretary certifying and attaching (A) a copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (B) a copy of the Charter and Governing Documents of the Company and (ii) a certificate dated as of the Closing Date and signed by the Seller’s Chief Executive Officer, President or Secretary certifying and attaching (A) a copy of the resolutions of the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (B) a copy of the Charter and Governing Documents of the Seller;
(c)a certificate duly executed by the Company and the Seller attesting that the conditions set forth in Sections 6.1(a), 6.1(b) and 6.1(f) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied;
(d)(i) Payoff Letters duly executed by each holder of Payoff Indebtedness and (ii) with respect to such Payoff Indebtedness, all UCC-3 financing statements and other documents (in each case, in a form reasonably acceptable to the Purchaser and in proper form for filing) that are necessary for the release of mortgages, Liens, pledges, charges, rights of first refusal or other security interests relating to such Payoff Indebtedness, as contemplated by the applicable Payoff Letter;
(e)duly executed resignations, effective as of the Closing, of each director and officer of the Company, in form and substance reasonably satisfactory to the Purchaser;

(f)a certificate from the jurisdiction of organization of the Company, dated no earlier than five (5) Business Days prior to the Closing Date, as to the good standing (or similar status) of the Company in such jurisdiction;
(g)a valid and properly completed IRS Form W-9 duly executed by the Seller;
(h)evidence, reasonably satisfactory to the Purchaser, that the Reorganization, including, for the avoidance of doubt, the Conversion, was properly completed;
(i)a restrictive covenants agreement in substantially the form attached hereto as Exhibit F (the “Restrictive Covenants Agreement”), duly executed by the Restricted Seller Owners and each of the Key Employees set forth below the heading “Additional Key Employees” on Schedule A;
(j)the Escrow Agreement, duly executed by the Seller;
(k)the Employment Arrangements, duly executed by each of the Key Employees set forth below the heading “Additional Key Employees” on Schedule A; and
(l)termination and release agreements in form and substance reasonably acceptable to the Purchaser (the “Termination and Release Agreements”), duly executed by Thomas J. Green, Jr. and any other executive that is party to an employment agreement with the Company (excluding, for the avoidance of doubt, confidentiality and invention assignment agreements on the Company’s standard form) as of the date hereof; provided, that the scope of such releases shall be limited to the Company’s obligations under the applicable employment agreement; provided further, that the releasee shall not release the rights set forth on Schedule 7.1(l).
7.2Closing Documents to be Delivered by the Purchaser. At the Closing, the Purchaser will deliver or cause to be delivered to the Company and the Seller or the third parties referenced in this Agreement, as applicable:
(a)the payments due at Closing as provided in Section 1.1;
(b)a certificate dated as of the Closing Date and signed by the Purchaser’s Secretary (or equivalent) certifying and attaching: (i) copies of resolutions of the Purchaser’s board of directors (or other governing body) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) copies of the Charter and Governing Documents of the Purchaser;
(c)a certificate duly executed by the Purchaser attesting that the conditions set forth in Section 6.2(a) and 6.2(b) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied;
(d)the Restrictive Covenants Agreements with the Restricted Seller Owners and the Key Employees set forth below the heading “Additional Key Employees” on Schedule A, duly executed by the Purchaser; and
(e)the Escrow Agreement, duly executed by the Purchaser.

8.TERMINATION
8.1Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)by mutual written agreement of the Company and the Purchaser;
(b)by the Company, if (i) the Closing has not occurred on or before the End Date; provided, that such failure of the Closing to occur is not due to a failure of the Seller or the Company to perform, in any material respect, any of its covenants or obligations under this Agreement required to be performed prior to the Closing; or (ii) (A) all of the conditions set forth in Section 6.1 are satisfied or waived by the party(ies) entitled to waive such conditions (other than conditions which by their terms or nature are to be satisfied at the Closing but which conditions are reasonably capable of being satisfied at the Closing) as of the date on which the Closing was required to have occurred pursuant to Section 1.5, and the Purchaser has failed to consummate the transactions contemplated by this Agreement as of such date, and (B) the Closing has not occurred on or before the date falling three (3) Business Days after written notice from the Company and the Seller to the Purchaser irrevocably confirming to the Purchaser that all of the conditions to Closing set forth in Section 6.2 have been fully satisfied or are waived by the party(ies) entitled to waive such conditions (other than conditions by which their terms or nature are to be satisfied at the Closing but which conditions are reasonably capable of being satisfied at the Closing) and that the Seller and the Company are ready, willing and able to proceed with the Closing during such three-Business-Day period;
(c)by the Purchaser, if the Closing has not occurred on or before the End Date, provided, that such failure is not due to a failure of the Purchaser to perform, in any material respect, any of its covenants or obligations under this Agreement required to be performed prior to the Closing;
(d)by the Company, if the Purchaser has committed a material breach of any covenant, representation or warranty contained in this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.2 and (ii) such breach is not capable of being cured by the Purchaser prior to the End Date or, if so capable of being cured, has not been cured prior to the earlier of (A) ten (10) Business Days following written notice of such breach from the Company to the Purchaser and (B) the End Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company at any time that the Company or the Seller is in breach of any covenant, representation or warranty contained in this Agreement if such breach would, if not cured, result in a failure of a condition set forth in Section 6.1 to be satisfied (and has not been waived by the Purchaser);
(e)by the Purchaser, if the Seller or the Company has committed a material breach of any covenant, representation or warranty contained in this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.1 and (ii) such breach is not capable of being cured by the Seller or the Company, as applicable, prior to the End Date or, if so capable of being cured, has not been cured prior to the earlier of (A) ten (10) Business Days following written notice of such breach from the Purchaser to the Company and (B) the End Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Purchaser at any time that the Purchaser is in breach of any covenant, representation or warranty contained in this Agreement if such breach would, if not cured, result in a failure of a condition set forth in Section 6.2 to be satisfied (and has not been waived by the Seller);
(f)by either the Purchaser or the Company, if any (i) Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, which, if successful, would permanently enjoin, restrain, prevent, make illegal or prohibit the consummation of the transactions contemplated by this Agreement or (ii) Order has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f)(ii) shall not be available to either party if the terminating party’s breach (which, in the case of the Company, shall include breaches by the Seller) of any of its covenants or obligations under Section 5.9 shall have primarily caused the entry of such Order; or
(g)by either the Company or the Purchaser, if the Closing has not occurred by January 24, 2025, unless (i) mutually extended in writing by each of the Company and the Purchaser or (ii) the End Date is extended as contemplated by the definition thereof, in which case the date in this Section 8.1(g) shall be deemed to be July 24, 2025.
8.2Effect of Termination. If this Agreement is validly terminated by the Purchaser or the Company pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force or effect; provided, however, that (a) the confidentiality obligations described in Section 5.6 will survive any such termination and (b) this Section 8.2, Section 9, Sections 11 through 24 (other than Sections 22(b) through 22(d)), and any applicable definitions set forth in Section 25, shall survive any such termination and remain enforceable by the parties hereto, and (c) notwithstanding anything in this Agreement to the contrary, no such termination will relieve any party from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and may include to the extent proven the benefit of the bargain lost by a party’s equityholders (taking into consideration all relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) to the extent such damages were the result of (i) Fraud or (ii) any willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination, and in the event of such Fraud or such willful and material breach, the parties hereto will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement. For purposes of clarification, the parties agree that if any party does not close the transactions contemplated hereby in circumstances in which such party is required to close under Section 1.5, such failure or refusal to close shall be deemed to be a willful and material breach of this Agreement by such party.
9.REMEDIES
9.1Limited Indemnification and Survival of Representations, Warranties and Covenants; Certain Waivers.
(a)All representations and warranties and pre-Closing covenants (including without limitation the covenants set forth in Section 5.1 and Section 5.2) of the Company and the

Seller set forth in this Agreement, or in any Closing Certificate, shall terminate upon, and shall not survive, the Closing, and none of the Company, the Seller, nor any of their respective Affiliates, nor any of their respective directors/managers, officers, employees, equityholders, partners, members, managers, trustees, beneficiaries or Representatives shall have any liability whatsoever with respect to any such representations and warranties, pre-Closing covenants or Closing Certificates and no claim for breach of any such representation, warranty, pre-Closing covenant or Closing Certificate or any claim for detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Seller, nor any of its Affiliates, nor any of their respective directors/managers, officers, employees, equityholders, partners, members, managers, trustees, beneficiaries or other Representatives; provided, that notwithstanding anything herein to the contrary, the Company Fundamental Representations shall, in each case, expressly survive the Closing until the earlier of (i) sixty (60) days following the expiration of any applicable statute of limitations; and (ii) five years from the Closing Date. Notwithstanding anything herein to the contrary, each covenant or agreement of any party hereto set forth in this Agreement requiring performance at or after the Closing, shall, in each case, expressly survive the Closing for the period expressly contemplated by such covenant (provided, that if no such period is expressly contemplated, such covenant shall survive until the earlier of (i) the expiration of the statute of limitations and (ii) five (5) years from the Closing Date), and nothing in this Section 9.1 shall be deemed to limit any rights or remedies of any party to this Agreement for breach of any such surviving covenant or agreement or for Fraud, provided, that under no circumstance shall the Seller have liability to any Purchaser Indemnified Parties arising under or related to this Agreement or any transaction contemplated hereby (i.e., including liability for Fraud or with respect to any covenant or agreement required to be performed after the Closing, whether pursuant to this Agreement or any Transaction Document) in excess of the Purchase Price. Notwithstanding anything herein to the contrary, the covenants and agreements of the Persons set forth in the Restrictive Covenants Agreements shall expressly survive the Closing for the period expressly contemplated by such covenants and agreements, including as such period may be extended pursuant to the terms thereof, and nothing in this Agreement shall be deemed to limit any rights or remedies of any party to such Agreements (including for the avoidance of doubt the right to specific performance described therein) for breach or threatened breach thereof.
(b)The Purchaser shall not be entitled to a rescission of this Agreement, the Transaction Documents, or the transactions contemplated hereby, and the Purchaser hereby waives any such rescission rights. From and after the Closing, the Purchaser hereby waives and releases, to the fullest extent permitted under applicable Law, the Seller, the Seller Owners and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Seller, the Seller Owners, and each of their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any Exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters, in each case, other than (i) with respect to covenants required to be complied with or fulfilled by such parties at or following the Closing (subject to the limitation in Section 9.1(a)) or (ii) with respect to the indemnification rights set forth in Section 9.1(d).

(c)The Purchaser acknowledges and agrees that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 9.1, the Company and the Seller would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
(d)Notwithstanding anything herein to the contrary, but without duplication, following the Closing, the Seller will indemnify and defend the Purchaser Indemnified Parties against, and will hold each Purchaser Indemnified Party harmless from, any Loss actually suffered or incurred or imposed on such Purchaser Indemnified Party to the extent arising out of any breach of a Company Fundamental Representation (subject to the limitations set forth in Section 9.1(a)). The indemnity recoverable pursuant to this Section 9.1(d) (subject to the other terms and conditions of this Section 9), together with any other liability of the Seller arising under this Agreement or the Transaction Documents, shall not in any event exceed an amount equal to the Purchase Price. Notwithstanding anything herein to the contrary (including the following sentence), for the avoidance of doubt, in no event shall the Seller be liable for Losses for Fraud to the extent attributable to Fraud committed by any other Person not acting on behalf, or at the direction, of the Seller, provided, that the Company, in making the representations in Section 3, shall be deemed to be acting on behalf of the Seller (subject to all elements of the “Fraud” definition otherwise being satisfied), provided, further, that any such Losses would be subject to the limitations set forth herein. The sole and exclusive monetary remedies available to any Purchaser Indemnified Parties with respect to any and all claims for Losses resulting from or arising out of any breach of or inaccuracy in any representation, warranty or covenant made in this Agreement or Closing Certificate shall be pursuant to the indemnification provisions set forth in this Section 9. Notwithstanding the foregoing, this Section 9 shall not (a) interfere with or impede the operation of the provisions of Section 1.3(b) providing for the resolution of disputes regarding the Final Purchase Price Components pursuant to the Dispute Resolution Procedure, (b) limit a party’s liability with respect to covenants required to be complied with or fulfilled by such parties at or following the Closing (subject to the limitation in Section 9.1(a)), (c) limit the rights of the parties to specific performance set forth in Section 11 or (d) limit the rights or remedies of any party under a Restrictive Covenants Agreement.
(e)Any Losses for which any Purchaser Indemnified Party is entitled to indemnification under this Section 9 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses allowing for recovery under more than one provision of this Agreement or as a result of inaccuracies in or breaches of more than one of the representations and warranties contained in this Agreement.
(f)The amount of any Losses for which any Purchaser Indemnified Party is entitled to indemnification under Section 9 shall be reduced by any insurance proceeds actually received (net of reasonable expenses and Taxes or other costs incurred in obtaining such recovery, including any increase in premiums directly attributable to such recovery) by any Purchaser Indemnified Party with respect to such claim. Any Purchaser Indemnified Party having a claim under this Section 9 for which coverage could be available under any insurance policy shall make a good faith effort to recover any Losses from such insurance policy to reduce the amount of any indemnifiable Losses.

(g)In the event that any Purchaser Indemnified Party desires to seek indemnification under this Section 9, either for a direct claim or third-party claim, the Purchaser Indemnified Party shall promptly notify the Seller in writing; provided, however, any failure on the part of the Purchaser Indemnified Party to so notify the Seller shall not limit any of the obligations of the Seller under this Section 9 (except and to the extent such failure materially adversely prejudices the Seller).
9.2Attorneys’ Fees. In the event of any lawsuit between the parties with regard to this Agreement, the non-prevailing party to any litigation that is finally determined under this Agreement will pay its own expenses and the reasonable, documented out-of-pocket expenses, including attorneys’ fees and costs, actually incurred by the other party(ies) to such claim.
9.3Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions set forth herein except to the extent agreed to in writing by such Non-Recourse Party. In no event shall any Non-Recourse Party have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions, or Fraud of any other Person.
10.POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:
10.1Cooperation. In case at any time after the Closing any further action is necessary (a) to carry out the purposes of this Agreement or (b) to preserve for the Company any right or benefit under any Contract to which the Company is bound for which a required consent, approval or authorization was not obtained prior to the Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request to carry out the purposes of this Agreement, for no further consideration but all at the sole cost and expense of the requesting party.
10.2Tax Matters.
(a)Straddle Tax Periods. For purposes of this Agreement, Tax liabilities with respect to a Tax period which begins on or before and ends after the Closing Date (a “Straddle Tax Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date. The portion of any Taxes for any Straddle Tax Period allocable to the Pre-Closing Tax Period shall be determined as follows: (i) in the case of any real and personal property Taxes and franchise Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Tax Period through (and including) the Closing Date and the denominator of which shall be the total number of days in such Straddle Tax Period, and (ii) in the case of any Taxes other than those described in clause (i), as if such taxable period ended at the close of the Closing Date (or, in the case of any such Taxes attributable to any equity interest in any partnership or other flowthrough entity, as if the taxable year of such partnership or other flowthrough entity ended as of the close of business on the Closing Date); provided, however, that for purposes of this Section 10.2(a), any transactions outside the Ordinary Course of Business of the Company following the Closing on the Closing Date shall be allocable to the portion of the Straddle Tax Period following the

Closing Date and any Transaction Tax Deductions shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date.
(b)Tax Returns. The Seller shall prepare, or shall cause to be prepared, all Pass-Through Income Tax Returns required to be filed by or with respect to the Company, including the pro forma Pass-Through Income Tax Return of the Company used to create Seller’s Pass-Through Income Tax Returns (but for the avoidance of doubt, not including any Pass-Through Income Tax Return of Seller) for all Tax periods ending on or before the Closing Date (the “Seller Prepared Tax Returns”). In order to facilitate preparation of such Pass-Through Income Tax Returns, the Purchaser shall, within a reasonable period of time after the Seller’s written request, provide the Seller with such information as the Seller’s shall identify that is reasonably necessary for preparing Pass-Through Income Tax Returns described in this Section 10.2(b). Each Seller Prepared Tax Return due after the Closing Date shall be submitted to the Purchaser at least thirty (30) days before the due date of such Tax Return for the Purchaser’s review, and the Seller shall incorporate any reasonable comments with respect thereto provided by the Purchaser to Seller provided in writing at least five (5) days before the due date of such Tax Return. The Seller will fully and timely pay all Taxes due (including on demand by the Purchaser, if necessary) that are required to be paid by the Company pursuant to applicable Laws or any income Taxes of the Seller or any shareholder of the Seller that are required to be paid by the Company pursuant to an assessment or collection by a Governmental Authority, in each case, in respect of such Seller Prepared Tax Returns, except, in each case, to the extent of the amount of any such Taxes that are included in the calculation of any Final Purchase Price Components.
(c)Cooperation. In connection with the preparation of Tax Returns and audits or examinations relating to the Company by any Governmental Authority or administrative or judicial proceedings resulting therefrom, the Seller and the Purchaser will cooperate fully with one another, and shall, at the requesting party’s expense, (i) provide each other with such assistance as may be reasonably requested by the other party in connection with the preparation, review, filing or execution of any Tax Return or any Tax Contest or any audit or other examination by any Governmental Authority or judicial or administrative proceeding relating to Taxes with respect to a Pre-Closing Tax Period, and including by executing any powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 10.2(c), and (ii) retain and provide the other party with reasonable access to all records or information that may be relevant to such Tax Return, Tax Contest or audit, examination or proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided.
(d)Tax Contests. The Purchaser shall promptly provide notice to the Seller upon the receipt of any notice from any Governmental Authority of any pending or threatened audit or administrative or judicial proceeding involving any asserted Tax liability with respect to the Company relating to a Pass-Through Income Tax Return of the Company for any Pre-Closing Tax Period or any Straddle Tax Period (each, a “Tax Contest”). After the Closing Date the Purchaser shall control the conduct, through counsel of its own choosing, of any Tax Contest; provided, that (i) the Seller shall have the right to participate in such Tax Contest at its own expense, (ii) the Purchaser shall keep the Seller reasonably informed of the progress of any Tax Contest (including the prompt provision to the Seller of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest) and (iii) the Purchaser shall not settle, compromise, concede or otherwise resolve any portion of such Tax Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)Purchaser Tax Actions. Following the Closing, neither the Purchaser nor the Company will (and neither the Purchaser nor the Company will cause any of its Affiliates to): (i) amend or modify any Tax Return of the Company for any Pre-Closing Tax Period, (ii) file, amend or revoke any Tax election for the Company for a Pre-Closing Tax Period, (iii) make a voluntary disclosure to a Governmental Authority with respect to any Tax or Tax Return of the Company for any Pre-Closing Tax Period or (iv) file any Tax Return of the Company for a Pre-Closing Tax Period for a type of Tax in a jurisdiction where the Company has not previously filed such type of Tax Return, in each case, if such action would reasonably be expected to increase cash Taxes payable by Seller or any of its direct or indirect shareholders (including the Seller Owners), without the prior written consent of the Seller, which such consent shall not be unreasonably withheld, conditioned, or delayed.
(f)Transaction Tax Deductions. The Purchaser, its Affiliates, the Company and the Seller each agree that all costs described in items (i)-(iv) of the definition of Transaction Tax Deductions are economically borne by the Seller. Neither the Purchaser, the Company nor any of their respective Affiliates shall take any deduction for any of the Transaction Tax Deductions in any of its Tax Returns nor take any position inconsistent with the agreement in this Section 10.2(f) during an audit or other proceeding with any Governmental Authority.
(g)Transfer Taxes. Any and all transfer, documentary, sales, use, registration and real property transfer or gains Tax, stamp Tax, excise Tax, stock transfer Tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto, collectively, “Transfer Taxes”) shall be borne 50% by the Purchaser and 50% by the Seller. The Purchaser and the Seller agree to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes, and also agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.
(h)Allocation of Purchase Price. The parties agree that the purchase of the Interests hereunder will be treated for tax purposes as a taxable purchase and sale of an undivided interest in the assets of the Company from the Seller to the Purchaser (the “Intended Tax Treatment”). For purposes of determining (x) the Purchaser’s initial Tax basis in the assets of the Company immediately following the Closing and (y) the gain or loss recognized by the Seller upon the sale of the Interests pursuant to this Agreement, the Purchase Price, any assumed liabilities, and any other relevant Tax items will be allocated among the assets of the Company for all Tax purposes in accordance with Section 1060 of the Code, the Treasury Regulations adopted thereunder and the methodology set forth on Schedule 10.2(h) (the “Allocation Statement”). No later than sixty (60) days after the final determination of the Purchase Price pursuant to Section 1.3(b), the Purchaser will deliver a copy of its initial determination of the Allocation Statement to the Seller. The Seller will, no later than thirty (30) days after receiving the initial determination of the Allocation Statement from the Purchaser, notify the Purchaser in writing if it disagrees with such initial determination (the “Allocation Notice”), and if the Seller does not provide the Purchaser the Allocation Notice within such thirty (30) day period, the initial Allocation Statement will be final and binding on the parties. If the Seller timely provides the Allocation Notice to the Purchaser, the Purchaser and the Seller will make a good faith effort to resolve the dispute included in such Allocation Notice. If the Purchaser and the Seller have been unable to resolve their differences within thirty (30) days after the Purchaser has received the Allocation Notice, then any remaining disputed issues will be submitted to the Firm, which will resolve the disagreement in a final binding manner in accordance with the methodology set forth on Schedule 10.2(h) and the Dispute Resolution Procedure. Except as may be required by Laws, the parties will file all income Tax Returns, forms (including IRS Form 8594) and reports in a manner consistent with the Intended Tax Treatment and the Allocation Statement (as finally determined pursuant to this Section 10.2(h), and as may be adjusted pursuant to the terms hereof) and agree not to take any position inconsistent therewith before any Governmental Authority charged with the collection of any Tax or in any judicial proceeding, except upon a contrary final determination by such Governmental Authority.
(i)Deferred Revenue. The parties agree (i) that for U.S. federal and all applicable state and local income Tax purposes, any liability that is assumed by the Purchaser in connection with this Agreement and that is attributable to prepaid income, advance payments or deferred revenue shall (A) not be treated as giving rise to taxable income of the Purchaser under James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964), or otherwise, and (B) be measured by reference to the cost of performance in respect of the deferred revenue, and (ii) not to take any position on any Tax Return that is inconsistent with the treatment described in the immediately foregoing clause (i), unless otherwise required by applicable Law.
11.SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements contemplated by this Agreement, each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to specific performance of, the other parties’ covenants and agreements contained in this Agreement, without proof of damages. Each party agrees that it will not oppose the granting of an injunction or specific performance on the basis that the party seeking such injunction or specific performance has an adequate remedy at law or that any award of specific performance is otherwise unenforceable. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment. The right of specific performance and other non-monetary equitable relief contemplated by this Section 11 is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.
12.PUBLIC STATEMENTS. (a) Prior to the Closing, (i) neither the Company nor the Seller shall, and such Persons shall cause their respective Representatives not to, without the prior written approval of the Purchaser, and (ii) the Purchaser shall not, and shall cause its Representatives not to, without the prior written approval of the Company, and (b) following the Closing, (i) the Seller shall not, and shall cause its Representatives not to, without the prior written approval of the Purchaser, and (ii) neither the Purchaser nor the Company shall, and such Persons shall cause their respective Representatives not to, without the prior written approval of the Seller, in each case, (1) make any press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law (including securities Laws of any jurisdiction and rules and regulations of any applicable securities exchange), in which case the other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement, or (2) disclose the Purchase Price, the approximate amount of the Purchase Price, any other financial information from which the approximate amount of the Purchase Price may be determined, or disclose any of the other essential terms of this Agreement except as required by Law (including securities Laws of any jurisdiction and rules and regulations of any applicable securities exchange) or required for financial reporting purposes and except that the parties (or their respective Affiliates) may disclose such terms to their respective employees, accountants, advisors and other Representatives or their respective past, present or prospective financing sources or other investors as is reasonably consistent with the ordinary conduct of their respective businesses (so long as such Persons are informed of the confidential nature of such Confidential Information and agree to or are bound by contract or ethical rules to keep the terms of this Agreement and such information confidential on terms substantially similar to the terms that applied immediately prior to the Closing to CACI International Inc, on behalf of itself and its subsidiaries, under the Confidentiality Agreement).
13.EXPENSES. Except as expressly set forth herein, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents, including any related broker’s or finder’s fees incurred by such party, for periods on or before the Closing Date. Notwithstanding anything to the contrary herein, the Purchaser shall solely be responsible for (i) the HSR Act related filing fees, (ii) the cost and any applicable premiums for the Run-Off Policy, and (iii) any Escrow Agent fees.
14.AMENDMENT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of (a) prior to the date of the Seller Joinder Agreement and prior to the Closing, the Purchaser and the Company, (b) on or after the date of the Seller Joinder Agreement and prior to the Closing, the Purchaser, the Company and the Seller, and (c) after the Closing, the Purchaser and the Seller. Notwithstanding the foregoing, Section 20, Section 21, and Section 26 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 26) may not be modified, waived or terminated in a manner that is adverse to any Financing Sources without the prior written consent of the Financing Sources. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement (and the parties’ respective rights hereunder) may not be directly or indirectly assigned (by operation of Law or otherwise) by any party without the prior written consent of the other parties; provided, however, that following the Closing, the Purchaser may assign this Agreement to any Affiliate of the Purchaser without the prior written consent of the Seller; provided, further, that no assignment shall limit the Purchaser’s obligations hereunder.
15.NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:
(a)     If to the Company (prior to the Closing), to:

4029 Ridge Top Road
Fairfax, Virginia 22030
Attention: Dr. Thomas J. Green, Jr.
E-Mail: thomas.j.green.jr@gmail.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Holland & Knight LLP
1650 Tysons Boulevard, Suite 1700
Tysons, Virginia 22102
Attention: Adam J. August and Ashley Plemons
E-Mail: Adam.August@hklaw.com and Ashley.Plemons@hklaw.com

(b)     If to the Seller (following the date of the Seller Joinder Agreement), to:

[XXXXXX]
[XXXXXX]
Attention: Mr. Souren Hakopian
E-Mail: sourenhak@gmail.com

and

[XXXXXX]
[XXXXXX]
Attention: Mr. Ghassem Sharifi
E-Mail: gsharifi1@gmail.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Holland & Knight LLP
1650 Tysons Boulevard, Suite 1700
Tysons, Virginia 22102
Attention: Adam J. August and Ashley Plemons
E-Mail: Adam.August@hklaw.com and Ashley.Plemons@hklaw.com

(c)    If to the Purchaser (or the Company following the Closing), to:

CACI International Inc
12021 Sunset Hills Rd
Reston, VA 20190
Attention: J. William Koegel, Jr.
     Tony Franklin
E-mail: wkoegel@caci.com
clfranklin@caci.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Gibson, Dunn & Crutcher LLP
1700 M Street, N.W.
7th Floor
Washington, DC 20036-4504
Attention: Stephen Glover
Alexander Orr
Email: SIGlover@gibsondunn.com
AOrr@gibsondunn.com

Notices will be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via electronic mail or e-mail in PDF format will be deemed given upon transmission, provided no “bounce back” or similar message is received with respect thereto. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.
16.WAIVER. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other parties of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder. Notwithstanding the foregoing, upon the occurrence of the Closing, all conditions set forth in Sections 6.1 and 6.2, to the extent any remain unsatisfied, shall be deemed waived by the applicable party(ies).
17.ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Disclosure Schedules, and the other Schedules referenced in this Agreement, which are incorporated by reference herein and deemed a part of this Agreement), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and referenced herein and therein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof and thereof.
18.COUNTERPARTS; ELECTRONIC SIGNATURE. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by DocuSign, electronic or e-mail in PDF format, each of which will be as fully binding as an original document.

19.SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. Upon a determination that any provision contained in this Agreement is invalid, illegal, or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
20.CHOICE OF LAW. Except as set forth in Section 26, this Agreement is to be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).
21.DISPUTES. Except (a) for the Dispute Resolution Procedure utilized pursuant to this Agreement and (b) as set forth in Section 26, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware; and (c) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY.
22.REPRESENTATION BY COUNSEL.
(a)Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement (including the Exhibits and the Disclosure Schedules). This Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, and, consequently, each party hereby waives the application of any rule of construction to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision.
(b)This Agreement constitutes notice to the Purchaser that the Company has engaged Holland & Knight LLP as its legal counsel in connection with the transactions contemplated by this Agreement; and the Purchaser hereby (i) consents to the continued representation of the Company by Holland & Knight LLP in relation to the transactions contemplated by this Agreement notwithstanding the fact that Holland & Knight LLP may have represented, and may currently or in the future represent, the Purchaser and/or any of its Affiliates with respect to unrelated matters and (ii) waives any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to Holland & Knight LLP that may arise from its representation of the Company and/or its Affiliates in connection with the transactions contemplated by this Agreement, including representing the Seller, the Company or their respective Affiliates against the Purchaser and/or any of its Affiliates in litigation, arbitration or mediation in connection therewith.  In addition, the Purchaser hereby acknowledges that its consent and waiver under this Section 22(b) is voluntary and informed, and that the Purchaser has obtained independent legal advice with respect to this consent and waiver.
(c)The parties agree that, notwithstanding the fact that Holland & Knight LLP has represented the Company in connection with this Agreement, and may have also represented the Company in connection with matters other than the transactions that are the subject of this Agreement prior to the Closing, Holland & Knight LLP will be permitted in the future, after the Closing, to represent one or more of Affiliates of the Company, including the Seller, or their respective equity holders, officers, directors or managers in connection with matters in which such Affiliates or their respective equity holders, officers, directors or managers are adverse to the Company, including any disputes that such Affiliates or their respective equity holders, officers, directors or managers may hereafter have against the Company and/or with the Purchaser arising out of, or related to, this Agreement. The Company and the Purchaser, who is represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive any actual or potential conflict of interest that may hereafter arise in connection with Holland & Knight LLP’s future representation of one or more of the Company’s Affiliates or their respective equity holders, officers, directors or managers in connection with disputes that arise out of this Agreement or that are substantially related to this Agreement and in which the interests of such Affiliate or its equity holders, officers, directors or managers are adverse to the interests of the Company and/or the Purchaser.
(d)The parties agree that, immediately prior to the Closing, without the need for any further action, (i) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Seller, and (ii) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in the Seller and shall be exercised or waived solely as directed by the Seller. All rights, files, and information that are not Protected Communications, including matters that relate to the operation of the Company, shall belong to the Purchaser and the Company. None of the Company, the Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the Seller, assert or waive or attempt to assert or waive any such protection against disclosure of Protected Communications, including the attorney-client privilege or work product protection with respect to any Protected Communications in connection with any dispute with the Seller relating to this Agreement, or any of the transactions contemplated herein. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or the Company, on the one hand, and a Person other than the Seller or one of its Affiliates, on the other hand, after the Closing, the Purchaser and the Company, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third party. In furtherance of the foregoing, prior to the Closing, the Seller, the Company or any of their respective Affiliates or Representatives may take action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Protected Communications, including by segregating, encrypting, copying, exporting or otherwise taking possession of any Protected Communications, in each case, to the extent permitted by applicable Law and the terms and conditions of the Company’s Contracts. In the event that any Protected Communications remain accessible to the Purchaser or the Company following the Closing, the Purchaser agrees that it will not use the Protected

Communications in connection with any dispute with the Seller related to this Agreement or any of the transactions contemplated hereby.
23.NO THIRD PARTY BENEFICIARIES. Except with respect to Holland & Knight LLP under Section 22, the Non-Recourse Parties under Section 9.3, the Company Indemnified Agents under Section 5.10, and the Financing Sources under Section 14 and Section 26, this Agreement will not confer any rights, benefits or remedies of any nature upon any Person other than the parties hereto and their respective successors and permitted assigns.
24.EXHIBITS, APPENDICES AND DISCLOSURE SCHEDULES. The Exhibits, Appendices, Disclosure Schedules, and other Schedules referenced in this Agreement are a material part of this Agreement. Subject to the limitations in this Section 24, each Disclosure Schedule will be deemed incorporated into this Agreement. The Disclosure Schedules are intended to supplement and/or qualify, as applicable, the representations, warranties, and covenants in the Agreement and shall not be deemed to expand or limit in any way the scope or effect of any such representations, warranties, or covenants. No Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation has actually occurred. No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. Disclosures made for the purpose of any one Disclosure Schedule shall be deemed made for the purpose of all representations and warranties so long as the applicability to the other representations and warranties is reasonably apparent from the face of such disclosure. Any reference to a contract, statement, plan, report or other document of any kind in the Disclosure Schedules shall be deemed to be a disclosure thereof to the extent the applicable representation or warranty calls for a listing of the same and it shall not in such case be necessary to identify or reference specific provisions of such documents except to the extent necessary to clarify or qualify such disclosure.
25.DEFINITIONS; INTERPRETATION
25.1Definitions. As used in this Agreement, the following terms have the following meanings:
“Accounting Principles” has the meaning set forth on Exhibit H.
“Accrued Bonuses” has the meaning ascribed to such term in Section 1.1(e).
“Accrued Income Taxes” means an amount (determined on a jurisdiction-by-jurisdiction basis, not less than zero ($0) with respect to any income Tax in any jurisdiction, and computed without taking into account any refunds) equal to the sum of the unpaid entity-level income Taxes required to be paid by the Company for any Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date and any other Tax period ending before the Closing Date to the extent the initial due date for filing the income Tax Return or paying income Taxes with respect to such Tax period has not occurred and in respect of solely those jurisdictions in which the Company (1) is currently filing income Tax Returns or (2) commenced business since January 1, 2023; provided, that Accrued Income Taxes shall be computed (i) in accordance with (A) the Code as of the date hereof and (B) the past practice of the Company in preparing its income Tax

Returns, except to the extent such practice is not supportable at a “more likely than not” or higher level of comfort or otherwise required by applicable Law, (ii) without regard to deferred income Tax assets and liabilities (for the avoidance of doubt, except to the extent such deferred income Tax assets or liabilities are otherwise taken into account as Accrued Income Taxes under clause (iv) or clause (v) of this definition), (iii) taking into account any estimated income Tax payments, overpayments of income Taxes, and income Tax attribute carryovers and carryforwards with respect to any Pre-Closing Tax Period, and Transaction Tax Deductions solely with respect to the taxable period ending on the Closing Date, as reductions of the liability for Taxes or taxable income, as applicable, for such period, in each case, solely to the extent that it is at least “more likely than not” that such payments, carryovers, carryforwards or deductions are available to reduce Taxes or taxable income, as applicable, for such periods, (iv) in accordance with Section 10.2(a), (v) by treating items of income described in Section 3.16(o) (determined without regard to any materiality limitation or materiality qualification therein or any amounts shown on the Disclosure Schedules with respect thereto) as giving rise to Accrued Income Taxes, (vi) by excluding any Transfer Taxes incurred in connection with the transactions contemplated hereby, and (vii) by excluding any Taxes (A) included in Net Working Capital or Company Transaction Expenses or (B) attributable to actions taken by the Purchaser or its Affiliates (including, after the Closing, the Company) outside of the Ordinary Course of Business on the Closing Date after the Closing. Notwithstanding anything to the contrary contained herein, any (x) voluntary disclosure procedures relating to Taxes commenced by the Purchaser or its Affiliates (including, after the Closing, the Company) after the Closing, (y) action taken by the Purchaser or its Affiliates (including, after the Closing, the Company) that is inconsistent with this Agreement, and (z) Claims relating to Taxes commencing after the Closing, in each case, shall not be taken into account for purposes of determining the amount or the existence of any Accrued Income Taxes.
“Actual Closing Balance Sheet” has the meaning ascribed to such term in Section 1.3(c)(i).
“Actual Closing Statement” has the meaning ascribed to such term in Section 1.3(c)(i).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning ascribed to such term in the preamble of this Agreement.
“Allocation Notice” has the meaning ascribed to such term in Section 10.2(h).
“Allocation Statement” has the meaning ascribed to such term in Section 10.2(h).
“Alternative Proposal” has the meaning ascribed to such term in Section 5.5.
“Anti-Corruption Laws” has the meaning ascribed to such term in Section 3.7(b).

“Artificial Intelligence” means any machine-based system that is designed to operate with varying levels of autonomy and that can, for explicit or implicit objectives, generate outputs such as predictions, recommendations, or decisions, that influence physical or virtual environments, which would normally require human intelligence to produce.
“Assets” means all Cash and Cash equivalents, Shares, Interests, marketable securities, Personal Property and real property of the Company and all Contracts and Leases to which the Company is a party, all Permits held by the Company, all Company IP and all other assets of the Company, and all of the assets reflected on the Most Recent Balance Sheet or acquired in the Ordinary Course of Business of the Company since the Most Recent Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Most Recent Balance Sheet Date in the Ordinary Course of Business of the Company.
“Audited Financial Statements” has the meaning ascribed to such term in Section 3.14.
“Automated Decision-Making Technology” means any system, software, or process—including one derived from machine learning, statistics, or other data processing or Artificial Intelligence—that processes Personal Information and uses computation as whole or part of a system to make or execute a decision or facilitate human decision making, in each case, which would normally require human intelligence to produce.
“Bank Account” has the meaning ascribed to such term in Section 3.29.
“Base Purchase Price” means One Billion, Two Hundred and Seventy-Five Million Dollars ($1,275,000,000.00).
“Benefit Plan” has the meaning ascribed to such term in Section 3.17(a).
“Book Value” has the meaning ascribed to such term in Schedule 10.2(h).
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Washington, DC are open for the general transaction of business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) (June 5, 2020) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) (Dec. 27, 2020)), the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the American Rescue Plan Act of 2021, Pub. L. 117-2 (117th Cong.) (Mar. 11, 2021), the Executive Order Re: Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (Aug. 8, 2020), and any other similar, future, or additional federal, state, local, or non-U.S. Laws, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Cash” means an amount, which may be zero or a positive or a negative number, equal to the result of (a) the aggregate amount of cash and cash equivalents held in the bank accounts, including money market accounts, marketable securities, and short-term investments of the Company, in each case, which are highly liquid and which have maturities of three months or less as of the Closing, plus (b) deposits in transit and deposits not yet cleared (only to the extent not included as an asset in the calculation of Net Working Capital), minus (c) the aggregate balance of all outstanding checks written against such accounts but only to the extent the obligations satisfied by such checks have been appropriately excluded from Net Working Capital, Company Transaction Expenses or Indebtedness, minus (d) the amount of any cash and cash equivalents not freely usable due to any restrictions or limitations on the use or distribution by law or contract (including restrictions on dividends and repatriations).
“CBA” has the meaning ascribed to such term in Section 3.12(a)(xii).
“Charter” means, with respect to a Person, such Person’s Articles or Certificate of Incorporation, Organization or Formation, or their equivalent, and all amendments thereto.
“Claim” means any written third party claim, action, litigation, proceeding (arbitral, administrative, legal, or otherwise), suit, or written demand.
“Class A Stock” has the meaning ascribed to such term in the Charter of the Company.
“Class B Stock” has the meaning ascribed to such term in the Charter of the Company.
“Closing” has the meaning ascribed to such term in Section 1.5(a).
“Closing Bonus Payments” means the aggregate amounts of change in control bonuses and sale bonuses to be paid by the Company at the Closing from the Base Purchase Price, as conclusively set forth in the Flow of Funds Memorandum.
“Closing Cash” has the meaning ascribed to such term in Section 1.3(a)(i).
“Closing Certificates” has the meaning ascribed to such term in Section 5.12(a).
“Closing Company Transaction Expenses” has the meaning ascribed to such term in Section 1.3(a)(i).
“Closing Date” has the meaning ascribed to such term in Section 1.5(a).
“Closing Indebtedness” has the meaning ascribed to such term in Section 1.3(a)(i).
“Closing Net Working Capital” has the meaning ascribed to such term in Section 1.3(a)(i).
“Closing Proceeds” has the meaning ascribed to such term in Section 1.1(f).
“Closing Purchase Price” has the meaning ascribed to such term in Section 1.2(a).
“Closing Purchase Price Components” has the meaning ascribed to such term in Section 1.3(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning ascribed to such term in the preamble of this Agreement.
“Company 401(k) Plan” has the meaning ascribed to such term in Section 5.16.
“Company Common Stock” means the Class A Stock and the Class B Stock.
“Company Fundamental Representations” means Sections 2.1, 2.2, 2.3, 2.5, 3.1, 3.2(a), 3.3, 3.4, and 3.25.
“Company Indemnified Agents” has the meaning ascribed to such term in Section 5.10(a).
“Company IP” means all Intellectual Property owned or purported to be owned by the Company.
“Company Option” means any option issued and outstanding under the Option Plan or otherwise as of immediately prior to the Reorganization to purchase or otherwise acquire Class B Stock (whether or not vested).
“Company Systems” means the information technology systems, including software, hardware (whether general purpose or special purpose), data processing, record keeping, communications, telecommunications, networks, platforms, infrastructure, peripherals and systems, including any outsourced systems and processes, and other similar or related items of automated computerized or software systems that are owned, leased, controlled, or are otherwise relied on by the Company.
“Company Transaction Expenses” means the aggregate of all: (a) outstanding fees and expenses payable by the Company or the Seller in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants; (b) any change of control, sale, stay, retention or transaction bonuses, or “single trigger” severance obligations or payments due by the Company to any Person under any Benefit Plan or Contract of the Company, which obligation or payment, in each case, is payable or becomes due as a result of or in connection with the transactions contemplated by this Agreement, but excluding any liabilities or obligations (i) arising pursuant to arrangements, agreements or understandings established by the Purchaser or its Affiliates or at the written direction of the Purchaser or its Affiliates, or (ii) arising as a result of the occurrence of one or more additional events effected by the Purchaser or its Affiliates following the Closing under so-called “double-trigger” severance provisions; and (c) the employer portion of any applicable federal, state, local or foreign employment Taxes, payroll Taxes or similar Taxes (including, for the avoidance of doubt, those which are deferred pursuant to the CARES Act) on any amounts that are payable or become payable by the Company pursuant to clauses (a) or (b) above, or with respect to the Closing Bonus Payments and the Option Termination Payments and (d) 100% of the Paying Agent fees. For the avoidance of doubt, Company Transaction Expenses shall exclude the Closing Bonus Payments, the Option Termination Payments, and amounts actually included in the calculation of Indebtedness or actually included as liabilities in the calculation of Net Working Capital.
“Competing Business” has the meaning ascribed to such term in Exhibit F.
“Confidential Information” means all proprietary, confidential or otherwise non-public information and data relating to the Company; provided, however, that Confidential Information shall not include the categories of information set forth in Section 5.6(c) and excludes information included in the Protected Communications to the extent used for bona fide attorney-client purposes (and, for the avoidance of doubt, any information included in Protected Communications shall remain Confidential Information for all other purposes).
“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.6(a).
“Continuing Employees” has the meaning ascribed to such term in Section 5.8(a).
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all binding written agreements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which the Company (or, for the purposes of Section 2.4, the Seller) is a party or which are binding upon any of the Assets of the Company, or which are in effect as of the Execution Date and have continuing obligations by any party. For the avoidance of doubt, unless otherwise expressly indicated, task, purchase or delivery order(s) or statements of work under a Contract will not constitute a separate Contract, but will be part of the Contract under which it was issued.
“Control” has the meaning ascribed to such term in the definition of Affiliate.
“Conversion” has the meaning ascribed to such term in the Recitals.
“Convertible Securities” means, with respect to a Person, all convertible securities (including convertible promissory notes) or other rights to subscribe for or purchase any equity securities or other equity or voting interests of such Person, or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity or other voting securities of such Person.
“Copyrights” has the meaning ascribed to such term in the definition of Intellectual Property.
“Cost Accounting Standards” refer to the regulations set forth in Federal Acquisition Regulations Parts 30 and 9900 (48 CFR 9900 et seq.).
“Covered Employee” means an individual employed by the Company as of the Closing.
“COVID-19” means the novel coronavirus COVID-19 and related pandemic.

“COVID-19 Actions” means all reasonable actions taken or planned to be taken by the Company in reasonable response to events, occurrences, conditions, circumstances or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions or actions taken by Governmental Authorities or other Persons in response thereto.
“CSA” has the meaning ascribed to such term in Section 5.9(f).
“Current Government Bid” means any Government Bid made by the Company which has not expired and for which an award has not been made prior to the Closing Date.
“Current Government Contracts” means those Government Contracts (a) for which the period of performance has not yet expired or terminated; (b) which remain subject to audit; or (c) for which final payment has not yet been received.
“DCSA” has the meaning ascribed to such term in Section 3.27(i).
“DDTC” has the meaning ascribed to such term in Section 5.9(g).
“Designated Contacts” has the meaning ascribed to such term in Section 5.4.
“DFARS” means The Defense Federal Acquisition Regulation Supplement, 48 C.F.R. Parts 201 et seq.
“Disclosure Schedules” means the disclosure schedules to this Agreement supplied by the Company to the Purchaser concurrently with the execution of this Agreement.
“Dispute Resolution Procedure” means the following procedures in connection with the Firm’s engagement. Each party (for purposes of this definition, as defined in Exhibit E, except as otherwise specifically indicated) agrees, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Seller and the Purchaser. The Purchaser, the Seller and their respective agents will cooperate with the Firm during its resolution of any disagreements included in an Objection Notice or Allocation Notice, as applicable. Unless otherwise agreed by the parties in writing, the Firm shall make its determination in accordance with the guidelines and procedures set forth in this Agreement and in Exhibit E; provided that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Firm of jurisdiction. The Firm will consider only those items and amounts set forth in the Objection Notice or Allocation Notice, as applicable, that the Purchaser, on the one hand, and the Seller, on the other hand, are unable to resolve in accordance with Section 1.3(b)(ii). In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. Except as otherwise specified herein or in Exhibit E, the scope of the disputes to be determined by the Firm is limited to whether the preparation of the Final Closing Statement and the calculation of the Closing Purchase Price Components were done in a manner consistent with Section 1.3 and whether there were mathematical errors in the preparation of the Final Closing Statement or the calculation of any Closing Purchase Price Component or, as applicable, whether the preparation of the Allocation Statement was done in a manner consistent with Section 10.2(h) and whether there were mathematical errors in the preparation of the Allocation Statement, and the Firm is not to make any other determination unless requested in writing by the Seller and the Purchaser. The Firm’s determination of the Final Purchase Price Components, including each of the components thereof, or the Allocation Statement, including the components thereof, as applicable, shall be based solely on written materials submitted by the Purchaser and the Seller (i.e., not on independent review) and on the definitions included herein. It is the intent of the parties to this Agreement that the process set forth in this definition of “Dispute Resolution Procedure” and the activities of the Firm in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Purchaser and the Seller shall instruct the Firm to make its determination as an expert and not as an arbitrator. The fees and disbursements of the Firm and the reasonable attorneys’ fees and expenses of the parties (collectively, the “Purchase Price Adjustment Dispute Expenses”) shall be borne (i) by the Purchaser in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Seller (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items and (ii) by the Seller in accordance with the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $1,000,000 of a proposed Purchase Price Adjustment to be paid to the Seller, the Firm determines that such payment should be $400,000 and the Purchase Price Adjustment Dispute Expenses are $100,000, then (i) the Purchaser shall pay $40,000 (40%) of the Purchase Price Adjustment Dispute Expenses and (ii) the Seller shall pay $60,000 (60%) of the Purchase Price Adjustment Dispute Expenses. The determination of the Firm as to any disputed matters shall be set forth in a written report of award delivered to the Purchaser and the Seller, and shall be deemed final, conclusive and binding on the parties and shall not be subject to collateral attack for any reason. The parties agree that judgment may be entered upon the written report of award of the Firm in any court located in Fairfax, Virginia. Prior to the Firm’s determination as provided for herein, (i) the Purchaser, on the one hand, and the Seller, on the other hand, will each pay fifty percent (50%) of any retainer paid to the Firm; and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of the Purchaser, on the one hand, and by the Seller, on the other hand. In connection with the Firm’s determination as provided for herein, the Firm shall also determine, taking into account all fees and expenses already paid by each of the Purchaser, on the one hand, and the Seller, on the other hand, as of the date of such determination, the allocation of the Purchase Price Adjustment Dispute Expenses between the Purchaser and the Seller, which such determination shall be conclusive and binding upon the parties hereto.
“DOJ” has the meaning ascribed to such term in Section 5.9(b).
“Domain Names” has the meaning ascribed to such term in the definition of Intellectual Property.
“EAR” is defined in the definition of Export Control Laws.
“Effect” is defined in the definition of Material Adverse Effect.
“Effective Time” has the meaning ascribed to such term in Section 1.5(a).

“Employment Arrangements” means for each Key Employee, such Person’s offer letter for post-Closing employment between the Purchaser or its Affiliate(s), on the one hand, and such Key Employee, on the other hand, the form of which, including all economic terms thereof, was agreed by the Company and the Seller prior to the date hereof and which, for the avoidance of doubt, includes the amount and vesting schedule with respect to the contemplated post-Closing award to such Person by the Purchaser or its Affiliate of restricted stock units, and which includes a form of restricted stock unit award agreement (subject to post-Closing completion with the applicable amount and vesting schedule in accordance with the terms set forth in the applicable offer letter).
“End Date” means November 24, 2024, provided that if on the End Date: (i) any of the conditions set forth in Sections 6.1(d), 6.1(e), 6.2(d) or 6.2(e) has not been satisfied, in each case, solely due to a matter pertaining to Regulatory Law and (ii) all of the other conditions set forth in Section 6.1 and 6.2 are satisfied or waived by the party(ies) entitled to waive such conditions (other than conditions which by their terms or nature are to be satisfied at the Closing but which conditions are reasonably capable of being satisfied at the Closing), then upon the mutually agreed written election of the Company and the Purchaser, the End Date may be extended to May 24, 2025 and any reference herein to the End Date shall be a reference to such later date.
“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by the Company or any other Person. With respect to Claims by employees or other third parties, Environmental Condition will also include the exposure of Persons to Hazardous Materials.
“Environmental Laws” means any Law relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures or the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Materials.
“Environmental Noncompliance” means any violation of any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Account” has the meaning ascribed to such term in Section 1.1(d).
“Escrow Agent” has the meaning ascribed to such term in Section 1.1(d).
“Escrow Agreement” has the meaning ascribed to such term in Section 1.1(d).
“Escrow Amount” means Twenty Million Dollars ($20,000,000.00).
“Estimated Cash” has the meaning ascribed to such term in Section 1.2(a).

“Estimated Closing Balance Sheet” has the meaning ascribed to such term in Section 1.2(a).
“Estimated Closing Statement” has the meaning ascribed to such term in Section 1.2(a).
“Estimated Company Transaction Expenses” has the meaning ascribed to such term in Section 1.2(a).
“Estimated Indebtedness” has the meaning ascribed to such term in Section 1.2(a).
“Estimated Net Working Capital” has the meaning ascribed to such term in Section 1.2(a).
“Estimated Purchase Price Components” has the meaning ascribed to such term in Section 1.2(a).
“Excluded Facility” has the meaning ascribed to such term in Section 3.20(b).
“Execution Date” has the meaning ascribed to such term in the preamble of this Agreement.
“Exhibits” means the exhibits to this Agreement.
“Export Control Laws” means collectively all applicable U.S. and non-U.S. Laws related to export controls, import and customs requirements, re-export, transfer, anti-boycott regulations, and economic sanctions, including: (a) the Arms Export Control Act (22 U.S.C. §§ 2778 et. seq.) and its implementing International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. Parts 120-130); (b) the Export Administration Act, the Export Control Reform Act of 2018 and their implementing Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774); and (c) economic or trade sanctions or embargoes, including those administered or enforced by the U.S. Department of the Treasury Office of Foreign Assets Controls (“OFAC”) (31 C.F.R. Parts 500-599) or the U.S. Department of State; and (d) anti-boycott regulations, guidelines and reporting requirements under the EAR and Section 999 of the Code.
“Facility Clearance” has the meaning set forth in 32 C.F.R. § 117.3 (the National Industrial Security Program Operating Manual).
“FAR” means the Federal Acquisition Regulation (48 C.F.R., Chapter 1).
“Final Cash” has the meaning ascribed to such term in Section 1.3(c)(i).
“Final Closing Balance Sheet” has the meaning ascribed to such term in Section 1.3(a)(i).
“Final Closing Statement” has the meaning ascribed to such term in Section 1.3(a)(i).

“Final Company Transaction Expenses” has the meaning ascribed to such term in Section 1.3(c)(i).
“Final Indebtedness” has the meaning ascribed to such term in Section 1.3(c)(i).
“Final Net Working Capital” has the meaning ascribed to such term in Section 1.3(c)(i).
“Final Purchase Price Components” has the meaning ascribed to such term in Section 1.3(c)(i).
“Financial Statements” has the meaning ascribed to such term in Section 3.14.
“Financing” means the commitment of the lenders, upon the terms and subject to the conditions set forth in any Financing Commitment, to lend to the Purchaser the amounts set forth therein.
“Financing Commitment” means any debt commitment letter in respect of any Financing (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, including with respect to any alternative financing or other replacement financing (including, for the avoidance of doubt, any loans, offerings, or private placements of notes or equity-linked securities in lieu of, or to takeout any bridge facility)).
“Financing Source” means any Person (including any actual or potential lenders, including as applicable, any actual or potential agents, arrangers, underwriters, initial purchasers or parties functioning in a similar capacity) that has committed to provide or arrange and has entered into agreements in connection with the Financing and their respective Affiliates and such Persons’ (and their respective Affiliates’) respective officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and Representatives and their respective successors and assigns involved in the Financing, including the parties named in the Financing Commitment and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, but in each case excluding the Purchaser and its Affiliates.
“Firm” means an accounting firm to be mutually agreed upon by the Purchaser and the Seller which firm shall not have, or have had in the three (3) years prior to its engagement as the Firm, a material business relationship with the Company, the Seller or the Purchaser; provided, that if the Purchaser and the Seller cannot agree on a mutually acceptable accounting firm, a firm shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In connection with engaging the Firm, the Purchaser and the Seller agree, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to the Purchaser and the Seller.
“Flow of Funds Memorandum” has the meaning ascribed to such term in Section 1.2(a).
“Foreign Interest” has the meaning ascribed to such term in Section 4.7.

“Fraud” means an act committed by a party to this Agreement with an intent to deceive a party to this Agreement, and requires (a)(i) a false representation made in Section 2 or Section 3 (as qualified by the Disclosure Schedules) with respect to Fraud committed by the Company or the Seller or (ii) a false representation in Section 4 with respect to Fraud committed by the Purchaser; (b) made with actual knowledge (not imputed or constructive knowledge) that the representation was false, untrue or breached when made; (c) with an intention to induce a party to this Agreement to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such party to suffer damage by reason of such reliance, in each case, as determined by a court of competent jurisdiction applying Delaware law. For the avoidance of doubt, “Fraud” shall not include any constructive or equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.
“FTC” has the meaning ascribed to such term in Section 5.9(b).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governing Documents” means such Person’s charter, bylaws, limited liability company agreement, operating agreement or other governing documents, as applicable, as amended and in effect as of the Execution Date.
“Government Bid” means any offer, bid or proposal that, if accepted, would result in a Government Contract.
“Government Contract” means any Contract that is between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand. Unless otherwise indicated, a task, purchase, or delivery order under a Government Contract or any amendment, supplement, or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates. For the avoidance of doubt, “Government Contract” excludes any Government Vendor Subcontract.
“Government Vendor Subcontract” means any Contract, agreement or other arrangement between the Company, acting in its capacity as a prime contractor or subcontractor under any Government Contract, and another Person to furnish supplies or services to the Company to be used in performing a Government Contract.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel or body, commission, or other similar dispute-resolving panel or body.
“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum products, per and poly-fluoroalkyl substances, and friable materials containing more than one percent (1.0%) asbestos by weight.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as at a specified date, and without duplication, all Accrued Income Taxes and any obligations of the Company (including principal, premium, accrued or unpaid interest, reimbursement or indemnity obligations, prepayment (for the sake of clarity, excluding any prepayments associated with ongoing operations of the business in the Ordinary Course of Business, including deferred revenues (other than deferred revenue or advanced payments associated with the Company’s Contract 10144 with the third party (or its applicable Affiliates) set forth on Schedule 25.1 (collectively, the “Third Party”))), make-whole, yield maintenance and other penalties (including early termination fees), breakage fees and other fees and related expenses) with respect to: (i) all indebtedness for borrowed money, (ii) all indebtedness or other liabilities or obligations (contingently or otherwise) for the deferred purchase price of property (including any earnout, true-up payment, holdback amount or similar contingent type payments and net past-due rent), including the current portion of such indebtedness, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments of the Company, (iv) all obligations under capitalized or finance leases (for the avoidance of doubt, excluding Leased Premises leases), (v) all liabilities and obligations in respect of any letter of credit, performance bond, surety bond, bankers’ acceptance or similar instrument (in each case, only to the extent drawn), (vi) all liabilities created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (vii) all obligations under any interest rate swap arrangement or other hedging or derivative contract or arrangement (in each case, measured at the terminal value thereof), (viii) any management, monitoring, or other fees or payments of similar nature payable by the Company to any Affiliate of the Seller, (ix) all declared and unpaid dividends or distributions owed to the Seller or any Affiliate thereof; (x) (A) severance for employees terminated before Closing to the extent unpaid as of the Closing, and (B) accrued earned but unpaid bonuses and commissions, in each case, including the employer portion of any applicable federal, state, local or foreign employment Taxes, payroll Taxes or similar Taxes on any such amounts that are payable or become payable by the Company; (xi) fees payable to the members of the board of directors of the Company in respect of service on the board of directors of the Company; (xii) all loans made by any Seller Owners to the Company, (xiii) equipment loans, (xiv) all deferred revenue or advanced payments associated with the Company’s Contract 10144 with the Third Party, and (xv) all obligations of the type referred to in clauses (i) through (xiv) of other Persons the payment of which the Company is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, including, for the avoidance of doubt, guarantees of such obligations and pledges of, or security interests in, the Company’s assets or equity interests as collateral for such obligations; provided, however, that “Indebtedness” specifically excludes (a) trade payables and amounts owed to the Company’s employees for unreimbursed business expenses incurred in the Ordinary Course of Business of the Company, (b) credit card debt incurred in the Ordinary Course of Business of the Company, (c) undrawn amounts under surety bonds, letters of credit, banker’s acceptances, performance letters or bonds, comfort letters, and other arrangements similar to the foregoing, (d)

any amounts actually included in the calculation of Company Transaction Expenses, Option Termination Payments, Closing Bonus Payments, or assets or liabilities included in the calculation of Net Working Capital, (e) operating leases and (f) any Indebtedness put in place by the Purchaser on the Closing Date. A sample calculation of Indebtedness as of June 30, 2024, which is included for illustrative purposes only, is attached hereto as Schedule B.
“Information” has the meaning ascribed to such term in Section 5.14(a).
“Initial Report” has the meaning ascribed to such term in Exhibit E.
“Insurance Policies” has the meaning ascribed to such term in Section 3.18.
“Intellectual Property” means all intellectual property or similar proprietary rights of the following arising under the Laws of any jurisdiction throughout the world, including: (i) inventions, patents, patent applications, continuations-in-part, divisions or reissues (collectively, “Patents”); (ii)  trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin and indicia of source, and all goodwill associated therewith (collectively, “Trademarks”); (iii) any and all works of authorship and copyrights, including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship (collectively, “Copyrights”); (iv)  trade secrets, and other confidential business information, know-how, concepts, methods, processes, specifications, inventions, formulae, customer lists and business plans, (collectively, “Trade Secrets”); (v) all Internet domain names and accounts with social media companies and the content handles and identifiers found thereon and related thereto (“Domain Names”); and (vi) data, databases, and computer software, including all source code, object code, and user documentation related thereto.
“Intended Tax Treatment” has the meaning ascribed to such term in Section 10.2(h).
“Interests” has the meaning ascribed to such term in the Recitals.
“Interim Period” has the meaning ascribed to such term in Section 5.1.
“Interim Statements” has the meaning ascribed to such term in Section 3.14.
“Inventory” means all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by the Company and used or held for use primarily in the Company’s business, including any such raw materials, work-in progress, finished goods, supplies, packaging materials and other inventories being held by customers of the Company pursuant to consignment arrangements.
“IP Licenses” has the meaning ascribed to such term in Section 3.11(a).
“IRS” means the United States Internal Revenue Service.
“ITAR” is defined in the definition of Export Control Laws.

“Key Customers” has the meaning ascribed to such term in Section 3.28.
“Key Employees” means the employees of the Company identified on Schedule A.
“Key Suppliers” has the meaning ascribed to such term in Section 3.28.
“Knowledge” means (a) with respect to the Company or the Seller, the actual knowledge of any of the Knowledge Persons after a reasonable inquiry in connection with each of the Knowledge Person’s duties in the Ordinary Course of Business on behalf of the Company and/or the Seller, as applicable, and (b) with respect to any other Person, the actual knowledge of such Person (or if such Person is an entity, such Person’s directors, managers, trustees, and officers) after a reasonable inquiry in connection with such knowledge Person’s duties in the Ordinary Course of Business on behalf of such other Person.
“Knowledge Persons” means those individuals set forth on Schedule KP.
“Laws” means any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree or other Order of any Governmental Authority.
“Leased Premises” has the meaning ascribed to such term in Section 3.20(b).
“Leases” has the meaning ascribed to such term in Section 3.20(b).
“Liability” means any and all debts, liabilities, and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted, or determined or determinable.
“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code (“UCC”) financing statements, liens, pledges, encumbrances, community property interests and hypothecations, as applicable.
“Loss” means, without duplication, any and all losses, liabilities, damages, costs, expenses, Taxes, judgments, awards, settlements, fees, penalties, costs and expenses (including reasonable and documented costs of investigation and reasonable and documented legal, accounting and other professional service fees or expenses); provided, that Losses shall not include punitive or exemplary damages except to the extent such damages are awarded to a third party pursuant to a third party claim.
“Material Adverse Effect” means any change, circumstance, fact, event or effect (any such item, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company, taken as a whole, or (b) the ability of the Company to timely consummate the transactions contemplated hereby (to the extent not promptly curable), provided, however, that, in the case of clause (a) only, a “Material Adverse Effect” shall not include any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or any governmental shutdown or slowdown, (ii) changes in, or effects relating to, general legal, tax, regulatory, political (including policies and tariffs), social or business conditions, including (a) the engagement by the United

States in hostilities, the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States or (b) civil unrest, protests and public demonstrations, any government responses thereto or any escalation or worsening thereof, (iii) the failure of the Company to be awarded any Contract or bid, (iv) the negotiation, execution or announcement of, or the pendency of any investigation by any Governmental Authority with respect to, this Agreement, the transactions contemplated hereby or the consummation of such transactions, including the impact thereof on relationships, contractual or otherwise, between the Company, the Purchaser, or any of their respective Affiliates and tenants, suppliers, vendors, lenders, financing sources, investors, venture partners, customers or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Execution Date or earthquakes, hurricanes, floods, or other natural disasters, (vi) any epidemic, pandemic, disease, outbreak (including COVID-19) or other health crisis or public health event, or any escalation or worsening of any of the foregoing or any COVID-19 Actions, or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority (including, for the avoidance of doubt, the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, statute, directive, pronouncement or guideline or interpretation thereof, (vii) any action taken by the Company at the request of any of the Purchaser, or any of its Affiliates, or any action taken by the Company because it is expressly required by the terms of this Agreement, or (viii) the failure of the Company to meet or achieve the results set forth in any projection, budget, estimate, plan, prediction, performance metrics or forecast (whether such projections or predictions were made by the Company or independent third parties), provided that the underlying cause of the Company’s failure to meet such projection, budget, estimate, plan, prediction, performance metrics or forecast shall be taken into account to the extent not otherwise excluded hereunder, (ix) changes in conditions in the industries in which the Company conducts its business, and (x) the availability or cost of equity, debt or other financing to the Purchaser; provided, further, that in the case of the foregoing clauses (i), (ii), (v), (vi) and (ix), such matters shall be taken into account to the extent that any such matters affect the Company in a materially disproportionately adverse manner relative to the other similarly situated participants in the segments of such industries in which the Company engages.
“Material Contracts” has the meaning ascribed to such term in Section 3.12(a).
“Material Permits” has the meaning ascribed to such term in Section 3.6.
“Merger Sub” has the meaning ascribed to such term in the Recitals.
“Minimum Cash Balance” has the meaning ascribed to such term in Section 5.1.
“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of June 30, 2024.
“Most Recent Balance Sheet Date” has the meaning ascribed to such term in Section 3.14.

“NAV” has the meaning ascribed to such term in Schedule 10.2(h).
    “Net Working Capital” means an amount (which may be positive or negative), calculated in accordance with the Accounting Principles, equal to (a) the current assets of the Company in the asset categories set forth on Schedule NWC attached hereto, excluding Cash, any income Tax assets and deferred Tax assets, assets and investments related to Ridge Top, capitalized software and product development costs, right-of-use lease assets and intercompany receivables minus (b) the current liabilities of the Company in the liability categories set forth on Schedule NWC attached hereto, excluding Indebtedness, Company Transaction Expenses, any income Tax liabilities and deferred Tax liabilities, liabilities of Ridge Top, right-of-use lease liabilities and intercompany payables. For the sake of clarity, Net Working Capital specifically excludes any amounts actually included in the calculation of Company Transaction Expenses, Option Termination Payments, Closing Bonus Payments, or Indebtedness. A sample calculation of Net Working Capital as of June 30, 2024, which is included for illustrative purposes only, is set forth on Schedule NWC. Notwithstanding anything to the contrary contained herein, any (i) voluntary disclosure procedures relating to Taxes commenced by the Purchaser or its Affiliates (including, after the Closing, the Company) after the Closing, (ii) action taken by the Purchaser or its Affiliates (including, after the Closing, the Company) that is inconsistent with this Agreement, (iii) Claims relating to Taxes commencing after the Closing, and (iv) filing of any Tax Return of the Company for a Pre-Closing Tax Period for a type of Tax in a jurisdiction in which the Company (1) is not currently filing such type of Tax Returns and (2) has not commenced business since January 1, 2023; in each case, shall not be taken into account for purposes of determining the amount of non-income Taxes included in the calculation of Net Working Capital.
“NISPOM” has the meaning ascribed to such term in Section 5.9(f).
“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing). For the sake of clarity, the Seller Owners are Non-Recourse Parties of the Seller.
“Notices” has the meaning ascribed to such term in Section 15.
“Objection Notice” has the meaning ascribed to such term in Section 1.3(b)(ii).
“OCI” has the meaning ascribed to such term in Section 3.27(j).
“OFAC” is defined in the definition of Export Control Laws.
“Option Plan” has the meaning ascribed to such term in the Recitals.
“Option Termination Payments” means the aggregate amount payable by the Company at the Closing to holders of outstanding vested awards under the Option Plan in respect thereof, as conclusively set forth on the Estimated Closing Statement.

“Order” means any order, decree, ruling, judgment, injunction, writ or other similar action of any Governmental Authority.
“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person consistent in all material respects with (i) the past practices of the Person and the general operation of the business by such Person prior to the taking of any such action or (ii) reasonable actions taken in reasonable response to COVID-19 and any actions taken by businesses similarly situated to the Company, including any COVID-19 Actions.
“Paid At Closing Transaction Expenses” has the meaning ascribed to such term in Section 1.2(c).
“Pass-Through Income Tax Return” means any income Tax Return that reports any items of income, gain, loss, deduction or credit with respect to the operations of the business of an entity but with respect to which the direct or indirect beneficial owners of such entity are responsible, by operation of Law, for all or a portion of the related income Tax (including, for the avoidance of doubt, IRS Form 1120-S, IRS Form 1065, any Tax Returns relating to any composite or non-resident withholding Taxes or any optional or elective pass-through entity taxes imposed directly on a “flow-through entity”, and, in each case, any similar state or local Tax forms).
“Patents” has the meaning ascribed to such term in the definition of Intellectual Property.
“Paying Agent” has the meaning ascribed to such term in Section 1.1(f).
“Paying Agent Agreement” has the meaning ascribed to such term in Section 1.1(f).
“Payoff Indebtedness” has the meaning ascribed to such term in the definition of Payoff Letter.
“Payoff Letter” means customary payoff letters, in each case, in form and substance reasonably acceptable to the Purchaser, duly executed by each holder of Indebtedness of the Company set forth on Schedule 7.1(d) that will be paid off in connection with the Closing (the “Payoff Indebtedness”), in which the payee shall agree that upon payment of the amount specified in such payoff letter (including any per diem amounts): (i) all outstanding Indebtedness and other obligations of the Company arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full and (ii) all guarantees and Liens in connection therewith shall be released.
“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates or Orders of, any Governmental Authority, required for the Company to own its Assets or conduct its business as is now being conducted.
“Permitted Liens” means (i) minor imperfections in title, restrictions, easements of record, rights of way and encumbrances on any of the property subject to Leases disclosed in policies of title insurance, title reports, abstracts or site surveys and which are not, individually or in the aggregate, material in amount or do not or are not reasonably likely to materially detract from the value of or materially impair the existing use of the property affected by such encumbrances or imperfections; (ii) liens for Taxes (1) not yet due or payable or (2) the amount or validity of which is being contested in good faith by appropriate proceedings, and for which adequate cash reserves have been established in accordance with GAAP on the Most Recent Balance Sheet; (iii) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens (including any lien imposed by a landlord to secure obligations under the applicable lease) arising or incurred in the Ordinary Course of Business (1) for amounts which are not due and payable or (2) the amount or validity of which is being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (iv) Liens securing Indebtedness as disclosed in Schedule 7.1(d) or that will be terminated at or prior to the Closing; (v) purchase money Liens and Liens securing rental payments under a capital, financing or operating lease, (vi) Liens arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (vii) non-exclusive licenses of Company IP granted to customers in the Ordinary Course of Business.
“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.
“Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information,” or any substantial equivalent of these terms, or other data regulated under any Privacy and Data Security Requirements, including any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked with, any individual or identifiable individual or household.
“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned, used or leased by the Company and used in the conduct of the business or the operations of any business of the Company.
“Personnel Security Clearances” shall have the definition set out in the NISPOM, 32 C.F.R. § 117.3(b).
“Pre-Closing Merger” has the meaning ascribed to such term in the Recitals.
“Pre-Closing Tax Period(s)” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period ending on the Closing Date.
“Privacy and Data Security Requirements” means, collectively, all of the following to the extent relating to any personal or sensitive information or data or otherwise relating to privacy, data protection and security, anti-spam, cookies, or security breach notification: (a) the Company’s own rules, policies and procedures (whether physical or technical in nature, or otherwise, and including any internal or external-facing privacy policies of the Company), (b) applicable Laws concerning the privacy or security of Personal Information, and all regulations promulgated thereunder applicable to the Company, including (in each case, to the extent applicable), the Federal Trade Commission Act, DFARS, the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Virginia Consumer Data Protection Act, and state data breach notification Laws, (c) any privacy choices (including opt-out preferences) communicated to or by the Company, (d) industry and self-regulatory standards to which the Company is bound or that the Company holds itself out as being in compliance with, and (e) applicable provisions of Contracts into which the Company has entered or by which it is otherwise bound.
“Pro Rata Share” means, with respect to each Seller Owner, the ownership interest percentage represented by the shares set forth on Schedule 3.3(c).
“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company, the Seller, any Seller Owner, any holder of Company Options or any of their respective Affiliates, on the one hand, and Holland & Knight LLP or other legal counsel to the Company, on the other hand, to the extent relating to the potential sale of or change-of-control transaction involving the Company, including pursuant to this Agreement and the transactions contemplated hereby, which, immediately prior to the Closing, was an attorney-client privileged communications between such party, on the one hand, and Holland & Knight LLP or such other legal counsel, on the other hand.
“Purchase Price” has the meaning ascribed to such term in Section 1.2(a).
“Purchase Price Adjustment” has the meaning ascribed to such term in Section 1.3(c)(ii).
“Purchase Price Adjustment Dispute Expenses” has the meaning ascribed to such term in the definition of Dispute Resolution Procedure.
“Purchaser” has the meaning ascribed to such term in the preamble of this Agreement.
“Purchaser Closing Certificates” has the meaning ascribed to such term in Section 5.12(d).
“Purchaser Employee Plans” has the meaning ascribed to such term in Section 5.8(b).
“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, and 4.4.
“Purchaser Indemnified Party” means each of the Purchaser, its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”).
“Purchaser Material Adverse Effect” means any Effect that is or would reasonably be expected to be materially adverse to the ability of the Purchaser, taken as a whole, to timely consummate the transactions contemplated hereby in accordance with the terms hereof.
“QSub Election” has the meaning ascribed to such term in the Recitals.

“Reasonable Best Efforts” means the efforts that a commercially reasonable Person would use to achieve a result in the time period reasonably required.
“Rebuttal Report” has the meaning ascribed to such term in Exhibit E.
“Registered IP” has the meaning ascribed to such term in Section 3.11(a).
“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.
“Related Party” has the meaning ascribed to such term in Section 3.22.
“Released Claim” has the meaning ascribed to such term in Section 5.13.
“Released Party” has the meaning ascribed to such term in Section 5.13.
“Releasor Party” has the meaning ascribed to such term in Section 5.13.
“Reorganization” has the meaning ascribed to such term in the Recitals.
“Reorganization Documents” means each of the agreements, certificates and other documents required to be executed, delivered and/or filed in connection with the consummation of the Reorganization.
“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants), and direct and indirect controlling persons.
“Required Statutory Approvals” means, collectively, (a) the filings by the Purchaser and the Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition Laws, if any, and expiration or termination of any applicable waiting periods (including extensions thereof) under the HSR Act and any other antitrust or competition Law or timing agreements with any Governmental Authority (including extensions thereof), in each case, as a result of the transactions contemplated by this Agreement, (b) the notice required to DDTC, and (c) notice required to DSCA.
“Restricted Contracts” means any Contracts, including prime contracts, subcontracts, purchase orders, or service agreements, and any materials, documents, and information related thereto, that are subject to dissemination controls, require safeguarding, or are otherwise restricted from disclosure by applicable Law, policy of a Governmental Authority, or the terms and conditions thereof, including, by way of example only and not limitation, pursuant to a Contract Security Classification Specification (DD Form 254, DOE F 470.1, or similar specification), or requiring access to classified information, or constituting Controlled Technical Information, Controlled Unclassified Information, or Covered Defense Information as those terms are defined in DFARS clause 252.204-7012.

“Restricted Seller Owner” means each of Ghassem Sharifi, Souren Hakopian, and Mark Sullivan.
“Restrictive Covenants Agreement” has the meaning ascribed to such term in Section 7.1(i).
“Review Period” has the meaning ascribed to such term in Section 1.3(b)(i).
“Ridge Top” has the meaning ascribed to such term in Section 3.14.
“Ridge Top Divestiture” has the meaning ascribed to such term in Section 5.17.
“Ridge Top Guaranty” means that certain Guaranty Agreement, dated as of April 7, 2022, by the Company in favor of Apple Federal Credit Union, with respect to the obligations of Ridge Top pursuant to the terms of that certain Loan and Security Agreement, dated as of April 7, 2022, by and between Ridge Top and Apple Federal Credit Union.
“Ridge Top Guaranty Release” has the meaning ascribed to such term in Section 5.17.
“Ridge Top Lease” means that certain Lease, dated as of April 7, 2022, by and between the Company and Ridge Top.
“Run-Off Policy” has the meaning ascribed to such term in Section 5.10(c).
“S Corporation” has the meaning ascribed to such term in Section 3.16(l).
“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Export Control Laws (including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Export Control Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the U.S. Department of Commerce Bureau of Industry and Security’s Entity List, Denied Persons List, and Unverified List; (b) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, by a Person or Persons described in clause (a); or (c) any Person that is organized, resident or located in a Sanctioned Country.
“Second Request” has the meaning ascribed to such term in Section 5.9(b).
“Sections” means the sections in this Agreement.
“Seller” has the meaning ascribed to such term in the Recitals.
“Seller Class B Stock” has the meaning ascribed to such term in the Recitals.
“Seller Joinder Agreement” has the meaning ascribed to such term in the Recitals.

“Seller Option” has the meaning ascribed to such term in the Recitals.
“Seller Owners” has the meaning ascribed to such term in the Recitals.
“Seller Prepared Tax Returns” has the meaning ascribed to such term in Section 10.2(b).
“Seller Related Party” has the meaning ascribed to such term in Section 26.
“Shares” has the meaning ascribed to such term in the Recitals of this Agreement.
“Stockholder Rights Agreements” has the meaning ascribed to such term in Section 3.3(d).
“Straddle Tax Period(s)” has the meaning ascribed to such term in Section 10.2(a).
“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any one or more of its subsidiaries, or such Person and one or more of its subsidiaries, owns a majority of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization (or, if there are no such voting interests, a majority of the equity ownership interests) or (b) such Person, directly or indirectly, otherwise Controls.
“Target” has the meaning ascribed to such term in Schedule 5.7.
“Target Net Working Capital” means Sixty Million Dollars ($60,000,000.00).
“Tax” means any and all federal, state, local or foreign net or gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, capital goods and services, universal service, profits, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, tariffs, excessive payment, excessive credit transfer, registration, lease tangible or intangible, real property, personal property, unclaimed property, escheat, capital stock, social security (or equivalent), unemployment, disability, health, workers’ compensation, payroll, license, employee or other withholding, or other tax, charge, fee, impost, levy, or assessment, in each case, in the nature of a tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and including liability for the payment of any amounts described herein as a result of (A) being a member of an affiliated, consolidated, combined, unitary or aggregate (or similar or analogous) group or by reason of joint, several, transferee or successor liability, by operation of Law or otherwise, or (B) being a party to any Tax sharing, Tax allocation, Tax indemnity, or other similar or analogous agreement or as a result of any express or implied obligation to indemnify any other Person with respect to any such amounts (in each case, other than customary commercial contracts entered into in the Ordinary Course of Business the primary focus of which is not Taxes) or Tax receivable agreement.
“Tax Contest” has the meaning ascribed to such term in Section 10.2(d).

“Tax Return” means any return, form, declaration, report, claim for refund, estimate, document, election, certificate, information return or other similar or analogous documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority in connection with any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes, including any schedules, attachments, supporting documents or information, or supplements thereto, and any amendments to any of the foregoing.
“Teaming Agreement” means each teaming agreement to which the Company is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.
“Third Party” has the meaning ascribed to such term in the definition of Indebtedness.
“Trade Secrets” has the meaning ascribed to such term in the definition of Intellectual Property.
“Trademarks” has the meaning ascribed to such term in the definition of Intellectual Property.
“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.
“Transaction Tax Deductions” means to the extent deductible under applicable Laws, any Tax deductions attributable to (i) the Company Transaction Expenses; (ii) any paydown or satisfaction of Indebtedness, including any unamortized deferred financing fees incurred by the Company in connection with the Indebtedness; (iii) any compensatory payments paid through payroll in connection with the Closing as contemplated by this Agreement, the Closing Bonus Payments, the Accrued Bonuses and Option Termination Payments; and (iv) any Social Security, Medicare, employment, payroll or other similar Taxes paid or payable with respect to any of the foregoing.
“Transfer Taxes” has the meaning ascribed to such term in Section 10.2(g).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“UCC” is defined in the definition of Liens.
“VDR” has the meaning ascribed to such term in Section 5.3.
25.2Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a)words of the masculine or neuter gender will include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number;
(b)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity;
(c)any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;
(d)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;
(e)reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein;
(f)except as otherwise indicated, all references in this Agreement to the words “Section,” “Recitals,” “Schedule” and “Exhibit” are intended to refer to the Sections, Recitals, Disclosure Schedules or other Schedules and Exhibits to this Agreement;
(g)references to documents or other materials “provided”, “delivered”, “furnished” or “made available” to the Purchaser or similar phrases shall mean that such documents or other materials were, other than with respect to Restricted Contracts, (i) delivered to the Purchaser and such delivery was acknowledged in writing by the Purchaser or (ii) accessible to the Purchaser in the VDR at least one Business Day prior to the date hereof;
(h)the words “hereof,” “hereby,” “hereunder” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof;
(i)the term “party” when used in this Agreement means a party to this Agreement;
(j)except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;
(k)all references in this Agreement to “dollars” or “$” mean United States dollars;
(l)all references to “the date hereof” or “the date of this Agreement” refer to the Execution Date;
(m)the headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement; and

(n)whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
26.EXCULPATION OF FINANCING SOURCES. Notwithstanding anything in this Agreement to the contrary, each of the Seller and the Company on behalf of itself, its Subsidiaries and each of its Affiliates (each a “Seller Related Party” and collectively, the “Seller Related Parties”), hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources, is arising out of or relating to, this Agreement, the Financing or any of the agreements (including any commitment letters) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the applicable Law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the applicable Law of another state); (c) agrees not to bring or support, or permit any Seller Related Party to bring or support, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Seller Related Party in any such proceeding shall be effective if notice is given in accordance with Section 15; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any proceeding brought against any Financing Source in any way arising out of or relating to, this Agreement, the Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that none of the Financing Sources will have any liability to any Seller Related Party relating to or arising out of this Agreement, the Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Purchaser or its affiliates against the Financing Sources with respect to the Financing or any of the transactions contemplated hereby or any services thereunder); (h) agrees that no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to the Financing; and (i) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of Section 14, Section 20, Section 21, and this Section 26.
{Signature pages follow.}

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.
PURCHASER:

CACI, Inc. – Federal

By: /s/ Jeffrey D. MacLauchlan
Name:    Jeffrey D. MacLauchlan
Title:    Executive Vice President, Chief
    Financial Officer, and Treasurer

COMPANY:

Azure Summit Technology, Inc.

By: /s/ Thomas J. Green, Jr.
Name: Thomas J. Green, Jr.
Title: Chief Executive Officer
Signature Page to Purchase and Sale Agreement